UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
RENAL CARE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*

1.	Title of each class of securities to which transaction applies:
                              Common Stock of Renal Care Group, Inc.

2.	Aggregate number of securities to which transaction applies:
                              76,729,607 shares of Common Stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                              $48.00 per share

4.	Proposed maximum aggregate value of transaction:
                              $3,500,687,554

5.	Total fee paid:
                              $412,031

*	As of June 6, 2005, there were 68,074,258 shares of common stock of Renal Care Group, Inc. outstanding. The filing fee was determined by adding (x) the product of (i) the 68,074,258 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $48.00 in cash per share of common stock, plus (y) $233,123,170 payable to holders of stock options granted by Renal Care Group to purchase shares of common stock in exchange for the cancellation of such options. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #6 for Fiscal Year 2005 (Updated), equals $117.70 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

RENAL CARE GROUP, INC.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
Dear Shareholder:
      You are cordially invited to attend a special meeting of the shareholders of Renal Care Group, Inc. to be held on Wednesday, August 24, 2005, at 9:00 a.m. local time at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee 37203.
      At the special meeting, you will be asked to consider and vote upon an Agreement, dated May 3, 2005, which we refer to as the “merger agreement,” by and among Renal Care Group, Fresenius Medical Care AG, Fresenius Medical Care Holdings, Inc. and Florence Acquisition, Inc., pursuant to which Florence Acquisition will be merged with and into Renal Care Group, with Renal Care Group as the surviving corporation. Assuming the shareholders adopt the merger agreement and the merger is completed, you will be entitled to receive $48.00 in cash, without interest, for each share of common stock that you own, unless you have sought and properly exercised your appraisal rights under the Delaware General Corporation Law.
      Following completion of the merger, Fresenius Medical Care Holdings, Inc. will own all of Renal Care Group’s issued and outstanding capital stock, and Renal Care Group will continue its operations as an indirect wholly-owned subsidiary of Fresenius Medical Care AG. As a result, our common stock will no longer be listed on the New York Stock Exchange and we will no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in Renal Care Group and will not participate in any potential future earnings and growth of Renal Care Group.
      Our Board of Directors has approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement. Our Board of Directors’ approval and recommendation were made by the unanimous vote of the members of our Board of Directors who were present at the meeting. In arriving at its recommendation, the Board of Directors carefully considered a number of factors described in the accompanying proxy statement.
      Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Renal Care Group common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card following the instructions on the proxy card.
      If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement.
      If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement. Failure to return your proxy card or to vote at the special meeting will be the same as a vote against adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.
      You may revoke your proxy at any time before it is voted by submitting a written revocation to the secretary of Renal Care Group, submitting a later-dated proxy to Renal Care Group in writing or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

      Your prompt submission of a proxy card will be greatly appreciated.
Sincerely,

William P. Johnston Chairman of the Board	Gary A. Brukardt President and Chief Executive Officer
Nashville, Tennessee
July 21, 2005
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
      The accompanying proxy statement is dated July 21, 2005 and is first being mailed to shareholders of Renal Care Group on or about July 25, 2005.

RENAL CARE GROUP, INC.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On August 24, 2005

To the Shareholders of Renal Care Group, Inc.:
      Notice is hereby given that a special meeting of shareholders of Renal Care Group, Inc., a Delaware corporation, will be held on Wednesday, August 24, 2005 at 9:00 a.m. local time at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee 37203, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement, dated as of May 3, 2005, by and among Renal Care Group, Fresenius Medical Care AG, Fresenius Medical Care Holdings, Inc. and Florence Acquisition, Inc., as it may be amended from time to time, pursuant to which Florence Acquisition, Inc. will be merged with and into Renal Care Group, with Renal Care Group surviving as a wholly owned subsidiary of Fresenius Medical Care Holdings, Inc. In the accompanying proxy statement, we refer to this Agreement as the “merger agreement.” As part of the merger, each issued and outstanding share of Renal Care Group common stock will be converted into the right to receive $48.00 in cash, without interest.

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

3. To consider and vote upon any other matter that properly comes before the special meeting, including any adjournments or postponements of the special meeting.
      Only holders of record of Renal Care Group common stock at the close of business on July 1, 2005, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.
      The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement, including the appendices.

By Order of our Board of Directors,

Douglas B. Chappell
Secretary
Nashville, Tennessee
July 21, 2005
      Please do not send your Renal Care Group common stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

Proxy Statement

Appendix A	Agreement, dated as of May 3, 2005, by and between Renal Care Group, Inc., Fresenius Medical Care AG, Fresenius Medical Care Holdings, Inc. and Florence Acquisition, Inc.	A-1
Appendix B	Opinion of Morgan Stanley & Co. Incorporated, dated May 3, 2005	B-1
Appendix C	Section 262 of the Delaware General Corporation Law	C-1

RENAL CARE GROUP, INC.	PROXY STATEMENT
SUMMARY TERM SHEET
      This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms “we,” “us,” “our,” “Renal Care Group” and the “Company” refer to Renal Care Group, Inc. In this proxy statement, we refer to Fresenius Medical Care AG as “Fresenius Medical Care,” Fresenius Medical Care Holdings, Inc. as “FME,” and Florence Acquisition, Inc. as “Merger Sub.” We collectively refer to Fresenius Medical Care, FME and Merger Sub as the “Fresenius parties.”

•	Purpose of Shareholder Vote. You are being asked to consider and vote upon a proposal to adopt the Agreement, dated as of May 3, 2005, by and among Renal Care Group, Fresenius Medical Care, FME and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into Renal Care Group, and Renal Care Group will be the surviving corporation and will become a wholly owned subsidiary of FME and an indirect wholly owned subsidiary of Fresenius Medical Care. If the merger agreement is adopted by the shareholders and the other closing conditions under the merger agreement are satisfied, you will receive $48.00 in cash, without interest, for each share of Renal Care Group common stock you own upon completion of the merger, unless you have properly exercised your statutory appraisal rights. You are also being asked to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the Merger Agreement. See “The Special Meeting” beginning on page 9.

•	Parties Involved in the Proposed Transaction. Renal Care Group, Inc. is a Delaware corporation. Fresenius Medical Care AG is organized under the laws of the Federal Republic of Germany. Fresenius Medical Care Holdings, Inc. is a New York corporation and a wholly owned subsidiary of Fresenius Medical Care. Florence Acquisition, Inc. is a Delaware corporation and a wholly owned subsidiary of FME. See “Parties to the Merger Agreement” beginning on page 7.

•	Special Meeting. The shareholders’ vote on the merger agreement will take place at a special meeting of our shareholders to be held on Wednesday, August 24, 2005 at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee 37203 at 9:00 a.m. local time. See “The Special Meeting” beginning on page 9.

•	Vote Required. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

A vote of the majority of the shareholders present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the merger agreement. Failure to vote, by proxy or in person, will have no effect on the approval of the adjournment proposal. See “The Special Meeting” beginning on page 9.

•	Board Recommendation. Our Board of Directors has recommended that our shareholders adopt the merger agreement. See “The Merger — Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 16.

•	Opinion of Financial Advisor. Morgan Stanley & Co. Incorporated delivered an opinion to our Board of Directors that, as of the date of the opinion and subject to various assumptions and limitations set forth in the opinion, the $48.00 per share cash consideration to be paid to holders of shares of Renal Care Group common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger — Opinion of Morgan Stanley” beginning on page 18.

•	Interests of Our Directors and Executive Officers in the Merger. As you consider the recommendation of the Board of Directors, you should be aware that some executive officers and directors of Renal Care Group have relationships with Renal Care Group that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “The Merger — Interests of Renal Care Group Directors and Executive Officers in the Merger” beginning on page 27.

•	Effect of the Merger on our Outstanding Common Stock. Upon completion of the merger, each issued and outstanding share of Renal Care Group common stock will be converted into the right to receive $48.00 in cash, without interest, but neither shares held in the treasury of Renal Care Group nor shares owned by Fresenius Medical Care or any of its wholly-owned subsidiaries nor shares held by shareholders who properly exercise their statutory appraisal rights will be converted into the right to receive that cash payment. See “The Merger — Certain Effects of the Merger” beginning on page 25.

•	Merger Financing. Renal Care Group and Fresenius estimate that the total amount of funds necessary to complete the merger and related transactions and to pay related fees and expenses will be approximately $4.0 billion. These funds will come principally from debt financing arranged by Fresenius Medical Care and Merger Sub and from cash on hand from Fresenius Medical Care and Renal Care Group. The merger is not conditioned on the Fresenius parties’ obtaining financing; however, it is conditioned on Renal Care Group taking certain actions in order to enable Fresenius Medical Care to obtain financing. See “The Merger — Merger Financing” beginning on page 33.

•	Appraisal Rights. Under Delaware law, holders of Renal Care Group’s common stock are entitled to appraisal rights. Therefore, if you comply with the procedures for perfecting appraisal rights under Delaware law, you are entitled to have the fair value of your shares determined by a Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. Any holders of Renal Care Group shares who properly exercise their statutory appraisal rights will be entitled to receive only the payment of the fair value of those shares as determined under Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix C to this proxy statement. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. If any shareholder who seeks to exercise his, her or its appraisal rights fails to properly perfect or effectively withdraws or loses the right to appraisal with respect to Renal Care Group shares, then those shares will be treated as though they had been converted into the merger consideration. See “Appraisal Rights” beginning on page 37.

•	Tax Consequences. Generally, the merger will be taxable for U.S. federal income tax purposes to our shareholders. In general, each shareholder will recognize a taxable gain or loss in the amount of the difference between $48.00 and the shareholder’s adjusted tax basis for each share of Renal Care Group common stock the shareholder surrenders. See “Material U.S. Federal Income Tax Consequences” on page 36.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

•	Treatment of Outstanding Options. Immediately prior to the effective time of the merger, all outstanding options will become vested and exercisable. At the effective time of the merger, each outstanding option, whether or not vested, will be cancelled, and each option holder will be entitled to receive a cash payment equal to the amount by which $48.00 exceeds the exercise price of the option, multiplied by the number of shares of Renal Care Group common stock underlying the option. See “Terms of the Merger Agreement — Treatment of Stock Options” beginning on page 41.

•	Limitations on Solicitation of Other Offers. We have agreed not to solicit from third parties a proposal for an alternate transaction while the merger is pending, and our Board of Directors may not approve or recommend an alternative transaction, in each case, except in the circumstances specified in the merger agreement. See “Terms of the Merger Agreement — Covenants of Renal Care Group” beginning on page 43.

•	Regulatory Matters: Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, to which we sometimes refer as the “HSR Act”, we and the Fresenius parties may not complete the merger until we have made required filings with the United States Federal Trade Commission, or FTC, and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and the Fresenius parties made these filings on May 13, 2005. On June 13, 2005, we and the Fresenius parties received a formal request under the HSR Act for additional information from the FTC. We and the Fresenius parties may not complete the merger before 30 days after certification by us and the Fresenius parties of substantial compliance with the FTC’s request for additional information or until earlier satisfaction by the FTC that the merger will not raise anticompetitive concerns. We are working cooperatively with the FTC to provide the additional information requested. We and the Fresenius parties have determined that no filings with respect to the merger and the transactions contemplated by the merger agreement are required under laws in any foreign jurisdiction governing antitrust or merger control matters. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

•	Conditions. Neither we nor the Fresenius parties are required to complete the merger unless a number of conditions set forth in the merger agreement are satisfied or waived. These conditions include:

•	the holders of a majority of the shares of our common stock outstanding on the record date must have voted to adopt the merger agreement;

•	the waiting period under the HSR Act, as it may be extended, must have been terminated or have expired or any required approval under that act must have been obtained;

•	there shall be no governmental orders or other legal restraints or prohibitions preventing the merger;

•	the absence of an event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Renal Care Group, as defined in the merger agreement; and

•	those conditions precedent to the initial funding of the Fresenius parties’ financing commitments that are related to the delivery of releases of liens encumbering the assets of Renal Care Group and the delivery of financial statements of Renal Care Group being satisfied or waived in writing by the lenders providing such commitments.

See “Terms of the Merger Agreement — Conditions to the Completion of the Merger” beginning on page 53.

•	Termination.

•	Renal Care Group and the Fresenius parties may agree by mutual written consent to terminate the merger agreement at any time before the merger is effective.

•	Renal Care Group or the Fresenius parties may terminate the merger agreement if the merger is not completed on or before March 31, 2006.

•	In addition, upon the occurrence of various events specified in the merger agreement, Renal Care Group or the Fresenius parties may terminate the merger agreement before the merger is effective.

See “Terms of the Merger Agreement — Termination” beginning on page 55.

•	Termination Fee. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must pay FME a termination fee of $96.25 million. See “Terms of the Merger Agreement — Termination Fee” beginning on page 56.

•	Procedure for Receiving Merger Consideration. Assuming the merger is completed, a paying agent will mail a letter of transmittal and instructions to you and other shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card. You should not forward your stock certificates to the paying agent without a letter of transmittal. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker that will tell you how to surrender your “street name” shares and receive cash for those shares.

•	Market Price. Our common stock is listed on the New York Stock Exchange under the trading symbol “RCI.” On May 3, 2005, the last trading day before we announced the execution of the merger agreement, the closing price for our common stock was $39.30 per share. On July 15, 2005, the closing price for our common stock was $46.63 per share. You should obtain a current quotation for our common stock before making any decision about the merger. See “Market Price for the Company’s Common Stock” beginning on page 58.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are for your convenience only. They briefly address some commonly asked questions about the merger. You should still read this entire proxy statement carefully, including the attached appendices.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at 9:00 a.m. local time on Wednesday, August 24, 2005, at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee.

Q:	What will happen in the merger?

A:	If the merger agreement is adopted at the special meeting and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will be merged with and into Renal Care Group, and Renal Care Group will be the surviving corporation. If the merger is completed, you will be entitled to receive $48.00 in cash, without interest, for each share of Renal Care Group common stock you own, unless you properly exercise your appraisal rights under the Delaware General Corporation Law.

Following completion of the merger, Renal Care Group, as the surviving corporation, will continue its operations as a subsidiary of Fresenius Medical Care. As a result, our common stock will no longer be listed on the New York Stock Exchange. Our existing shareholders will no longer have an equity interest in Renal Care Group, and they will not participate in any potential future earnings and growth of Renal Care Group.

Q:	Will the merger be taxable to me?

A.	Generally, yes. The receipt of $48.00 in cash for each share of Renal Care Group common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally, you will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between $48.00 per share and your adjusted tax basis in that share.

Q:	What is the recommendation of our Board of Directors?

A:	Our Board of Directors recommends that you vote “FOR” adoption of the merger agreement. In the opinion of our Board of Directors, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Renal Care Group and its shareholders.

Q:	Who can vote at the special meeting?

A:	Holders of Renal Care Group common stock at the close of business on July 1, 2005, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting. On the record date, 68,087,920 shares of Renal Care Group common stock were outstanding and entitled to vote at the special meeting. As of the record date, Renal Care Group’s directors and executive officers and affiliates beneficially owned approximately 4.4% of the outstanding shares of Renal Care Group common stock.

Q:	How do I vote my Renal Care Group common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including its appendices, and you should carefully consider how the merger affects you. Then, you should mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. For more information on how to vote your shares, see the section entitled “The Special Meeting — Record Date and Voting Information” beginning on page 9.

Q:	What vote is required to adopt the merger agreement and approve the adjournment, if necessary?

A:	The merger agreement must be adopted by the affirmative vote of holders of a majority of the shares of Renal Care Group common stock outstanding on the record date.

A vote of a majority of the shareholders present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting and to solicit additional proxies in favor of the adoption of the merger agreement.

Q:	What happens if I do not vote?

A:	Your failure to vote, in person or by returning your proxy card, will have the same effect as voting “AGAINST” adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment proposal.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can revoke your proxy in one of three ways:

•	first, you can send us a written notice stating that you would like to revoke your proxy;

•	second, you can complete and submit a new proxy in writing; or

•	third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting “AGAINST” adoption of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A.	This means you own shares of Renal Care Group common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before the transactions contemplated by the merger agreement will be completed, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “Terms of the Merger Agreement — Conditions to the Completion of the Merger” beginning on page 53. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. If the merger agreement is adopted by our shareholders at the special meeting and the other conditions to the merger are satisfied, we expect the merger to be completed promptly after the special meeting. We and the Fresenius parties to the merger agreement expect to complete the merger in the third quarter or fourth quarter of 2005. Because the merger is subject to a number of conditions, in particular HSR clearance under the HSR Act, we cannot determine the exact timing of the merger.

Q:	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by a bank or trust company acting as the paying agent who will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Renal Care Group common stock for a cash payment of $48.00 per share, without interest.

Q:	Do I have rights to seek an appraisal of my shares?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Appendix C to this proxy statement, and a summary of this provision can be found under “Appraisal Rights” beginning on page 37.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D.F. King & Co., Inc. via telephone at (800) 769-7666.

PARTIES TO THE MERGER AGREEMENT
Renal Care Group, Inc.
2525 West End Avenue
Nashville, Tennessee 37203
Telephone: (615) 345-5500
      Renal Care Group, Inc. is a Delaware corporation and provides dialysis services to patients with chronic kidney failure, also known as end-stage renal disease, or ESRD. As of June 30, 2005, we provided dialysis and ancillary services to over 31,000 patients through more than 445 outpatient dialysis centers in 34 states, in addition to providing acute dialysis services to more than 210 hospitals. Renal Care Group was formed in 1996 by leading nephrologists with the objective of creating a company with the clinical and financial capability to manage the full range of care for ESRD patients on a cost-effective basis. As of June 30, 2005, there were more than 1,000 nephrologists with privileges to practice at one or more of our outpatient dialysis centers.
Fresenius Medical Care AG
Else-Kröner Strasse 1
61352 Bad Homburg v.d.H., Germany
Telephone: 011-49-6172-609-0
      Fresenius Medical Care AG is organized under the laws of the Federal Republic of Germany and is the world’s largest integrated provider of products and services for individuals undergoing dialysis due to chronic kidney failure. Through its network of approximately 1,630 dialysis clinics in North America, Europe, Latin America, Asia-Pacific and Africa, Fresenius Medical Care provides dialysis treatment to approximately 125,900 patients around the globe. Fresenius Medical Care is also the world’s leading provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products.
Merger Sub
c/o Fresenius Medical Care Holdings, Inc.
95 Hayden Avenue
Lexington, Massachusetts 02420
Telephone: (781) 402-9000
      Fresenius Medical Care Holdings, Inc. is a wholly-owned subsidiary of Fresenius Medical Care based in North America. Merger Sub, a Delaware corporation, was formed solely for the purpose of acquiring Renal Care Group. Merger Sub is a wholly owned subsidiary of Fresenius Medical Care Holdings and an indirect wholly owned subsidiary of Fresenius Medical Care. Merger Sub has not engaged in any business except in anticipation of the merger.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement includes statements that are not historical facts. These forward-looking statements are based on Renal Care Group’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Renal Care Group’s possible or assumed future results of operations and concerning Renal Care Group’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “will,” “continue,” “should,” “plans,” “targets” and /or similar expressions.
      The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned. Actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are filed by Renal Care Group with the Securities and Exchange Commission, including Renal Care Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Except to the extent required under the federal securities laws, Renal Care Group does not intend to update or revise the forward-looking statements.

THE SPECIAL MEETING
General
      The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our shareholders to be held on Wednesday, August 24, 2005, at 9:00 a.m. local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee. Renal Care Group intends to mail this proxy statement and the accompanying proxy card on or about July 25, 2005 to all shareholders entitled to vote at the special meeting.
      At the special meeting, our shareholders are being asked to consider and vote upon a proposal to adopt the Agreement, dated as of May 3, 2005, by and among Renal Care Group, Fresenius Medical Care, FME and Merger Sub under which Merger Sub will be merged with and into Renal Care Group. If our shareholders adopt the merger agreement and the other closing conditions are satisfied or waived, the merger will be completed. If our shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.
      Our shareholders are also being asked to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement.
      Renal Care Group does not expect that a vote will be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.
Record Date and Voting Information
      Only holders of record of Renal Care Group common stock at the close of business on July 1, 2005 are entitled to notice of and to vote at the special meeting. At the close of business on July 1, 2005, 68,087,920 shares of Renal Care Group common stock were outstanding and entitled to vote. As of the record date, Renal Care Group’s directors and executive officers and affiliates owned approximately 4.4% of the outstanding shares of Renal Care Group common stock.
      A list of our shareholders will be available for review at Renal Care Group’s executive offices during regular business hours beginning two days after the date of this proxy statement and through the date of the special meeting. Each holder of record of Renal Care Group common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Renal Care Group common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.
      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a shareholder holds his, her or its shares of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, then the shareholder must obtain from the record holder a proxy issued in the shareholder’s name. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters like the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting, but they will have the same effect as a vote “AGAINST” adoption of the merger agreement.

      The affirmative vote of holders of a majority of the shares of Renal Care Group common stock outstanding on the record date is required to adopt the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” adoption of the merger agreement. The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting Failure to vote your proxy or vote in person will have no effect on the approval of the adjournment proposal.
      After carefully reading and considering the information contained in this proxy statement, we urge you to complete, date and sign your proxy card and to mail the proxy card in the enclosed return envelope as soon as possible so that those shares of Renal Care Group common stock can be voted at the special meeting, even if you plan to attend the special meeting in person.
      Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy includes a direction about how it should be voted, it will be voted in accordance with the direction. If no direction is made, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” approval of the adjournment proposal and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting. You may also vote in person by ballot at the special meeting.
      Please do not send in stock certificates at this time. If the merger is completed, we will send you instructions detailing the procedures for exchanging existing Renal Care Group stock certificates for the $48.00 per share cash payment.
      Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact D.F. King & Co., Inc., our proxy solicitor, at (800) 769-7666.
Proxies; Revocation
      Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Renal Care Group at Renal Care Group’s executive offices located at 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have instructed a broker to vote your shares, you may revoke and change your proxy by following the directions received from your broker to change those instructions.
Expenses of Proxy Solicitation
      Renal Care Group will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Renal Care Group has engaged the services of D.F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Renal Care Group, D.F. King & Co., Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Renal Care Group has agreed to pay D.F. King & Co., Inc. a fee of $12,500 plus out-of-pocket expenses for these services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Renal Care Group may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, email or personal solicitation by directors, officers or other regular employees of Renal Care Group. We will not pay any additional compensation to directors, officers or other regular employees for their services in connection with soliciting proxies.

Adjournments
      Our bylaws provide that if there is not a quorum at the time set for the special meeting, then the chairman of the meeting or a majority in interest of the shareholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum is obtained. In addition, we are seeking the approval of our shareholders to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
Other Matters
      We are not aware of any business to be brought before the special meeting other than the matters described in this proxy statement. If other matters do properly come before the special meeting, or any adjournment or postponement of the special meeting, we expect that shares of common stock represented by properly submitted proxies will be voted by and at the discretion of the people named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority to the people named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to conducting the special meeting.
THE MERGER
Background of the Merger
      As part of the continuous evaluation of our business, Renal Care Group regularly considers a variety of strategic options and transactions. As part of this process, management has evaluated various alternatives for the company, including potential acquisitions of varying sizes, the development of additional new clinics, the potential expansion into additional lines of business, and potential business combinations. This section outlines the developments leading up to our execution of the merger agreement.
      During the second half of 2004, Renal Care Group engaged in a planning process to develop a three-year strategic plan informed by its view of the events likely over the next five to seven years. This planning process involved Renal Care Group’s Board of Directors, management, associates from various parts of Renal Care Group’s business, medical directors of some of our facilities and outside advisors. This planning process helped identify opportunities available to Renal Care Group as well as risks and challenges associated with our business. In addition, in December 2004, DaVita, Inc. announced that it had entered into a definitive agreement to acquire the United States dialysis services business of Gambro Healthcare for more than $3.0 billion; we refer to this transaction as the “DaVita-Gambro transaction.”
      On December 9, 2004, there was a meeting in Memphis, Tennessee, held at the request of Fresenius Medical Care, among Gary Brukardt, Renal Care Group’s Chief Executive Officer, Raymond Hakim, M.D., Ph.D., Renal Care Group’s Chief Medical Officer, Robert Stillwell, a Senior Vice President of Renal Care Group, Ben Lipps, Ph.D., Chief Executive Officer of Fresenius Medical Care AG, Mats Wahlstrom, Co-Chief Executive Officer of Fresenius Medical Care North America, and Rice Powell, Co-Chief Executive Officer of Fresenius Medical Care North America. At this meeting, Dr. Lipps indicated that Fresenius Medical Care was interested in acquiring Renal Care Group. The representatives of Renal Care Group responded that the Board of Directors of Renal Care Group did not view the company as being for sale but that they would communicate Fresenius Medical Care’s interest to Renal Care Group’s Board of Directors along with any proposal made by Fresenius Medical Care. Following this meeting, Mr. Brukardt informed William P. Johnston, Chairman of the Board of Renal Care Group, of the substance of this meeting.
      On December 13, 2004, Mr. Brukardt, Mr. Johnston and David Dill, Renal Care Group’s Chief Financial Officer, met with representatives of Banc of America Securities LLC. During that meeting Banc of America Securities LLC presented an analysis of a potential combination between Renal Care Group and Fresenius Medical Care. Banc of America Securities LLC also presented its analysis of the dialysis industry and its prospects following the DaVita-Gambro transaction.
      On December 22, 2004, Mr. Brukardt and Dr. Lipps met again in Dallas, Texas to explore the strategic rationale behind possibly combining the companies’ operations. On January 6, 2005, Mr. Johnston met with Dr. Lipps in New York, New York. During this meeting, Dr. Lipps provided Mr. Johnston an overview of Fresenius Medical Care and its business and discussed the benefits of combining the companies’ operations. Mr. Johnston reiterated that the Board of Directors of Renal Care Group did not view the company as being for sale and that for the Board of Directors to consider a transaction the transaction must provide a compelling value for Renal Care Group’s shareholders, have a high probability of being completed, both in respect of obtaining antitrust clearance and Fresenius Medical Care’s obtaining financing, and be accomplished quickly.
      On January 7, 2005, Mr. Brukardt met in Bedford, Massachusetts with Dr. Lipps and Ulf Mark Schneider, a Member of the Supervisory Board of Fresenius Medical Care and Chief Executive Officer of Fresenius Medical Care’s parent corporation, Fresenius AG. During that meeting, Mr. Brukardt, Dr. Lipps and Dr. Schneider discussed the health care industry in the United States and its development, and they continued to discuss the possibility of combining the businesses of Renal Care Group and Fresenius Medical Care.
      On January 13, 2005, Mr. Brukardt, Mr. Johnston and Mr. Dill met with Dr. Schneider, Dr. Lipps, Larry Rosen, Fresenius Medical Care’s Chief Financial Officer, and Dr. Rainer Runte, a Member of the Management Board of Fresenius Medical Care with responsibility for law and compliance, in Frankfurt, Germany. During this meeting, the representatives of Fresenius Medical Care discussed valuation parameters they considered critical, and indicated that they believed a fair value for Renal Care Group’s shares would be between $40.00 and $43.00 per share, without making a specific proposal. The representatives of Fresenius Medical Care also informed the Renal Care Group representatives that Fresenius Medical Care would only discuss a potential business combination with Renal Care Group if Renal Care Group did not seek to engage in discussions related to a transaction with other potential acquirors. At no time before the execution of the merger agreement did Renal Care Group agree to engage in discussions only with Fresenius Medical Care. In light of the pending DaVita-Gambro transaction, management did, however, believe that Fresenius Medical Care was the only party realistically capable of making an offer to merge with or acquire Renal Care Group at a valuation that our Board of Directors would approve. Management developed this belief in light of the synergies available to Fresenius Medical Care as a vertically integrated strategic buyer with U.S. growth strategies, that would not be available to a financial or other buyer.
      On January 14, 2005, Mr. Brukardt and Dr. Lipps met again in Frankfurt, Germany. During that meeting Dr. Lipps reiterated that Fresenius Medical Care was interested in acquiring Renal Care Group and that he understood that any valuation of Renal Care Group would need to include a compelling acquisition premium to be acceptable to Renal Care Group’s Board of Directors. Dr. Lipps indicated, however, that any premium would necessarily reflect the fact that securities of Renal Care Group and other U.S. dialysis providers were trading at historically high valuations in terms of multiples of revenue, earnings per share, and earnings before interest, taxes, depreciation and amortization. Mr. Brukardt and Dr. Lipps also discussed possible transaction structures. Following this trip to Germany, Mr. Johnston provided an update to the members of Renal Care Group’s Board of Directors about the meetings between Renal Care Group and Fresenius Medical Care.
      On February 1, 2005, Mr. Brukardt, Mr. Johnston, Mr. Dill and representatives of Banc of America Securities LLC met in New York, New York, with Dr. Lipps and discussed an outline of a potential transaction proposed by Renal Care Group. This Renal Care Group outline contemplated that the shareholders of Renal Care Group would receive $52.50 per share in a combination of cash and stock in a newly formed U.S. holding company combining Renal Care Group and Fresenius Medical Care’s U.S. businesses. Following these discussions, Mr. Johnston provided an update to members of Renal Care Group’s Board of Directors concerning the status of the discussions.

      Following a number of telephone conversations between Dr. Lipps and representatives of Renal Care Group, on February 11, 2005, Mr. Brukardt and Mr. Johnston met with Dr. Lipps in New York, New York. At that meeting, Dr. Lipps told Messrs. Brukardt and Johnston that the proposal made by Renal Care Group on February 1, 2005 was not acceptable to Fresenius Medical Care AG. However, Dr. Lipps did indicate that Fresenius Medical Care might be able to pay as much as $45.00 per share in an all-cash transaction. The representatives of Renal Care Group indicated that they believed a higher valuation would be required by Renal Care Group’s Board of Directors and encouraged Dr. Lipps to see if Fresenius Medical Care would be willing to pay more.
      Following this meeting, representatives of management of Renal Care Group held telephone conversations with representatives of Banc of America Securities LLC and with representatives of Morgan Stanley & Co. Incorporated concerning the strategic aspects of a combination of Renal Care Group and Fresenius Medical Care and the reaction of the U.S. equity and debt markets to the securities of a combined company.
      On February 22, 2005, Mr. Brukardt met with Dr. Lipps, Mr. Rosen and other representatives of Fresenius Medical Care in Frankfurt, Germany. Mr. Brukardt continued to indicate that the all cash valuation indicated by Fresenius Medical Care was not sufficiently compelling. He inquired further regarding the formation of a U.S. holding company and the payment of a combination of cash and stock to the Renal Care Group shareholders, as previously proposed. On February 22, 2005, Dr. Lipps indicated to Mr. Brukardt that Fresenius Medical Care would be willing to propose an acquisition of Renal Care Group in a transaction in which shareholders of Renal Care Group would receive $30.00 in cash and $15.00 in stock in Fresenius Medical Care AG for each share of Renal Care Group common stock. Mr. Brukardt indicated that he believed our Board of Directors would not view that valuation as compelling for Renal Care Group’s shareholders.
      Renal Care Group’s management and Mr. Johnston reviewed this proposal with Banc of America Securities LLC and determined that it was unacceptable. On February 25, 2005, at the direction of Mr. Brukardt and Mr. Johnston, representatives of Banc of America Securities LLC informed Dr. Lipps that Fresenius Medical Care’s proposal of $45.00 per share in cash and stock of Fresenius Medical Care was unacceptable to Renal Care Group, both in respect of the aggregate $45.00 value and the potential difficulty of accurately valuing the portion of the consideration consisting of stock of Fresenius Medical Care.
      On March 7, 2005, Mr. Brukardt received a letter from Dr. Lipps indicating that Fresenius Medical Care was interested in acquiring all of the stock of Renal Care Group in an all-cash transaction valued at $47.00 per share of Renal Care Group common stock.
      On March 10, 2005, our Board of Directors met. The agenda for that meeting included a presentation on the discussions with Fresenius Medical Care. Messrs. Brukardt, Johnston and Dill discussed the history of the discussions between the companies. Representatives of Banc of America Securities LLC and Cravath, Swaine & Moore LLP, Renal Care Group’s special outside counsel, also participated in the meeting. Banc of America Securities LLC provided an analysis of Fresenius Medical Care’s proposal and the dialysis services industry. Cravath, Swaine & Moore advised the members of the Board of Directors concerning their fiduciary duties in the context of a potential sale of the company. After engaging in detailed discussions of Fresenius Medical Care’s indication of interest, Renal Care Group’s other strategic options and Renal Care Group’s financial projections and a lengthy discussion of the various opportunities, risks and challenges facing Renal Care Group as a stand-alone dialysis provider, our Board of Directors reached a consensus that Renal Care Group’s management should continue discussions with Fresenius Medical Care to determine whether Fresenius Medical Care would pay more to acquire Renal Care Group and on what terms it would pay the amount indicated.
      In these discussions our Board of Directors noted that no other party had contacted Renal Care Group regarding acquiring it since the announcement of the DaVita-Gambro transaction, and our Board of Directors explored whether other parties might be interested in acquiring Renal Care Group at a valuation equal to or greater than that indicated Fresenius Medical Care. Based on its and Banc of America

Securities LLC’s analysis that Fresenius Medical Care was the only logical strategic bidder and that a financial buyer was unlikely to bid to acquire Renal Care Group at the valuation level proposed by Fresenius Medical Care, the Board of Directors determined to proceed only with Fresenius Medical Care. In addition, the Board of Directors directed management to continue working with Banc of America Securities LLC and to identify a second investment banking firm that would serve as an additional financial advisor to Renal Care Group and its Board of Directors in order, among other reasons, to address Banc of America Securities LLC’s potential perceived conflict of interest arising from Banc of America Securities LLC’s affiliate’s role as a lender to Fresenius Medical Care. Management then contacted Morgan Stanley & Co. Incorporated concerning its willingness to act as financial advisor in the transaction and orally engaged Morgan Stanley on March 22, 2005.
      On March 14, 2005, Mr. Dill met with representatives of Fresenius Medical Care in Bad Homburg, Germany. At this time Fresenius Medical Care entered into a confidentiality agreement with Renal Care Group that included a two year “standstill” agreement from Fresenius Medical Care. At the meeting, Mr. Dill presented a review of Renal Care Group’s financial position and projected results of operations. Following this meeting, Mr. Brukardt and Dr. Lipps had a number of telephone conversations to discuss the possibility of a transaction and the valuation of Renal Care Group.
      On March 24, 2005, Mr. Brukardt, Mr. Johnston, Mr. Dill and Douglas Chappell, Renal Care Group’s Senior Vice President and General Counsel, met in New York, New York with Dr. Lipps, Dr. Schneider, Mr. Rosen and Dr. Runte to discuss the valuation for an all-cash acquisition of Renal Care Group. In this meeting, representatives of Renal Care Group discussed their view of the industry and marketplace, and they proposed an all-cash transaction valued at $51.00 per share. The representatives of Fresenius Medical Care discussed risks that they and their advisors viewed in Renal Care Group’s business and valuation metrics that supported the $47.00 per share valuation they had previously indicated. Following further negotiations and separate discussions, the representatives of Fresenius Medical Care indicated that Fresenius Medical Care would be willing to pay $48.00 per share in an all-cash transaction, subject to the satisfactory completion of due diligence and negotiation of definitive documents.
      Over the next several days Mr. Johnston and Mr. Brukardt engaged in telephone calls with Dr. Schneider and Dr. Lipps seeking a higher price per share of Renal Care Group common stock.
      On April 5, 2005, our Board of Directors held a special meeting in New York, New York to discuss the transaction that had been proposed by Fresenius Medical Care. Management provided a business update, including a preliminary report on first quarter results, which were in line with the corporate objectives for 2005 that we had communicated to the investment community in the fourth quarter of 2004. Management expressed concern about the trend in same market treatment growth and noted that Renal Care Group would report for the first quarter of 2005, which, at approximately 3%, was at the low end of our corporate objective for same market treatment growth. Representatives of Morgan Stanley & Co., Incorporated participated in the meeting and presented to our Board of Directors a financial analysis of the $48.00 per share proposal and alternatives available to Renal Care Group. Representatives of Banc of America Securities LLC made a similar presentation. In these presentations, the financial advisors discussed the ability of a financial bidder to acquire Renal Care Group at a valuation comparable to that proposed by Fresenius Medical Care and advised our Board of Directors that a financial bidder could not generate the returns typically required by private equity funds at such a valuation. The financial advisors also advised the board about their view that it was not likely that another strategic bidder would emerge, since DaVita was the only participant in the industry with sufficient scale for this type of transaction and was engaged in its acquisition of Gambro.
      Also during this meeting, management made a detailed presentation concerning its view of Renal Care Group’s prospects. Mr. Brukardt and Mr. Johnston informed the Board of Directors that representatives of Fresenius Medical Care had proposed roles for each of them with Fresenius Medical Care following the completion of a transaction, but each of them reported that he had responded that further discussions of his role following a transaction should be deferred until after the parties were closer to an agreement on an acceptable valuation and transaction structure. Following detailed discussions, the

Board of Directors unanimously authorized management to proceed with discussions with Fresenius Medical Care on the basis of an all-cash transaction at $48.00 per share, but directed management to continue to seek a higher price as part of those discussions. Following this meeting, Renal Care Group formally engaged each of Banc of America Securities LLC and Morgan Stanley to serve as its financial advisors in connection with the proposed transaction.
      On April 6, 2005, Mr. Johnston spoke with Dr. Schneider by telephone and indicated that Renal Care Group’s Board of Directors had considered Fresenius Medical Care’s $48.00 per share proposal and that the Board of Directors wanted a higher valuation. Mr. Johnston offered a counterproposal of $49.50 per share. Dr. Schneider told Mr. Johnston that $48.00 was Fresenius Medical Care’s best and final valuation. Mr. Johnston then stated he did not think the discussions should end at that point in light of the strategic value of the transaction to both companies, and he suggested that a meeting to review all issues other than valuation would be appropriate to see if it was possible to negotiate a mutually acceptable resolution of those issues.
      On April 7, 2005, Cravath, Swaine & Moore circulated to Fresenius Medical Care’s counsel a draft of the proposed agreement under which Fresenius Medical Care would acquire Renal Care Group.
      On April 8, 2005, representatives of management of Renal Care Group, Cravath, Swaine & Moore, Banc of America Securities LLC and Morgan Stanley, and representatives of management of Fresenius Medical Care, its counsel and financial advisors, met in New York, New York. At this meeting, the parties discussed and failed to resolve various open issues, focusing particularly on risks of closing the transaction and potential conditions to the transaction.
      Between April 8, 2005 and April 13, 2005, Messrs. Dill and Chappell engaged in detailed negotiations with Mr. Rosen and Dr. Runte. During these discussions, representatives of Renal Care Group focused on securing greater certainty of closing and of obtaining value for Renal Care Group’s shareholders. The Renal Care Group representatives insisted that Fresenius Medical Care would have to agree to use its best efforts to make any divestitures and enter into any operating restrictions that may be required to obtain antitrust approval and that Fresenius Medical Care would have to have commitments to finance the transaction in place that were subject to only very limited conditions and otherwise were acceptable to Renal Care Group. On April 13, 2005, Dr. Schneider telephoned Mr. Johnston and reiterated that $48.00 per share of Renal Care Group common stock was Fresenius’ best and final valuation. However, Dr. Schneider did inform Mr. Johnston that Fresenius Medical Care would accept Renal Care Group’s requirements on the antitrust, financing and other conditions to be contained in the definitive merger agreement. Dr. Schneider indicated that the transaction would still require approval of Fresenius Medical Care’s boards and was subject to the satisfactory completion of due diligence.
      On April 18, 19 and 20, 2005, management of Renal Care Group made due diligence presentations to management of Fresenius Medical Care and its lenders, financial advisors and counsel. Following those presentations, Fresenius Medical Care and its representatives conducted a review of documentary due diligence materials from April 20, 2005 through May 3, 2005.
      From April 18 through May 3, 2005, representatives of Renal Care Group and Fresenius Medical Care negotiated the terms and conditions of the merger agreement.
      On May 2, 2005, there was a special meeting of our Board of Directors in New York, New York, at which management and representatives of Morgan Stanley and Banc of America Securities LLC provided further analysis to the Board of Directors on the valuation and terms of the proposed transaction. Both Morgan Stanley and Banc of America Securities LLC reiterated their analysis that it was unlikely that another bidder would emerge to offer to acquire Renal Care Group. Cravath, Swaine & Moore and Alston & Bird LLP, Renal Care Group’s outside counsel, briefed our Board of Directors on the terms of the merger agreement, including the ability to terminate the merger agreement if Renal Care Group were to receive a superior proposal. They also briefed the Board of Directors on several terms that had not yet been agreed. The members of our Board of Directors discussed in detail the analyses and specifically reviewed and asked questions regarding among others, matters discussed at previous meetings at which the possible transaction with Fresenius Medical Care had been discussed.
      In addition, Mr. Brukardt and Mr. Johnston informed the Board of Directors at this meeting of the proposals they had separately received from Fresenius Medical Care. Mr. Johnston disclosed that he had been invited to join Fresenius Medical Care’s supervisory board, for which he would receive board fees of $80,000 per year, and had been offered a consulting arrangement with additional annual compensation of $250,000 per year. Mr. Brukardt disclosed that he had been offered a senior management role with Fresenius Medical Care in connection with the transition of the transaction and integration of the two companies, as well as responsibility for the combined companies’ disease management, physician relations and other activities not directly related to dialysis operations. Mr. Brukardt disclosed that Fresenius had offered to keep his current salary and target bonus in place and that Fresenius was requesting the Mr. Brukardt agree to changes in his employment agreement to avoid payment of severance. Mr. Brukardt also disclosed that Fresenius Medical Care had indicated that it would establish a bonus pool tied to a successful integration of Renal Care Group’s operations with those of Fresenius Medical Care, in which he would participate. Neither Mr. Brukardt nor Mr. Johnston had accepted the proposal made to him, but each indicated that he intended to accept the proposal if he could reach an acceptable final agreement with Fresenius Medical Care, which would in any event be subject to completion of the merger. The other members of the Board of Directors then asked Mr. Johnston, Mr. Brukardt and other members of management who were present at the meeting to excuse themselves from the meeting. The Board of Directors discussed the transaction in detail and unanimously authorized management to work to reach agreement on the remaining terms.
      During the morning of May 3, 2005, the management and supervisory boards of Fresenius Medical Care and Fresenius AG met and approved the transaction. During the afternoon of May 3, 2005, representatives of Renal Care Group and Fresenius Medical Care reached agreement on the final terms of the merger agreement, and our Board of Directors met by telephone conference call to review the final terms of the proposed transaction. At that meeting, Morgan Stanley delivered its opinion that based upon and subject to the matters set forth in its opinion, the consideration to be received by the holders of shares in Renal Care Group common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of that opinion is set forth in Appendix B to this Proxy Statement. Our Board of Directors then approved the terms of the merger agreement and authorized an amendment to Renal Care Group’s shareholder rights plan that would render the shareholder rights plan inapplicable to Fresenius Medical Care’s acquisition of Renal Care Group. Following the approval of their respective boards, on the evening of May 3, 2005, Renal Care Group and Fresenius Medical Care executed and delivered the merger agreement.
Recommendation of the Board of Directors and Reasons for the Merger
      The Board of Directors, by unanimous vote of directors present at a meeting on May 3, 2005, determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Renal Care Group and our shareholders. The Board of Directors approved the merger agreement and the merger, and determined to recommend that our shareholders vote in favor of the adoption of the merger agreement and the merger. The Board of Directors recommends that Renal Care Group’s shareholders vote “FOR” the adoption of the merger agreement.
      In reaching its determination, the Board of Directors consulted with management, as well as financial and legal advisors, and considered the short-term and long-term interests and prospects of Renal Care Group and its shareholders. The Board of Directors considered the following material factors, among others:

•	the fact that the merger consideration would be all cash, which would provide certainty of value to our shareholders;

•	the fact that the $48.00 per share to be paid pursuant to the merger agreement constituted a significant premium over the market price of Renal Care Group common stock before the public announcement of the merger agreement, namely, approximately a 22% premium over the market closing price of $39.30 per share on May 3, 2005 and approximately a 39.5% premium over our average market closing price over the twelve months ended May 2, 2005;

•	the fact that the $48.00 per share to be paid pursuant to the merger agreement represented a substantial premium to our historical trading range, when analyzed as multiples of revenue, earnings per share, and earnings before interest, taxes, depreciation and amortization;

•	the fact that the $48.00 per share to be paid pursuant to the merger agreement represented a substantial premium to the multiples of revenue and earnings before interest, taxes, depreciation and taxes implied in the DaVita-Gambro transaction, the most recent comparable transaction;

•	the other terms and conditions of the merger agreement, including the commitment of Fresenius Medical Care to take actions necessary to obtain antitrust clearance and to complete the financing of the transaction;

•	the terms of the commitment letters from Bank of America and Deutsche Bank to provide the funds necessary to finance the transaction;

•	its review of the alternatives to a sale of Renal Care Group, including continuing to operate as an independent public company and the attendant opportunities and risks, particularly the risks highlighted in Renal Care Group’s filings with the Securities and Exchange Commission;

•	its review of the financial condition, results of operations, business and earnings of Renal Care Group and the possibility that holders of Renal Care Group common stock could realize a present value of $48.00 per share under the alternatives to a sale of Renal Care Group;

•	the ability of Renal Care Group to terminate the merger agreement and accept a financially superior proposal from a third party under specified conditions, subject to payment to FME of a termination fee of $96.25 million;

•	the written opinion of Morgan Stanley, dated May 3, 2005, to the Board of Directors as to the fairness, from a financial point of view as of the date of the opinion, of the $48.00 per share merger consideration to be received by holders of Renal Care Group common stock pursuant to the merger agreement; and

•	the $48.00 per share merger consideration and other terms and conditions of the merger agreement resulted from arms-length bargaining between Renal Care Group and its representatives and Fresenius Medical Care and its representatives.

      The Board of Directors also considered potentially negative factors in its deliberations concerning the merger, including the following:

•	Renal Care Group would no longer exist as an independent company, and our shareholders would no longer participate in its potential growth;

•	Renal Care Group would be required to pay a termination fee of $96.25 million if the merger agreement is terminated under specified circumstances;

•	even if the merger is not completed, Renal Care Group would be required to pay its legal, accounting and a portion of its investment banking fees, which it estimates will exceed $10.0 million;

•	gains from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences”;

•	the restrictions that the merger agreement imposes on soliciting competing proposals;

•	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

•	failure to complete the merger could adversely affect Renal Care Group due to potential disruptions in its operations and in its relationships with its associates, patients and medical directors.
      In connection with its consideration of the proposed transaction with Fresenius Medical Care, the Board of Directors was fully informed about, and took into consideration, the preliminary terms proposed by Fresenius Medical Care for the employment of Mr. Brukardt, the proposed consulting arrangement with and board seat for Mr. Johnston, and proposals by Fresenius Medical Care to employ other executive officers of Renal Care Group. See “Interests of Renal Care Group Directors and Executive Officers in the Merger.”
      This discussion of the information and factors that our Board of Directors considered is not intended to be exhaustive but, we believe, includes all material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. Rather, each member of our Board of Directors made his judgment based on the total mix of information available to the Board of Directors of the overall effect of the merger on our shareholders compared to any alternative. The judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. The Board of Directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our shareholders.
      Based on the factors outlined above, the Board of Directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Renal Care Group and its shareholders.
      By a unanimous vote of the directors present at the May 3, 2005 meeting of the Board of Directors, our Board of Directors recommends that you vote “FOR” adoption of the merger agreement.
Opinion of Morgan Stanley
      Renal Care Group retained Morgan Stanley & Co. Incorporated to provide financial advisory services and a financial fairness opinion to the Board of Directors of Renal Care Group in connection with the merger. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, as well as its knowledge of the business of Renal Care Group. At the special meeting of Renal Care Group’s Board of Directors on May 3, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on and as of May 3, 2005, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of shares of Renal Care Group common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of Morgan Stanley’s written opinion, dated May 3, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Appendix B to this Proxy Statement. The summary of Morgan Stanley’s fairness opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board of Directors of Renal Care Group and addresses only the fairness from a financial point of view of the consideration to be received by holders of Renal Care Group common stock pursuant to the merger agreement. It does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed transaction.
      In connection with rendering its opinion, Morgan Stanley, among other things:
      i) reviewed certain publicly available financial statements and other business and financial information of Renal Care Group and Fresenius Medical Care, respectively;

      ii) reviewed certain internal financial statements and other financial and operating data concerning Renal Care Group prepared by the management of Renal Care Group;
      iii) reviewed certain financial projections prepared by the management of Renal Care Group;
      iv) discussed the past and current operations and financial condition and the prospects of Renal Care Group with senior management of Renal Care Group;
      v) reviewed the pro forma impact of the merger on Fresenius Medical Care’s earnings per share, consolidated capitalization and financial ratios;
      vi) reviewed the reported prices and trading activity for Renal Care Group common stock;
      vii) compared the financial performance of Renal Care Group and the prices and trading activity of Renal Care Group common stock with that of certain other comparable publicly-traded companies, including Fresenius Medical Care, and their securities;
      viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
      ix) discussed the information relating to strategic, financial and operational benefits anticipated from the merger and the strategic rationale for the merger, with senior management of Renal Care Group;
      x) participated in discussions and negotiations among representatives of Renal Care Group, Fresenius Medical Care, Fresenius Medical Care North America and Fresenius AG and their financial and legal advisors;
      xi) reviewed the merger agreement and certain related documents;
      xii) reviewed the commitment letter dated April 29, 2005 from Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc.; and
      xiii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.
      In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Renal Care Group for the purposes of its opinion. With respect to the financial projections and other financial and operating data, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Renal Care Group. With respect to the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Renal Care Group and Fresenius Medical Care. Morgan Stanley was not provided with internal financial information or projections of Fresenius Medical Care. As a result, for purposes of its analysis, Morgan Stanley relied on publicly available estimates by research analysts who report on Fresenius Medical Care. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the merger. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the financing for the merger will be accomplished pursuant to the terms of the commitment letter, without material modification or waiver and will be sufficient to consummate the merger. In addition, Morgan Stanley is not a legal, tax or regulatory expert and as a result it relied upon, without any independent verification, the assessment of Renal Care Group’s legal, tax and regulatory advisors with respect to such issues related to the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Renal Care Group or Fresenius Medical Care, and it was not furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market, regulatory, reimbursement environment and other conditions as in effect on, and the information made available to it as of, May 3, 2005. Events occurring after that date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
      In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Renal Care Group, and it did not negotiate with any parties, other than Fresenius Medical Care North America, Fresenius Medical Care and Fresenius AG, that may have expressed interest in the possible acquisition of, or combination with, Renal Care Group.
      The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of May 3, 2005 and the preparation of its written opinion of May 3, 2005. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.
      Historical Share Price Analysis. Morgan Stanley reviewed the recent stock price performance of Renal Care Group based on an analysis of the historical closing prices and trading volumes for various periods over the past two years, as compared to the merger consideration of $48.00 per share. For the two year period ending April 29, 2005 the closing price of Renal Care Group’s common stock ranged from $20.07 to $40.00, and for the one year period ending April 29, 2005 the closing price of Renal Care Group’s common stock ranged from $30.00 to $40.00. Morgan Stanley noted that the per share merger consideration was $48.00. The following table lists the implied percentage premium of the offer price as compared to closing stock prices over various periods.

	Per Share Offer Price as Compared to Renal Care Group’s Common Stock Price:

		30 Day	60 Day	6 Month	1 Year	2 Year	LTM	LTM
Offer Price	04/29/05	Avg.	Avg.	Avg.	Avg.	Avg.	High	Low

$48.00	$38.15	$37.90	$37.99	$35.40	$34.41	$30.27	$40.00	$30.00
Premium	25.8%	26.6%	26.3%	35.6%	39.5%	58.6%	20.0%	60.0%
      Discounted Equity Research Analyst Price Targets. Morgan Stanley reviewed available published price target estimates from Wall Street equity research analysts. Morgan Stanley discounted to present value the Wall Street analyst price targets for one year at a cost of equity capital of approximately 9%, based on the capital asset pricing model, a theoretical financial model that estimates the cost of equity capital. The Wall Street analyst price targets yielded an implied valuation range of Renal Care Group common stock of $31.25 to $44.00. Morgan Stanley noted that the per share merger consideration was $48.00.
      Comparable Company Analysis. Morgan Stanley reviewed and analyzed certain financial data of and calculated selected public market trading multiples for Renal Care Group and for public companies similar to Renal Care Group in size and business mix. For purposes of its analysis, Morgan Stanley identified the following publicly traded corporations in the dialysis services industry that it deemed comparable to Renal Care Group:

•	DaVita Inc. and

•	Fresenius Medical Care
Morgan Stanley calculated the following multiples for these comparable companies and for Renal Care Group:

•	Aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by estimated 2005 earnings before interest, taxes, depreciation and amortization (hereinafter referred to as EBITDA);

•	Aggregate market value divided by estimated 2006 EBITDA;

•	Share price to estimated 2005 earnings per share (hereinafter referred to as 2005 P/ E); and

•	Share price to estimated 2006 earnings per share (hereinafter referred to as 2006 P/ E).
      Morgan Stanley calculated financial multiples and ratios for the comparable companies based on publicly available financial data as of April 29, 2005. The estimates of 2005 EBITDA, 2006 EBITDA, 2005 earnings per share and 2006 earnings per share for the comparable companies were based on available Wall Street equity research estimates. The operating metric estimates for Renal Care Group were based upon two sets of financial projections:

•	The management plan (hereinafter the “Management Plan”), which reflects the corporate objectives for 2005 that Renal Care Group communicated to the investment community in the fourth quarter of 2004 and

•	The management plan plus (hereinafter the “Management Plan Plus”), which reflects an update of the Management Plan based on knowledge available at the time, including the possibility of acquiring additional dialysis units, including some units that might become available as a result of divestitures of units required to achieve antitrust clearance for the DaVita-Gambro transaction.
      Both the Management Plan and the Management Plus Plan were based upon projections and estimates developed by Renal Care Group’s management. Morgan Stanley noted that the operating metrics reflected in the Management Plan were generally in line with available Wall Street equity research estimates and projections.
      A summary of the reference range of market trading multiples (which reflects Morgan Stanley’s qualitative assessment of the market trading multiples for the comparable companies and for Renal Care Group) that Morgan Stanley derived are set forth below:

Renal Care Group
	Reference Range		Multiples at
	of Multiples		04/29/05

Aggregate Value/ 2005 estimated EBITDA	8.0 - 10.1	x	9.0x
Aggregate Value/ 2006 estimated EBITDA	7.6 - 8.9	x	7.8x
2005 P/ E	16.9 - 18.8	x	18.8x
2006 P/ E	15.5 - 16.4	x	16.4x
      Using these derived reference ranges of multiples, Morgan Stanley calculated an implied valuation range for Renal Care Group by applying the reference ranges of market trading multiples to the applicable Renal Care Group operating statistic based on the Management Plan and Management Plan Plus. Assumptions made with respect to the value of Renal Care Group’s debt, minority interest, and cash and cash equivalents as well as to the number of Renal Care Group fully diluted shares outstanding were based on information provided in Renal Care Group’s 2004 10-K as filed with the Securities and Exchange Commission on March 2, 2005. Based upon and subject to the foregoing, Morgan Stanley calculated the following implied valuation ranges for Renal Care Group common stock:

Implied Valuation
Range for Renal Care
Group Common Stock

Aggregate Value/ 2005 estimated EBITDA(1)	$33.50 - $43.50
Aggregate Value/ 2006 estimated EBITDA(1)	$37.00 - $44.00
2005 P/ E – based on Management Plan	$34.25 - $38.15
2006 P/ E – based on Management Plan	$36.00 - $38.15
2005 P/ E – based on Management Plan Plus	$35.65 - $39.75
2006 P/ E – based on Management Plan Plus	$38.50 - $40.75

(1)	Based on metrics from the Management Plan
      Morgan Stanley noted that the per share merger consideration was $48.00. Morgan Stanley further noted that if the derived aggregate market value based on the market trading multiples were calculated by valuing the minority interest on the balance sheet of Renal Care Group on the basis of a 7x EBITDA multiple instead of at its book value, the implied valuation range for Renal Care Group common stock would decrease by approximately $2.75 per share.
      Although Morgan Stanley compared DaVita and Fresenius Medical Care to Renal Care Group for purposes of this and the foregoing analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Renal Care Group because of differences between the business mix, regulatory environment, operations and other characteristics of Renal Care Group and the comparable companies. In evaluating the comparable companies and selecting the valuation multiples to apply, Morgan Stanley made qualitative judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Renal Care Group, such as the impact of competition on the business of Renal Care Group and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Renal Care Group or the industry or in the markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
      Acquisition Control Premium Analysis. Morgan Stanley reviewed the acquisition premiums paid above the price of a target’s common stock one day prior to the announcement of the applicable transaction in 27 precedent acquisitions of public companies based in the United States operating in the health care services sector, focusing on transactions with an aggregate value greater than $100 million that have been announced since January 1, 2000. Morgan Stanley derived a reference range of such premiums of 20% to 30%, and applying this range to Renal Care Group’s stock price on April 29, 2005, implied a valuation of Renal Care Group’s common stock of $45.75 to $49.50. Morgan Stanley noted that the per share merger consideration was $48.00.
      Precedent Transactions Analysis. Morgan Stanley reviewed and analyzed publicly available information, including the transaction value and certain financial information of the target company, relating to selected precedent transactions involving other companies in the dialysis services industry and calculated certain valuation multiples implied by such information. Morgan Stanley chose the transactions based on the similarity of the target companies to Renal Care Group. The multiples analyzed for these transactions included the transaction aggregate value to the last twelve months EBITDA (hereinafter referred to as LTM EBITDA) and the transaction aggregate value to the number of dialysis patients acquired. The following acquisition transactions were reviewed in connection with this analysis:

•	DaVita Inc./ Gambro

•	DaVita Inc./ Physicians Dialysis Inc.

•	Renal Care Group/ National Nephrology Associates

•	Renal Care Group/ Dialysis Centers of America

•	DaVita Inc./ Renal Treatment Centers

•	Renal Care Group/ STAT Healthcare

•	Incentive AB/ Vivra

•	Fresenius Medical Care/ National Medical Care
      Morgan Stanley then derived from these selected transactions a reference range of LTM EBITDA multiples of 9.0x to 11.0x and a reference range of transaction aggregate value to patients of $70,000 to $114,000 per patient. Applying this range of multiples to Renal Care Group’s LTM EBITDA as of December 31, 2004 and current number of patients, Morgan Stanley calculated an implied valuation range for Renal Care Group common stock of $31.75 to $39.75 and $23.25 to $41.00 per share, respectively. Morgan Stanley noted that the per share merger consideration was $48.00.
      Morgan Stanley further noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to Renal Care Group or the proposed transaction and that, accordingly, these analyses involve complex considerations and qualitative judgments concerning differences in financial and operating characteristics of Renal Care Group and other factors that would affect the acquisition values in the comparable transactions, including the size, demographic, regulatory and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analyses (such as determining the average or median) are not in themselves meaningful methods of using comparable transaction data.
      Discounted Cash Flow Analysis. Morgan Stanley performed a five-year discounted cash flow analysis of Renal Care Group based upon each of the Management Plan and the Management Plan Plus. In each case, the projections for 2005 through 2008 were developed by Renal Care Group management, and the projections for 2009 were based on Morgan Stanley’s extrapolations.
      Utilizing these projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2005 through 2009. Morgan Stanley estimated a range of terminal values calculated in 2009 based on an estimated 2009 LTM EBITDA multiple of 8.0x to 9.0x. Morgan Stanley noted that this range of terminal multiples reflected current trading multiples for Renal Care Group and selected comparable companies as well as an assessment by Morgan Stanley of the impact that consolidation activity would have on valuation multiples by 2009. Morgan Stanley then discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.0% to 9.0%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Renal Care Group and other comparable companies. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Renal Care Group yielded an implied valuation range of Renal Care Group common stock of $40.00 to $49.50 per share utilizing the Management Plan and $39.00 to $49.50 per share utilizing the Management Plan Plus. Morgan Stanley noted that the per share merger consideration was $48.00.
      Leveraged Buyout Analysis. Morgan Stanley performed a leveraged buyout analysis, which assumed that a financial sponsor acquired Renal Care Group and then sold the company after five years. Morgan Stanley estimated the required internal rate of return to a financial sponsor over a five-year period to be 15% to 25% and assumed that a financial sponsor could employ a capital structure that provided for debt financing equal to 5.5x LTM EBITDA to effect the acquisition of Renal Care Group. Morgan Stanley also assumed that Renal Care Group could be sold on December 31, 2009 at an exit multiple range of 7.0x to 9.0x estimated 2010 EBITDA. Morgan Stanley utilized the Management Plan projections for this analysis. Based on the aforementioned projections and assumptions, the leveraged buyout analysis of Renal Care Group yielded an implied valuation range of Renal Care Group common stock of $34.00 to $44.00. Morgan Stanley noted that the per share merger consideration was $48.00.
      Pro Forma Analysis. Morgan Stanley analyzed the pro forma impact of the merger on Fresenius Medical Care’s pro forma earnings per share and its impact on the pro forma credit profile of the combined company. This analysis was based on the Management Plan projections for Renal Care Group and available Wall Street equity research estimates for Fresenius Medical Care. In assessing the earnings per share impact, Morgan Stanley relied on the financing terms provided in Fresenius Medical Care’s commitment letter as well as its own assumptions with respect to a hypothetical permanent capital structure. Morgan Stanley’s analysis also reflected estimates provided by Renal Care Group management of transaction synergies that might be realized by Fresenius Medical Care. Based on the aforementioned projections and assumptions, Morgan Stanley observed that the merger would result in an accretion in earnings per share to Fresenius Medical Care stockholders of 2.7% to 8.7% in 2005 (assuming the transaction occurred on January 1, 2005, for illustrative purposes) and 5.7% to 9.6% in 2006. Morgan

Stanley noted that the analysis did not reflect the potential value loss from a divestiture of assets in order to comply with possible regulatory requirements or conditions and that quantifying such value loss would be difficult.
      Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Renal Care Group common stock.
      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, reimbursement and economic conditions, and other matters, many of which are beyond the control of Morgan Stanley or Renal Care Group. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness, from a financial point of view, of the consideration to be received by holders of shares of Renal Care Group common stock pursuant to the merger agreement and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on May 3, 2005, confirmed in writing on May 3, 2005, to Renal Care Group’s Board of Directors.
      The merger consideration was determined through arm’s-length negotiations between Renal Care Group and Fresenius Medical Care and was approved by Renal Care Group ’s Board of Directors. Morgan Stanley did not, however, recommend any specific merger consideration to Renal Care Group or that any specific merger consideration constituted the only appropriate merger consideration for the merger.
      The opinion of Morgan Stanley was one of the many factors taken into consideration by Renal Care Group’s Board of Directors in making its determination to approve the proposed transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Renal Care Group’s Board of Directors with respect to the merger consideration or of whether Renal Care Group’s Board of Directors would have been willing to agree to a different merger consideration. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.
      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Renal Care Group, Fresenius Medical Care and Fresenius AG and any of their respective affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.
      Pursuant to an engagement letter, Renal Care Group has agreed to pay Morgan Stanley customary fees in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. In addition, Renal Care Group has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financing services for Renal Care Group and have received fees for the rendering of these services.
Certain Effects of the Merger
      If the merger is completed, the entire equity in Renal Care Group will be owned by Fresenius Medical Care. No current shareholder of Renal Care Group will have any ownership interest in, or be a shareholder of, Renal Care Group. As a result, our shareholders will no longer benefit from any increases in Renal Care Group’s value, and they will not bear the risk of any decreases in Renal Care Group’s value. Following the merger, Fresenius Medical Care will benefit from any increases in the value of Renal Care Group and also will bear the risk of any decreases in the value of Renal Care Group.
      As a part of the merger, each shareholder will be entitled to receive $48.00 in cash, without interest, for each share of Renal Care Group common stock he, she or it holds. Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $48.00 exceeds the exercise price of the option, multiplied by the number of shares of Renal Care Group common stock underlying the option. At the effective time of the merger, all options that have not been exercised will be cancelled.
      Following the merger, shares of Renal Care Group common stock will no longer be traded on the New York Stock Exchange.
      Renal Care Group’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of our common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.
      Renal Care Group’s common stock is registered as a class of equity security under the Exchange Act. We may terminate the registration of the common stock under the Exchange Act upon application to the Securities and Exchange Commission, or SEC, if the common stock is not listed on a national securities exchange or quoted on the Nasdaq National Market and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act would substantially reduce the information we are required to furnish to our shareholders and the SEC, and would make certain provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Renal Care Group. If Renal Care Group (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.
Risks Relating to the Proposed Merger
      Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Renal Care Group’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2005, for risks related to Renal Care Group’s business.

Completion of the merger is subject to various conditions; as a result the merger may not occur even if we obtain shareholder approval.
      The completion of the merger is subject to various conditions, including the following:

•	the adoption of the merger agreement by holders of a majority of the shares of Renal Care Group common stock outstanding on the record date;

•	the termination or expiration of the waiting period, as it may be extended, under the HSR Act, or the approval of the merger under that act;

•	there existing no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the merger;

•	the accuracy of the representations and warranties of Renal Care Group and the Fresenius parties;

•	the performance in all material respects by Renal Care Group and the Fresenius parties of all obligations required to be performed by each of them under the merger agreement at or prior to the effective time of the merger;

•	the absence of an event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Renal Care Group as defined in the merger agreement; and

•	the satisfaction or waiver by the lenders of the conditions precedent to the initial funding of the Fresenius parties’ financing commitments that are related to the delivery of releases of liens encumbering the assets of Renal Care Group and the delivery of financial statements of Renal Care Group.

      See “Terms of the Merger Agreement — Conditions to the Completion of the Merger.” Because of these conditions, the merger may not be completed even if we obtain shareholder approval. If Renal Care Group’s shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, then the current management of Renal Care Group, under the direction of our Board of Directors, will continue to manage Renal Care Group.

Failure to complete the merger could negatively impact the market price of Renal Care Group common stock.
      If the merger is not completed for any reason, Renal Care Group will be subject to a number of material risks, including:

•	the market price of our common stock will likely decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees and, in specified circumstances, termination fees and expense reimbursements, must be paid even if the merger is not completed; those costs will be expensed in the fiscal period in which termination occurs; and

•	the diversion of management’s attention from our day-to-day business and the unavoidable disruption to our associates and our relationships with patients, medical directors, attending physicians and suppliers, during the period before completion of the merger, may make it difficult for us to regain our financial and market position if the merger does not occur.
      If the merger agreement is terminated and our Board of Directors seeks another merger or business combination, then our shareholders cannot be certain that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.

Uncertainties associated with the merger may cause Renal Care Group to lose key personnel.
      Our current and prospective employees may be uncertain about their future roles and relationships with Renal Care Group following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, clinical and technical personnel.
Interests of Renal Care Group Directors and Executive Officers in the Merger
      In considering the recommendations of our Board of Directors, you should be aware that some executive officers and directors of Renal Care Group have relationships with Renal Care Group or interests in the merger, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest.

Interests of our Executive Officers.
      The completion of the merger will constitute a “change in control” under our equity compensation plans. As a result and under the terms of the merger agreement, all stock options issued under Renal Care Group’s equity compensation plans that have not vested will become fully vested and exercisable immediately prior to the effective time of the merger and will be cancelled when the merger is effective. At that time, the company will pay holders of stock options the difference between the $48.00 per share merger consideration and the strike price of the option for each share covered by an option. Assuming that the merger is completed after the special meeting and before November 6, 2005, the aggregate number of unvested options held by Renal Care Group’s executive officers that will become fully vested and exercisable when the merger is effective is approximately 1,213,750 shares, which have an aggregate “in-the-money” value of approximately $26.0 million based on the $48.00 per share to be paid in the merger.
      As of April 29, 2005, the aggregate number of options held by all employees, officers, directors and consultants of Renal Care Group, including our executive officers, was 8,731,694, and these options had an average exercise price of $21.034. Therefore, the aggregate “in the money” value of all options outstanding on April 29, 2005 was approximately $235.5 million.
      We are a party to employment agreements with Mr. Brukardt, Mr. Chappell, Mr. Dill, Dr. Hakim, Mr. Maloney and Mr. Martin, as well as some other key associates. Each of these employment agreements has a term of three years with successive one-year renewal terms. Each of these employment agreements contains restrictive covenants that prohibit the officer from competing with Renal Care Group for one year after the end of the employment term, unless the employment agreement is terminated following a change in control. In addition, following a change in control, if any of the executive officers resigns for any reason or is terminated without cause, then the non-competition covenants set forth in his employment agreement will become null and void. The completion of the merger will constitute a “change in control” under each of these employment agreements.

      The effective dates of the employment agreements, the annual salaries of the executive officers as of the effective dates and the current annual salaries of the executive officers are set forth in the following table:

	Effective Date of Agreement	Initial Base Salary	Current Base Salary

Mr. Brukardt	April 28, 2003	$550,000	$650,000
Mr. Chappell	January 1, 2004	$270,000	$290,000
Mr. Dill	November 3, 2003	$275,000	$345,000
Dr. Hakim	December 15, 2003	$400,000	$452,000
Mr. Maloney	February 3, 2005	$300,000	$300,000
Mr. Martin	November 30, 2003	$300,000	$356,000
      The base salaries are subject to adjustment by the compensation committee. Each executive officer is eligible under his employment agreement for bonuses at the sole discretion of the compensation committee. Mr. Brukardt’s target bonus is 100% of his base salary. Dr. Hakim’s, Mr. Dill’s, Mr. Maloney’s and Mr. Martin’s target bonuses are 75% of their base salaries. Mr. Chappell’s target bonus is 50% of his base salary.
      The employment agreements also provide for severance payments to be made to the executive officers as set forth in the following table:

Reason for Termination	Severance Payments

Within 12 months following a change in control, either termination without cause or resignation for (a) material diminution in position, duties, title, reporting responsibilities or offices, (b) reduction in base salary, (c) requirement to relocate outside the Nashville, Tennessee metropolitan area, (d) material breach of the employment agreement by Renal Care Group, or (e) failure to renew the agreement prior to its expiration.	Three years’ base salary plus three years target annual bonus, paid in a lump sum. (For Mr. Chappell, two years’ base salary plus two years’ target annual bonus, paid in a lump sum. Mr. Hakim is also entitled to $30,000, representing the unpaid portion of his retention bonus, if the merger is completed prior to December 15, 2005.)

Resignation for any reason during the 30-day period beginning one year after the completion of the merger.	Two years’ base salary plus two years’ target annual bonus, paid in a lump sum. (For Mr. Chappell, one year’s base salary plus target annual bonus, paid in a lump sum.)

Absent a change in control, termination without cause or resignation for one of the above reasons.	One year’s base salary plus target annual bonus (For Messrs. Brukardt and Maloney, two years’ base salary plus two years target annual bonus. For Mr. Maloney, paid in a lump sum.)

Termination for cause.	One months’ base salary.

      Under these employment agreements, if each of the executive officers were terminated without cause by Fresenius Medical Care immediately following the closing of the merger, the executive officers would receive the following amounts of severance:

Executive Officer	Severance Payment

Mr. Brukardt	$3,900,000
Dr. Hakim	$2,373,000
Mr. Dill	$1,811,250
Mr. Maloney	$1,575,000
Mr. Martin	$1,869,000
Mr. Chappell	$870,000

Post-Merger Employment Arrangements
      As of the date of this proxy statement, Fresenius Medical Care and some of our executive officers have entered into employment agreements that will become effective upon completion of the merger or have reached agreement in principle on the terms of a continuing employment relationship following the completion of the merger. We summarize those arrangements below.
     Mr. Brukardt
      Fresenius Medical Care has informed Mr. Brukardt that it intends to appoint him to be a member of the management board of Fresenius Medical Care AG following the completion of the merger. In addition, FME and Mr. Brukardt have entered into an employment agreement that will become effective upon completion of the merger. Under the employment agreement, Mr. Brukardt will remain president and chief executive officer of Renal Care Group and will become vice chairman of the board of directors of FME. Mr. Brukardt will assist in Fresenius Medical Care’s integration of Renal Care Group’s operations. In addition, for all of Fresenius Medical Care’s United States operations, Mr. Brukardt will be responsible for strategic planning, disease state management, including vascular access, extracorporeal alliance, physician practice management and chronic disease management. The original term of the employment agreement is 36 months.
      Under this employment agreement with FME, Mr. Brukardt will receive a base salary of $650,000 per year and will be eligible for an annual bonus of up to $650,000. In addition, Mr. Brukardt will be eligible for an annual special transition bonus under a three year program based on the success of the integration of Renal Care Group’s operations. The amount of this special transition bonus program has not yet been determined, however, in the event any special transition bonuses are payable, FME has the right to offset annually up to 50% of Mr. Brukardt’s annual bonus earned, if any, against the special transition bonus. In the employment agreement, Mr. Brukardt has agreed to waive his right to receive funds payable to him under our supplemental executive retirement plan prior to his sixty-fifth birthday, in consideration of FME’s agreement to increase the amount payable to him to $2,000,000. That amount will be paid to Mr. Brukardt in five equal annual installments beginning when he reaches the age of sixty five.
      Under the employment agreement, Mr. Brukardt will have the opportunity to exchange up to 100,000 of his options to purchase common stock of Renal Care Group for options to purchase shares of Fresenius Medical Care with an equivalent potential gain as the options exchanged. Fresenius Medical Care will also grant Mr. Brukardt options to purchase shares of Fresenius Medical Care on a basis equivalent (both in terms of the number of shares and the terms of the options) to options granted to members of Fresenius Medical Care’s management board.
      Under the employment agreement, Mr. Brukardt will participate in FME’s standard employee benefits, including medical and dental benefits, life insurance and vacation. In addition, Mr. Brukardt will receive an allowance of approximately $20,000 per year to pay the premiums for a $2,000,000 life insurance policy currently maintained by Mr. Brukardt. Mr. Brukardt will receive an annual allowance of $7,500 to maintain a long-term disability insurance policy, an automobile allowance of $700 per month and an annual allowance of $2,000 for financial planning assistance or income tax preparation.
      If Mr. Brukardt or FME fails to renew the employment agreement at the end of its term or if FME terminates Mr. Brukardt’s employment without cause or if Mr. Brukardt terminates his employment for good reason (as defined in the employment agreement), FME will pay Mr. Brukardt severance of his base salary plus his annual bonus for two years and will continue Mr. Brukardt’s welfare benefits. The employment agreement includes a non-competition agreement, under which Mr. Brukardt agrees not to compete with FME during the term of his employment and a period of two years after it ends.
     Dr. Hakim
      FME and Dr. Hakim have entered into an employment agreement that will become effective upon completion of the merger. According to the employment agreement, Dr. Hakim will serve as senior executive vice president, clinical and scientific affairs of Fresenius Medical Services, the dialysis services division of FME. In that capacity, Dr. Hakim will have management responsibility for clinical outcomes, clinical research studies, input to product development, clinical programs in general, clinical policies and procedures, and clinical aspects of chronic kidney disease programs and patient safety programs. In addition, Dr. Hakim will participate in government affairs and legislative activities. The original term of the employment agreement is 36 months.
      Under the employment agreement, Dr. Hakim will receive a base salary of $575,000 per year and will be eligible for an annual bonus with a target bonus of 40% of his base salary and a maximum bonus of 80% of his base salary. Dr. Hakim will be eligible for a special transition bonus of up to $750,000 based on the success of the integration of Renal Care Group’s operations. The details of this special transition bonus have not yet been determined. The terms of the employment agreement further provide that the severance that would have been payable to Dr. Hakim under his employment agreement with Renal Care Group in the amount of $2,373,000 plus $1,230,000 payable to Dr. Hakim under Renal Care Group’s Supplemental Executive Retirement Plan, will be paid to Dr. Hakim as follows: 50% upon completion of the merger, 25% on the first anniversary of the completion of the merger and 25% on the second anniversary of the completion of the merger.
      According to the employment agreement, Dr. Hakim will participate in FME’s standard employee benefits, including medical and dental benefits, life insurance, disability insurance and vacation. In addition, Dr. Hakim will receive an annual allowance equivalent to the cost of a whole life insurance policy currently maintained by Dr. Hakim. Dr. Hakim will receive an automobile allowance of $700 per month and an annual allowance of $7,500 for voluntary benefit programs and $2,000 for financial planning assistance or income tax preparation.
      The employment agreement also specifies that, if FME fails to renew Dr. Hakim’s employment at the end of its term or if Dr. Hakim terminates his employment for cause (as defined in the employment agreement) or if Dr. Hakim’s duties and responsibilities are reduced, FME will pay Dr. Hakim severance of his base salary plus his annual bonus for one year and will continue Dr. Hakim’s welfare benefits for two years. If FME terminates Dr. Hakim’s employment without cause, FME will pay Dr. Hakim severance of his base salary plus bonus for the greater of one year or the remaining term of the agreement and will continue Dr. Hakim’s welfare benefits for two years. The employment agreement also includes a non-competition agreement, under which Dr. Hakim agrees not to compete with FME during the term of his employment and a period of one year after it ends.
     Mr. Dill
      FME and Mr. Dill have entered into an employment agreement that will become effective upon completion of the merger. Under the employment agreement, Mr. Dill will become an executive vice president of FME and the chief executive officer of the East Division of FME’s dialysis operations. Mr. Dill will have managerial responsibility for FME’s dialysis services operations in the eastern United States, including the North Business Unit, the East Business Unit and the South Business Unit. The original term of the employment agreement is 36 months.

      Under this employment agreement with FME, Mr. Dill will receive a base salary of $350,000 per year and will be eligible on an annual basis for a target bonus of 75% of his base salary and a maximum bonus of 150% of his base salary. In addition, Mr. Dill will be eligible for a special transition bonus in an amount up to $2,000,000 based on the success of the integration of Renal Care Group’s operations. The details of this special transition bonus have not yet been determined.
      In the employment agreement, Mr. Dill has agreed to waive his right to receive funds payable to him under our supplemental executive retirement plan as well as his right to terminate his existing employment agreement for good reason and receive a severance payment. In consideration of these agreements, FME has agreed to pay Mr. Dill an amount equal to $1,931,250, with 50% being paid on the date the merger is completed, 25% on the first anniversary of that date and 25% on the second anniversary of that date. In addition to these amounts, FME has agreed to pay Mr. Dill a stay bonus of $750,000 if he is employed by FME on the first anniversary of the date on which the merger is completed.
      Under the employment agreement, Mr. Dill will participate in FME’s standard employee benefits, including medical and dental benefits, life insurance, disability insurance and vacation. In addition, Mr. Dill will receive an allowance of up to $20,000 per year to pay the premiums for a $2,000,000 life insurance policy currently maintained by Mr. Dill. Mr. Dill will receive an annual allowance of $7,500 to acquire and maintain a long-term disability insurance policy, an automobile allowance of $700 per month and an annual allowance of $2,000 for financial planning assistance or income tax preparation.
      If Mr. Dill or FME fails to renew the employment agreement at the end of its term or if FME terminates Mr. Dill’s employment without cause or if Mr. Dill terminates his employment for good reason (as defined in the employment agreement), FME will pay Mr. Dill severance equal to the following amount: (i) if Mr. Dill’s date of termination is prior to the first anniversary of the merger, 1.5 times the sum of his base salary and a bonus of 112.5% of his base salary during the two year period from the date of termination, or (ii) if Mr. Dill’s date of termination is after the first anniversary of the merger, the sum of Mr. Dill’s base salary and a bonus of 112.5% of his base salary during the two year period from the date of termination. In either event, FME will continue Mr. Dill’s welfare benefits for two years after termination of his employment. The employment agreement includes a non-competition agreement, under which Mr. Dill agrees not to compete with FME during the term of his employment and a period of two years after it ends.
     Other Executive Officers
      As of the date of this proxy statement, Mr. Martin and the Fresenius parties have not agreed to a long-term position with Fresenius Medical Care following the merger. Assuming no agreement is forthcoming, we expect Mr. Martin to receive the severance described above. Messrs. Chappell and Maloney have had only preliminary discussions with representatives of Fresenius Medical Care, but neither has reached any tentative agreement concerning a position following the merger. Fresenius Medical Care has expressed an interest in retaining both Mr. Chappell and Mr. Maloney, each of whom is involved in continuing discussions with Fresenius Medical Care and has expressed a willingness to remain with the combined company following the merger.

Interests of our Directors
      Fresenius Medical Care has informed Mr. Johnston, Chairman of the Board, that it will offer him a position on the Supervisory Board of Fresenius Medical Care, for which he would receive a payment of $80,000 per year. In addition, Fresenius Medical Care and Mr. Johnston have reached an agreement in principle concerning the terms of a consulting agreement that will become effective upon the completion of the merger pursuant to which Fresenius Medical Care will pay Mr. Johnston the sum of $250,000 per year for various consulting services that relate to strategic planning, U.S. investor relations advice and other matters for a period of four years following completion of the merger. In addition, Fresenius Medical Care will, or after the merger will cause Renal Care Group to, continue Mr. Johnston’s health coverage, life insurance, long-term disability insurance, and tax preparation and estate planning benefits, substantially as he received those benefits from Renal Care Group before the completion of the merger.
      In addition, Renal Care Group has existing arrangements with members of its Board of Directors that are not expected to be affected by the merger, except as specifically noted below.
      Dr. Thomas Lowery is a member of Tyler Nephrology Associates, P.A., a practice group currently consisting of ten nephrologists. Renal Care Group entered into a Medical Director Agreement with that practice group effective as of February 12, 2003. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $532,000 subject to agreed adjustments. During 2004, Renal Care Group paid Tyler Nephrology Associates, P.A. a total of $709,346 under this agreement.
      Dr. Lowery owns a 25% interest in real property and improvements that we lease and use in the operation of two of our dialysis centers, one located in Carthage and the other in Tyler, Texas. Each lease is a triple net lease with rent payable at $13.56 per square foot per year. The Tyler lease requires a gross payment of $22,704 per month, and the Carthage lease requires a gross payment of $2,801 per month. Each lease has an initial term of ten years with two additional five-year renewal options. The amount of rent is subject to a consumer price index adjustment after the initial five-year period. During 2004, Renal Care Group paid approximately $241,470 in rent under these leases net of amounts attributable to the subleases.
      Dr. Stephen McMurray is a member of Indiana Dialysis Management, a division of Indiana Medical Associates, a multi-specialty practice group. Renal Care Group entered into a Medical Director Agreement dated February 12, 1996 with the predecessor of that practice group. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $620,000 subject to agreed adjustments. During 2004, Renal Care Group paid Indiana Dialysis Management $697,502 under this agreement.
      Renal Care Group entered into an Independent Contractor Agreement with Dr. McMurray, dated November 20, 1997, pursuant to which Dr. McMurray receives $12,000 per month in connection with services provided to us. Dr. McMurray received $132,000 under this agreement during 2004. This Independent Contractor Agreement may be terminated following the completion of the merger.
      Barbara McMurray, Dr. McMurray’s spouse, is an employee of Renal Care Group serving as Vice President, Operations Development. In 2004 Mrs. McMurray received a base salary of $155,272 plus bonuses of $45,578. Mrs. McMurray’s employment with Renal Care Group may be terminated following the completion of the merger.
      Renal Care Group and Indiana Dialysis Management formed two joint ventures in 2001, each of which owns and operates one dialysis center in or near Fort Wayne, Indiana. Indiana Dialysis Management owns a 30% interest in one of the joint ventures and 40% in the other. The agreements for these joint ventures require all members of the joint venture to contribute in cash their share of all capital (including working capital) to operate the business and provide for distributions out of net cash flow strictly in accordance with the members’ interests. During 2001, Indiana Dialysis Management contributed $380,000 to the capital of one of these two joint ventures and $351,493 to the capital of the other. During 2004, the members of these joint ventures received distributions equal to $135,000. The formation of these joint ventures was reviewed by the audit and compliance committee and was approved by the full Board of Directors, with Dr. McMurray not taking part in the deliberations.
      From time to time we coordinate clinical research studies on behalf of drug companies and others. The sponsoring companies pay both Renal Care Group and the physicians who participate in these studies for their services. In most studies, Renal Care Group receives all the payments from the sponsors and forwards the physicians’ compensation to them. During 2004, Tyler Nephrology Associates, the group of which Dr. Lowery is a member, participated in several studies and was paid $366,197. During 2004, Indiana Medical Associates, the practice group of which Dr. McMurray is a member participated in several studies and was paid $47,071. These research arrangements may not continue after the completion of the merger.
      Indemnification of Directors and Officers; Directors’ and Officers’ Insurance. The merger agreement provides that Renal Care Group and Fresenius Medical Care will indemnify our present and former officers and directors for acts and omissions occurring before completion of the merger, will not amend existing indemnification arrangements with officers, will not amend the provisions relating to indemnification, exculpation or the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the present directors and officers), and, subject to certain conditions, will maintain Renal Care Group’s current directors’ and officers’ liability insurance for six years after completion of the merger. See “Terms of the Merger Agreement — Indemnification; Directors and Officers Insurance.”
Merger Financing
      Based on the cash purchase price of $48.00 per share, Fresenius Medical Care will pay Renal Care Group’s shareholders and holders of options to purchase Renal Care Group common stock approximately $3.5 billion in the aggregate. Fresenius Medical Care has informed us that the total amount of funds it will need to complete the merger and related transactions, including the repayment of Renal Care Group’s senior debt, the refinancing of Fresenius Medical Care’s existing senior debt and payment of fees and expenses related to the merger and the financing, will be approximately $4.6 billion. Fresenius Medical Care expects this amount to be provided through a combination of cash on hand and the proceeds of a $5.0 billion committed bank loan.
      The merger is not conditioned upon Fresenius Medical Care or FME obtaining the financing described in the commitment letter or any other financing. However, the merger is conditioned upon our satisfaction of those conditions precedent to the initial funding of Fresenius’ financing commitments that are related to the delivery of releases of liens encumbering the assets of Renal Care Group and the delivery of financial statements of Renal Care Group.
      Fresenius Medical Care and FME are parties to a commitment letter with Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities, Inc. In this proxy statement, we refer to Bank of America, N.A. and Deutsche Bank AG New York Branch as the “lead banks,” and we refer to Banc of America Securities LLC and Deutsche Bank Securities, Inc. as the “arrangers.”
      Under the commitment letter each of the lead banks has committed to provide $2.5 billion in financing under various senior credit facilities, giving an aggregate commitment of $5.0 billion. Fresenius Medical Care and FME may use these committed senior credit facilities to finance the merger and to refinance some of Fresenius Medical Care’s indebtedness. The commitment letter contemplates that the arrangers will form a syndicate to provide such financing, but the lead banks are obligated to provide the financing, if a syndicate is not formed, or to provide any portion of the financing that is not extended by members of the syndicate, if one is formed.
      The lead banks’ obligation to provide the financing contemplated under the commitment letter is subject to a number of conditions precedent, including:

•	the negotiation, execution and delivery of definitive documentation for the senior credit facilities;

•	the absence of a Renal Care Group material adverse effect (as defined below);

•	the receipt of legal opinions in form and substance reasonably satisfactory to the administrative agent and the lenders;

•	the receipt of all governmental, shareholder and third party consents (including clearance under the HSR Act) and approvals necessary or, in the reasonable opinion of Bank of America, N.A. (as the administrative agent for the lenders), desirable in connection with the merger and the related financings and other transactions contemplated by the commitment letter and the expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Fresenius Medical Care and FME or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the administrative agent could have such effect;

•	the administrative agent will have received within 45 days of the end of each fiscal quarter of the fiscal year, and within 70 days of the end of the fiscal year, for each of (1) Fresenius Medical Care and its consolidated subsidiaries and (2) Renal Care Group and its consolidated subsidiaries, separate consolidated financial statements for each fiscal quarter ending after December 31, 2004 and more than 45 days prior to the date on which the merger is completed and for each fiscal year ending after December 31, 2004 and more than 70 days prior to the date on which the merger is completed;

•	the merger will have been completed in accordance with the merger agreement, and Fresenius Medical Care will not have materially modified the merger agreement or waived any material condition precedent to the closing of the merger agreement without the prior consent of the lead banks;

•	the senior credit facilities created under the commitment letter will have obtained ratings from Standard & Poor’s Rating Services and Moody’s Investor’s Services Inc., which ratings will be in effect on the date on which the merger is completed; however, there is no minimum rating condition; and

•	with respect to the $160 million in principal amount of the 9% senior subordinated notes due 2011 that we assumed in connection with our acquisition of National Nephrology Associates, which subordinated notes we refer to as the “RCG sub debt,” one of the following must have occurred:

•	prior to or simultaneously with the initial funding under the senior credit facilities created under the commitment letter, the RCG sub debt shall have been redeemed, defeased, purchased, repurchased, or otherwise acquired by Renal Care Group or Fresenius Medical Care or FME, or the obligations under the indenture governing the RCG sub debt shall have otherwise been discharged;

•	Renal Care Group, Fresenius Medical Care or FME shall have offered to purchase 100% of the RCG sub debt and shall have obtained consent from the holders of RCG sub debt to amend the indenture and notes in certain respects; or

•	the lead banks shall have agreed to permit some or all of the RCG sub debt to remain outstanding on terms satisfactory to the lead banks; and

•	all of Fresenius Medical Care’s obligations under its existing senior credit agreement, except to the extent the terms of such existing senior credit agreement are amended and restated to include the senior credit facilities used to finance the merger and necessary consents are obtained, and our obligations under our existing senior credit agreement will be repaid in full, and the commitments under such credit agreements will have been terminated, and any collateral granted to secure the obligation under such credit agreements will have been released.
      For purposes of the commitment letter, a “Renal Care Group material adverse effect” means:

•	a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Renal Care Group and its subsidiaries taken as a whole,

•	a material adverse effect on the ability of Renal Care Group to perform its obligations under the merger agreement, or

•	a material adverse effect on the ability of Renal Care Group to consummate the merger and the other transactions contemplated by the merger agreement;

provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Renal Care Group material adverse effect:

•	events, circumstances, changes or effects that generally affect providers of dialysis services in the U.S., except to the extent that Renal Care Group and its subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to Fresenius Medical Care and its subsidiaries, taken as a whole;

•	any circumstance, change or effect that results principally from the existence of any suit, action, proceeding or investigation undertaken by or on behalf of any governmental entity in connection with any subpoenas served upon or claims made against Renal Care Group or its subsidiaries or any investigation conducted by the Office of Inspector General of the United States Department of Health and Human Services, the United States Department of Justice or any State Governmental Entity that (1) has been publicly disclosed by Renal Care Group in its filings with the commission prior to the date of the Merger Agreement or (2) relates to any violation or alleged violation of any statute or rule or regulation promulgated by a governmental entity that is generally applicable only to participants in the health care industry by reason of their participation in federal or state health care programs, including Medicare and Medicaid, or their provision of health care services to people in the United States, including federal and state statutes related to false or fraudulent claims, kickbacks to health care providers, inducements to beneficiaries of health care providers or self referrals. Clause (2) of the exception further provides that, for the avoidance of doubt, the exception shall prohibit consideration of the existence of any such suit, action, proceeding or investigation when determining whether a material adverse affect exists but shall not prohibit consideration of actual events or circumstances constituting a violation of any such statute or rule or regulation or other law;

•	general economic or political conditions, except to the extent that Renal Care Group and its subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to Fresenius Medical Care and its subsidiaries, taken as a whole;

•	changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the merger agreement;

•	any circumstance, change or effect that results from any action required to be taken pursuant to the merger agreement or taken upon the written request of Fresenius Medical Care; and

•	changes caused by acts of terrorism or war (whether or not declared) occurring after the date of the merger agreement, except to the extent that Renal Care Group and its subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to Fresenius and its subsidiaries, taken as a whole.
Federal Regulatory Matters
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder require that Fresenius AG, as the owner of 50.8% of Fresenius Medical Care’s voting securities and, thus, its ultimate parent entity, and Renal Care Group file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, or FTC. Renal Care Group and Fresenius AG filed the necessary forms with the Department of Justice and the Federal Trade Commission on May 13, 2005. On June 13, 2005, we and the Fresenius parties received a formal request under the HSR Act for additional information from the FTC. We and the Fresenius parties may not complete the merger before 30 days after certification by us and the Fresenius parties of substantial compliance with the FTC’s request for additional information or until earlier satisfaction by the FTC that the merger will not raise anticompetitive concerns. We are working cooperatively with the FTC to provide the additional information requested. The parties also may be required to take certain actions in order to comply with state antitrust regulatory requirements before completing the merger.

Litigation Challenging the Merger
      On May 11, 2005, Renal Care Group was served with a complaint in the Chancery Court for the State of Tennessee Twentieth Judicial District at Nashville styled Plumbers Local #65 Pension Fund, on behalf of itself and all others similarly situated, Plaintiff, vs. Renal Care Group, Inc., William P. Johnston, Gary Brukardt, Peter J. Grua, Joseph C. Hutts, Harry R. Jacobson, William V. Lapham, Thomas A. Lowery, Stephen D. McMurray and C. Thomas Smith, Defendants. On May 26, 2005, Renal Care Group was served with a complaint in the Chancery Court for the State of Tennessee Twentieth Judicial District at Nashville styled Hawaii Structural Ironworkers Pension Trust Fund, on behalf of itself and all others similarly situated, Plaintiff, vs. Renal Care Group, Inc., William P. Johnston, Gary Brukardt, Peter J. Grua, Joseph C. Hutts, Harry R. Jacobson, William V. Lapham, Thomas A. Lowery, Stephen D. McMurray and C. Thomas Smith, Defendants. On May 31, 2005, Renal Care Group was served with a complaint in the Chancery Court for the State of Tennessee Twentieth Judicial District at Nashville styled Indiana State District Council of Laborers and Hod Carriers Pension Fund, on behalf of itself and others similarly situated, Plaintiff, vs. Renal Care Group, Inc., William P. Johnston, Gary Brukardt, Peter J. Grua, Joseph C. Hutts, Harry R. Jacobson, William v. Lapham, Thomas A. Lowery, Stephen D. McMurray and C. Thomas Smith, Defendants. The complaints in these three lawsuits are substantially identical. Each complaint is brought by the plaintiff shareholder as a purported class action on behalf of all shareholders similarly situated. The complaints allege that Renal Care Group and its directors engaged in self-dealing and breached their fiduciary duties to the Renal Care Group shareholders in connection with the merger agreement because, among other things, Renal Care Group used a flawed process, the existence of the previously disclosed subpoena from the Department of Justice, the lack of independence of one of Renal Care Group’s financial advisors and the existence of Renal Care Group’s supplemental executive retirement plan. Renal Care Group believes that the allegations in the complaints are without merit. Completion of the merger is subject to customary conditions, including the absence of any order or injunction prohibiting the closing. The complaints seek to enjoin and prevent the parties from completing the merger.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      This section contains a summary of the material U.S. federal income tax consequences of the merger to holders of Renal Care Group common stock. This summary is based on (1) the Internal Revenue Code of 1986, as amended, which is referred to as the “Code” in this proxy statement, (2) regulations promulgated under the Code, (3) administrative rulings by the Internal Revenue Service and (4) court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular shareholder. In addition, this summary does not address the U.S. federal income tax consequences of the merger to shareholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of Renal Care Group common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the merger under state, local or foreign tax laws.
      This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each shareholder should consult the shareholder’s individual tax advisors about the particular tax consequences of the merger to that shareholder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

      This summary only applies to a shareholder who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; and

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all the trust’s substantial decisions or (2) that has made an election to be treated as a Unites States person.
      If a partnership or other pass-through entity holds shares of Renal Care Group common stock, then the tax treatment of a partner or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of Renal Care Group common stock and partners or owners in such partnerships or pass-through entities to consult their tax advisors about the particular tax consequences of the merger to those shareholders.
Exchange of Common Stock for Cash
      A shareholder of Renal Care Group who receives cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Renal Care Group common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Renal Care Group common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Renal Care Group common stock for more than one year prior to the effective time of the merger. If the holder has held the Renal Care Group common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
      In general, Renal Care Group will be required to report information to the Internal Revenue Service with respect to the cash paid to a shareholder in the merger. Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Renal Care Group common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, certifies that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. Each shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. Backup withholding is not an additional tax; any amounts that we are required to withhold may be credited against the U.S. federal income tax liability of the shareholder subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service if you provide required information in a timely manner.
APPRAISAL RIGHTS
      Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of Renal Care Group common stock and to receive payment in cash for the fair value of your Renal Care Group common stock, as determined by a Delaware Court of Chancery, in lieu of the merger consideration. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement. Shareholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, in order to perfect their rights. Renal Care Group will require strict compliance with the statutory procedures. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights. A copy of Section 262 is attached to this proxy statement as Appendix C.
      This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.
      Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Renal Care Group’s notice to its shareholders that appraisal rights are available in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to Renal Care Group a written demand for appraisal of your shares before the vote with respect to the merger is taken, which must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock; and

•	you must not vote in favor of adoption of the merger agreement.
      If you fail to comply with either of these conditions and the merger is completed, then you will be entitled to receive payment for your shares of Renal Care Group common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Renal Care Group common stock. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.
      All demands for appraisal should be addressed to the Secretary of Renal Care Group, Inc., 2525 West End Avenue, Suite 600, Nashville, Tennessee 37203, before the vote on the merger is taken at the special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of Renal Care Group common stock for which appraisal is sought. The demand must reasonably inform Renal Care Group of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a shareholder of Renal Care Group must be made by, or in the name of, the registered shareholder, fully and correctly, as the shareholder’s name appears on the shareholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.
      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of Renal Care Group common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective date of the merger, Renal Care Group, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Renal Care Group shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for that shareholder’s shares of Renal Care Group common stock. Within 120 days after the effective date, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The surviving corporation has no obligation to file such a petition if there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previous written demand for appraisal.
      If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to Renal Care Group, as the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to shareholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Court of Chancery may require shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that shareholder.
      After determination of the shareholders entitled to appraisal of their shares of Renal Care Group common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to the shareholders who exercised their appraisal rights.
      In determining fair value, the Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a shareholder, the Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the shareholder delivers a written withdrawal of that shareholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of the shareholder’s Renal Care Group common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.
      In view of the complexity of Section 262, shareholders who may wish to pursue appraisal rights should consult their legal advisors.
TERMS OF THE MERGER AGREEMENT
      This section summarizes the material provisions of the merger agreement. The following summary is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.
      You should not rely upon the representations and warranties in the merger agreement or the description of them in this proxy statement as statements of factual information about either Renal Care Group or the Fresenius parties. These representations and warranties were made by Renal Care Group and the Fresenius parties only for purposes of the merger agreement, were made solely to each other as of the date specified in the merger agreement and are subject to modification or qualification by other disclosures made by the parties to each other in connection with the merger agreement, including important modifications and limitations set forth in disclosure letters delivered by each party to the other. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by Renal Care Group and Fresenius Medical Care. The representations and warranties are reproduced and summarized in this proxy statement solely to provide information regarding the contractual terms of the merger agreement and not to provide you with any information about either Renal Care Group or any Fresenius party. Information about Renal Care Group and the Fresenius parties can be found elsewhere in this document and in other public filings that Renal Care Group and Fresenius Medical Care make with the SEC, which are available without charge at www.sec.gov. See “Where Shareholders Can Find More Information” on page 61.
General; The Merger
      At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the Delaware General Corporation Law, Merger Sub will be merged with and into Renal Care Group, the separate corporate existence of Merger Sub will cease and Renal Care Group will continue as the surviving corporation, wholly owned by FME, which is a wholly-owned subsidiary of Fresenius Medical Care. At the effective time of the merger, each outstanding share of Renal Care Group common stock will, by virtue of the merger and without any action by its holder, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive $48.00 in cash, without interest.
Certificate of Incorporation; Bylaws; Directors and Officers
      The certificate of incorporation of Renal Care Group will be amended at the effective time of the merger and, as amended, will be the certificate of incorporation of the surviving corporation until thereafter amended as provided in the certificate of incorporation and by applicable law. The bylaws of Merger Sub as in effect immediately before the effective time of the merger, will be the bylaws of the surviving corporation until thereafter amended as provided by in the bylaws and by applicable law.
      The directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation, and the officers of Merger Sub immediately before the effective time of the merger will be the officers of the surviving corporation, in each case until their resignation or removal or until their respective successors are elected or appointed and qualified.
Conversion of Securities
      At the effective time of the merger, by virtue of the merger and without any action on the part of our shareholders:

•	each share of Renal Care Group common stock issued and outstanding immediately before the effective time of the merger, except for shares described in the bullet point immediately below, will be cancelled and retired and will cease to exist and will be converted into the right to receive $48.00 in cash payable to the holder thereof upon surrender of the certificate representing such shares. Each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $48.00 per share in cash upon the surrender of such certificate in accordance with the terms of the merger agreement;

•	each share of Renal Care Group common stock that is held by Renal Care Group as treasury stock or owned by Fresenius Medical Care, FME or Merger Sub will automatically be cancelled and retired, and no payment of merger consideration will be made with respect to these shares; and

•	each share of common stock of Merger Sub issued and outstanding immediately before the effective time of the merger will be converted into one fully paid and nonassessable share of common stock of the surviving corporation.
Treatment of Stock Options
      The merger agreement provides that prior to the effective time of the merger, the Renal Care Group Board of Directors (or, if appropriate, any committee administering the Renal Care Group stock incentive plans) will adopt resolutions or take other actions as are required to adjust the terms of the outstanding Renal Care Group stock options to provide that:

•	each stock option will be vested and exercisable immediately prior to the effective time of the merger, and

•	each stock option that is not exercised prior to the effective time of the merger will be cancelled as of the effective time of the merger and the holder of the option will become entitled to receive, as soon as practicable following the effective time, a single lump sum cash payment equal to the product of:

•	the number of shares for which the stock option could have been exercised, and

•	the excess of $48.00 over the exercise price per share of such options.
All amounts payable with respect to stock options are subject to any required withholding taxes and will be paid without interest.
Appraisal Rights
      The merger agreement provides that shares of Renal Care Group common stock held by shareholders who properly demand appraisal pursuant to Section 262 of the DGCL shall not be converted into the right to receive the merger consideration; they shall, instead, be entitled to payment of the “fair value” of their shares in accordance with Section 262 of the DGCL. If a shareholder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such shareholder is not entitled to appraisal, then the right to appraisal shall cease and that shareholder’s shares shall be deemed to be converted as of the effective time into, and shall become exchangeable solely for, the right to received the merger consideration without interest.
Representations and Warranties
      Renal Care Group has made representations and warranties to the Fresenius parties with respect to, among other matters:

•	Renal Care Group’s and its subsidiaries’ corporate organization, standing and power, and authority to own, lease and operate their properties and business;

•	subsidiaries and equity interests;

•	capital structure;

•	corporate power and authority to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	Renal Care Group’s ability to enter into the merger agreement and consummate the merger without conflict with, or violation of, its organizational documents, contracts, judgments, permits or any laws;

•	governmental and other approvals required to be obtained by Renal Care Group and its subsidiaries in order to complete the merger;

•	Renal Care Group’s documents filed with the SEC and the accuracy of information contained in those documents and in this proxy statement;

•	the accuracy of our financial statements and the disclosure of our liabilities and those of our subsidiaries;

•	our compliance with the Sarbanes-Oxley Act of 2002 and related rules;

•	the absence of certain material changes or events with respect to Renal Care Group since December 31, 2004;

•	tax matters;

•	matters relating to Renal Care Group’s and its subsidiaries’ employee benefit plans and executive severance matters;

•	litigation matters;

•	compliance with applicable laws;

•	environmental matters;

•	material contracts;

•	intellectual property;

•	title to and interest in our assets;

•	finders fees;

•	the fairness opinion of Morgan Stanley; and

•	compliance with applicable health care laws, including the Stark law and those related to fraud and abuse, false claims, the Health Insurance Portability and Accountability Act of 1996, and Medicare.

      The Fresenius parties have made representations and warranties to Renal Care Group with respect to, among other matters:

•	corporate organization, standing, and power, and authority to own, lease and operate their properties;

•	Merger Sub’s previous operations and capitalization;

•	the corporate power and authority to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	the ability to enter into and consummate the merger agreement without conflict with, or violation of, their organizational documents, contracts, judgments, permits or any laws;

•	governmental and other approvals required to complete the merger;

•	the accuracy of the information provided by them in this proxy statement;

•	broker’s and finders fees; and

•	Fresenius Medical Care’s financing for the merger.
Covenants of Renal Care Group
      We have various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger including, but not limited to, the following covenants.
      Conduct of Business. The merger agreement provides that Renal Care Group and its subsidiaries must each, subject to specified exceptions, conduct its business only in the usual, regular and ordinary course substantially consistent with past practice.
      The merger agreement also provides specific covenants as to various activities of Renal Care Group from the date of the merger agreement until the effective time of the merger. These covenants provide that, subject to specified exceptions, Renal Care Group will not, and will not permit any of its subsidiaries to, without the prior consent of FME:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than pro rata dividends and distributions by a Renal Care Group subsidiary to its owners, including Renal Care Group;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or other of Renal Care Group or any of its subsidiaries or any other securities of its subsidiaries or any rights, warrants or options to acquire their securities;

•	enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents;

•	issue, deliver, sell, authorize or grant any shares of capital stock, any voting debt or other voting securities, or any securities convertible into or exchangeable for, or options, warrants or rights to acquire, any such shares, voting debt or other voting securities or convertible or exchangeable securities other than issuance of common stock and associated rights upon exercise of stock options and rights under Renal Care Group’s stock incentive plans and, if applicable, upon exercise of rights issued under our shareholder protection rights agreement;

•	issue, deliver, sell, authorize or grant any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	enter into or complete any acquisitions (whether by means of a merger, share exchange, consolidation, tender offer, asset purchase or otherwise) or other business combination, other than the two acquisitions described in the disclosure letter delivered by Renal Care Group to the Fresenius parties in connection with the merger agreement and other than acquisitions having a value of less than $20 million individually and less than $100 million in the aggregate, or $150 million in the aggregate if the closing of the merger has not occurred by December 31, 2005;

•	other than in the ordinary course of business consistent with past practice with respect to employees (but not with respect to directors or officers of Renal Care Group or any of its subsidiaries), adopt, amend (other than as required by law) or terminate in any material respect any employee benefit plan or any agreement or policy with any of its directors, officers or employees;

•	except as required by any plan or arrangement in effect on the date of the merger agreement and except in the ordinary course of business consistent with past practice with respect to employees (but not with respect to directors or officers of Renal Care Group or any of its subsidiaries), increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any agreement or arrangement in effect on the date of the merger agreement, or enter into any agreement or arrangement to do any of the foregoing, provided that we may, with the reasonable approval of the Fresenius parties increase the compensation (excluding severance benefits) of directors and officers of Renal Care Group or any subsidiary after December 31, 2005 consistent with past practice;

•	except as disclosed to Fresenius Medical Care when the merger agreement was executed, provide for the payment to any director, officer or employee of compensation or benefits contingent upon the consummation of the merger;

•	provide that the merger will result in the acceleration or modification of the vesting or other material terms of any stock option, restricted stock award or other equity award, or other benefits under any benefit plan, except consistent with their terms as of the date of the merger agreement;

•	establish, adopt or enter into or make any material modification of any collective bargaining agreement, except as required by law or in the ordinary course of business;

•	make any change in financial or tax accounting methods, except as required by changes in generally accepted accounting principles or as concurred with by its independent auditors;

•	sell, lease, license, assign or otherwise dispose of, or subject to any lien, any property or assets that are material, individually or in the aggregate, except sales of inventory or excess or obsolete assets in the ordinary course of business consistent with past practice;

•	incur, create or assume any indebtedness, issue or sell any debt securities or rights to acquire debt securities, or guarantee any indebtedness or debt securities, except for short-term borrowings incurred to refinance indebtedness outstanding on the date of the merger agreement or incurred for general corporate purposes in an amount not to exceed $30 million or incurred in connection with permitted acquisitions;

•	make loans, any advances or capital contributions to, or investments in, any person other than Renal Care Group or one of its direct or indirect subsidiaries;

•	make or agree to make any capital expenditures individually in excess of $2.5 million or in the aggregate during any calendar month in excess of $7 million;

•	change its annual tax accounting period or make or change any material tax election or settle or compromise any material tax liability or refund;

•	pay, discharge, settle or satisfy any material claims, material liabilities or material obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in or contemplated by the most recent Renal Care

Group consolidated financial statements, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness owed to Renal Care Group or waive any claims or rights of substantial value;

•	other than as contemplated by the provisions prohibiting solicitations of other offers as described below, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

•	adopt a plan of complete or partial liquidation, or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization, of Renal Care Group or any material subsidiary;

•	enter into or otherwise become a party to any contract that contains a material non-competition covenant or similar restriction on the ability of Renal Care Group or Fresenius Medical Care or any of their respective subsidiaries to conduct any of their businesses in any geographical area, except for customary non-competition covenants included in joint venture arrangements consistent with past practice, provided that FME has been afforded the opportunity to review and approve them;

•	settle any litigation commenced after the date of the merger agreement against Renal Care Group or any of its directors by any shareholder of Renal Care Group related to the merger agreement, the merger or any other transactions contemplated thereby;

•	authorize, or commit or agree to do, any of the foregoing.

      In addition, Renal Care Group will not, and will not permit any subsidiary to, take any action that would or that would reasonably be expected to result in any condition to the closing of the merger not being satisfied. Renal Care Group will promptly advise the Fresenius parties of any change or event that has had or is reasonably likely to have a material adverse effect on Renal Care Group.
      No Solicitation of Other Offers. The merger agreement provides that Renal Care Group will not, and will not authorize or permit its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives, collectively referred to as “representatives” in this proxy statement, to:

•	solicit, initiate or encourage the submission of any takeover proposal (as defined below);

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes, or is reasonably expected to lead to, a takeover proposal.
      Notwithstanding the foregoing, Renal Care Group and its representatives may, in response to a takeover proposal that its Board of Directors determines, in good faith, could reasonably be expected to lead to a superior proposal (as defined below), which takeover proposal was not solicited by Renal Care Group and did not otherwise result from a breach of the previous paragraph:

•	furnish information with respect to Renal Care Group to the person making the takeover proposal and its representatives pursuant to a customary confidentiality agreement (which need not contain any standstill or similar covenant, provided that in the event the confidentiality agreement contains no standstill or similar provisions or contains provisions that are less favorable to Renal Care Group, Fresenius Medical Care shall be released from its standstill and similar covenants to the extent necessary to render Fresenius Medical Care’s provisions no more favorable to Renal Care Group than those in the confidentiality agreement for the person making the takeover proposal); and

•	participate in discussions or negotiations, including solicitation of a revised takeover proposal, with such person and its representatives regarding any takeover proposal.

      The merger agreement further provides that our Board of Directors will not:

•	withdraw or modify in a manner adverse to the Fresenius parties, or propose publicly to withdraw or modify in a manner adverse to the Fresenius parties, the adoption, approval, recommendation or declaration of advisability by our Board of Directors of the merger agreement, the merger or the other transactions to our shareholders; or

•	recommend, adopt, approve, or declare advisable or propose publicly to recommend, adopt, approve or declare advisable, any takeover proposal (each action described in the foregoing bullet points is referred to in this proxy statement as an “adverse recommendation change”).
      However, at any time before our shareholders have adopted the merger agreement at the special meeting, our Board of Directors may make an adverse recommendation change if it determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with applicable law, including its fiduciary duties to Renal Care Group’s shareholders. Our Board of Directors may not make an adverse recommendation change until three business days after the Fresenius parties receive a written notice from Renal Care Group advising Fresenius Medical Care that our Board of Directors intends to take such action and specifying the reasons for that action, including the terms and conditions of any superior proposal that may be the basis of the proposed action by our Board of Directors. In determining whether to make an adverse recommendation change, our Board of Directors must take into account any changes to the financial terms of the merger agreement proposed by Fresenius Medical Care in response to the notice of adverse recommendation change or otherwise.
      We have agreed to advise the Fresenius parties promptly, orally and in writing, of any takeover proposal or any inquiry that could reasonably be expected to lead to a takeover proposal and the identity of the person making any takeover proposal or inquiry. We have agreed to provide the Fresenius parties with the material terms and conditions of any proposal that is the basis of an adverse recommendation change or termination of the merger agreement by Renal Care Group as a result of the acceptance of a superior proposal. We have agreed to keep the Fresenius parties fully informed of the status of any such takeover proposal or inquiry. The merger agreement provides that we will not be required to comply with these notice provisions in any instance to the extent that the our Board of Directors determines in good faith, that compliance with them would in such instance be a breach of their fiduciary duties.
      As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

A “takeover proposal” means any proposal or offer from any person relating to any direct or indirect acquisition in one or a series of transactions, of:

•	assets or businesses of Renal Care Group and its subsidiaries that constitute or represent 15% or more of the total revenue, operating income, earnings before interest, taxes, depreciation and amortization or assets of Renal Care Group and its subsidiaries taken as a whole, or

•	15% of more of the outstanding shares of capital stock of Renal Care Group.

A “superior proposal” means any bona fide written offer made by a third party in respect of:

•	a transaction that if consummated would result in such third party acquiring, directly or indirectly, 50% or more of the voting power of the outstanding Renal Care Group common stock or 50% or more of the assets of Renal Care Group and its subsidiaries taken as a whole, or

•	a merger between such third party and Renal Care Group,

in either case providing for consideration to Renal Care Group’s shareholders consisting of cash and/or securities, it being understood that securities retained by Renal Care Group’s shareholders will be included for purposes of this determination, which transaction our Board of Directors determines in its good faith judgment after consultation with outside counsel and a financial advisor of nationally recognized reputation to be:

•	more favorable to our shareholders from a financial point of view than the merger, taking into account all of the terms and conditions of the takeover proposal and the merger agreement, including any changes to the financial terms of the merger agreement proposed by the Fresenius parties, the form of the consideration offered, the person making the offer, the break-up fees and expense reimbursement provisions as well as other financial factors deemed relevant by our Board of Directors, and

•	reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such takeover proposal.
      Nothing in the provisions of the merger agreement relating to takeover proposals prohibits Renal Care Group from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a disclosure to its shareholders if, in the good faith judgment of our Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law, including but not limited to our Board of Directors’ duty of candor to our shareholders. However, neither Renal Care Group nor our Board of Directors may take, or agree or resolve to take, any action prohibited by the provisions described above regarding the making of an adverse recommendation change.
      Shareholder Meeting/ Proxy Statement. We must call and hold a meeting of shareholders to consider the adoption or rejection of the merger agreement as soon as practicable after this proxy statement is filed with the SEC. We must hold the shareholders’ meeting regardless of whether our Board of Directors has made an adverse recommendation change as described under “ — No Solicitation of Other Offers” above.
      Benefit Plans. The terms of the merger agreement provide that, subject to applicable law, the Fresenius parties shall and shall cause the surviving corporation to give Renal Care Group employees full credit for such employees’ service with Renal Care Group and its subsidiaries to the same extent recognized by Renal Care Group and its subsidiaries immediately prior to the effective time of the merger, for all purposes, under any employee benefit plans or arrangements maintained by the Fresenius parties’ business in the United States, the surviving corporation and their respective subsidiaries, except:

•	for benefit accrual under defined benefit pension plans for which such employees do not participate and no liabilities with respect to such employees are transferred from any defined benefit pension plans in which such employees do participate immediately prior to the effective time; and

•	eligibility for benefits under post-retirement health and life insurance plans in which Renal Care Group employees do not participate immediately prior to the effective time.

      The merger agreement also provides that, subject to applicable law, the Fresenius parties shall, and shall cause the surviving corporation to:

•	waive all limitations as to pre-existing conditions exclusions, actively-at-work requirements and waiting periods applicable to the employees of Renal Care Group and its subsidiaries and, to the extent applicable, any retired employees of Renal Care Group and its subsidiaries under any welfare benefit plans in which such employees may be eligible to participate from and after the effective time of the merger, except to the extent that such waiting periods, pre-existing condition limitations, exclusions and actively-at-work requirements would have been applicable under the comparable Renal Care Group welfare benefit plan immediately prior to the effective time of the merger;

•	provide each Renal Care Group employee (and each retired employee) with credit for any co-payments and deductibles paid prior to the effective time of the merger in the calendar year in which the merger occurs in satisfying any applicable deductible or out-of-pocket requirements in the calendar year in which the merger occurs, under any welfare plans in which such employee (and each retired employee) is eligible to participate after the effective time of the merger; and

•	provide to each of the Renal Care Group employees (who are not members of Renal Care Group’s senior management) benefits (including health, welfare, pension, vacation, savings and severance) that are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger, provided that Renal Care Group’s senior management employees shall be entitled to participate in any plans or arrangements made available the Renal Care Group employees generally.
      After the completion of the merger, the Fresenius parties will not be required to provide Renal Care Group employees with awards of capital stock of any entity or awards of options or other rights of any kind to acquire capital stock of any entity; provided, however, the Fresenius parties may, in their discretion, offer such awards on a basis that is consistent with such awards available to employees of the Fresenius parties principally employed in the United States. In addition, after the completion of the merger, none of the Fresenius parties, the surviving corporation or any of their affiliates shall have any obligation to continue to employ any of Renal Care Group’s employees other than on an “at will” basis except as otherwise may be required under any employment agreements. Additionally, none of the Fresenius parties or the surviving corporation shall have any obligation to make provision for any benefits for any period of time with respect to any Renal Care Group employees employed by any entities that have been divested in any manner from the Fresenius parties or the surviving corporation following the date of such divestiture.
      The merger agreement also provides that our Board of Directors or, if appropriate, any committee thereof administering the applicable plan, policy or program shall adopt such resolutions or take such other actions as may be required to:

•	terminate accruals under the Renal Care Group Supplemental Executive Retirement Plan immediately prior to the day on which the effective time of the merger occurs so that the benefits for any participant in the plan are determined without regard to any period of employment after the earlier of the effective time of the merger or the date of the participant’s actual termination of employment; and

•	terminate any and all unwritten severance, deferred compensation or termination plans, policies or programs immediately prior to the day on which the effective time of the merger occurs and notify the employees prior to the effective time of the merger regarding the termination.
      Rights Agreement. Pursuant to the terms of the merger agreement, our Board of Directors is required to take all action necessary in order to render the rights issued pursuant to the Shareholder Protection Rights Agreement dated as of May 2, 1997 inapplicable to the merger and the other transactions contemplated by the merger agreement.
Covenants of Fresenius Medical Care and Merger Sub
      Fresenius Medical Care, FME and Merger Sub have various obligations and responsibilities under the merger agreement, from the date of the merger agreement until the effective time of the merger, including, but not limited to, the following covenants.
      Conduct of Business. The merger agreement provides that Fresenius Medical Care will not, and will not permit any of its subsidiaries to, without the prior consent of Renal Care Group, acquire or agree to acquire any business or assets if any such acquisition or agreement would have or reasonably be expected to have a material adverse effect on the ability of Fresenius parties to complete the merger and perform their obligations under the merger agreement and that Fresenius Medical Care will not authorize, or commit or agree to take, any such action.
      Indemnification; Directors and Officers Insurance. The merger agreement provides that Fresenius Medical Care will cause Renal Care Group, as the surviving corporation in the merger, to honor all of Renal Care Group’s obligations to indemnify our current or former directors and officers for acts or omissions by any of those directors or officers occurring prior to the effective time of the merger to the extent that those indemnification obligations existed on the date of the merger agreement, whether pursuant to our certificate of incorporation, bylaws, individual indemnity agreements or otherwise. These indemnification obligations will survive the merger and continue in full force and effect in accordance with the terms of our certificate of incorporation and bylaws and the individual indemnity agreements we have with our officers and directors until the expiration of the applicable statute of limitations with respect to any claims against any of these directors and officers arising out of such acts or omissions.
      The merger agreement also provides that Fresenius Medical Care will, for a period of six years after the effective time, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Renal Care Group, which are referred to as the “current policies” in this proxy statement, with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger. The merger agreement provides that Fresenius Medical Care may substitute policies of directors’ and officers’ insurance for the current policies, as long as the substitute policies are with reputable and financially sound carriers, provide at least the same coverage and amount, and contain terms and conditions which are no less advantageous to the directors and officers; we refer to any of these substitute policies as the “replacement policies” in this proxy statement.
      Fresenius Medical Care is not required to maintain the current policies if it is required to pay aggregate annual premiums for such insurance in excess of 225% of $1,322,181, which is the premium paid by Renal Care Group for directors’ and officers’ liability insurance coverage for the year from March 1, 2004 through February 28, 2005. If Fresenius Medical Care is required to pay in excess of that amount to maintain the current policies or replacement policies, then it is only obligated to provide a policy with the best coverage Fresenius Medical Care is reasonably able to obtain for such 225% amount.
      From and after the effective time of the merger, the Fresenius parties have agreed to jointly and severally, and have agreed to cause the surviving corporation to, indemnify, defend and hold harmless, to the fullest extent permitted by law, the present and former officers and directors of Renal Care Group and its subsidiaries and any employee of Renal Care Group or any subsidiary who, as of the date of the merger agreement, acts as a fiduciary under any Renal Care Group benefit plan against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger in connection with the indemnified party’s duties as an officer or director of or any of its subsidiaries, including in respect to this merger agreement, the merger and the other transactions; provided, however, that an indemnified party shall not be entitled to indemnification for losses arising out of actions or omissions by the indemnified party constituting (1) a breach of the merger agreement, (2) criminal conduct or (3) any violation of federal, state or foreign securities laws; and provided, further, that no Fresenius party shall have any liability with respect to any claims that are settled by the applicable indemnified party without the consent of FME, if the claims are solely for money damages and if the Fresenius parties have acknowledged in writing their obligation to indemnify the applicable indemnified party.
      Efforts to Obtain Financing and Substitute Financing. The merger agreement provides that the Fresenius parties will use their best efforts to enter into definitive agreements with respect to and obtain funding under the financing provided for in the commitment letter, and, subject to Renal Care Group’s obligations set forth below in this paragraph, take any and all actions necessary to satisfy the conditions precedent set forth in such definitive agreements. In addition, the merger agreement provides that, if any portion of the financing contemplated by the commitment letter becomes unavailable in the manner or from the sources originally contemplated, then the Fresenius parties will use their best efforts to obtain any such portion on substantially comparable terms from alternative sources. Further, if any portion of the financing contemplated by the commitment letter becomes unavailable on terms substantially comparable to those set forth in the commitment letter despite the Fresenius parties’ best efforts, then the Fresenius parties will use their reasonable best efforts to obtain any such portion on such other terms as are available from alternative sources. In connection with the Fresenius parties covenants to obtain financing, Renal Care Group has agreed to use its best efforts to take actions reasonably requested by the Fresenius parties (provided that the effectiveness of any such actions is expressly conditioned upon the consummation of the merger) that are necessary to facilitate the financing and to satisfy the conditions precedent in the commitment letter to the extent such conditions relate to Renal Care Group or are within the control of Renal Care Group. The Fresenius parties have agreed to keep us and our Board of Directors informed about the status of the financing, including providing prompt notice to Renal Care Group of any material developments with respect to the financing.
Covenants of All Parties
      Renal Care Group and the Fresenius parties have additional obligations and responsibilities under the merger agreement, from the date of the merger agreement until the effective time of the merger, including the following covenants.
      Standard of Efforts. Subject to the conditions set forth in the merger agreement, each of Renal Care Group and the Fresenius parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	taking all acts necessary to cause the conditions precedent to the merger set forth in the merger agreement to be satisfied,

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

•	obtaining all necessary consents, approvals or waivers from third parties,

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and

•	executing and delivering any additional instruments necessary to consummate the merger and the transactions contemplated by the merger agreement and fully carrying out the purposes of the merger agreement.
      In connection with and without limiting the foregoing, we and our Board of Directors have agreed to:

•	take all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger or any transaction contemplated by the merger agreement or to the merger agreement, and if any state takeover statute or similar statute or regulation becomes applicable to the merger agreement, take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement, and

•	take the actions described above to assist the Fresenius parties with their arrangements for obtaining the financing.
      The merger agreement provides that Renal Care Group will give prompt notice to the Fresenius parties, and that each of the Fresenius parties shall give prompt notice to Renal Care Group, of (1) any representation or warranty made by it contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any representation or warranty contained in the merger agreement that is not so qualified becoming untrue or inaccurate in any material respect or (2) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.
      Antitrust. The Fresenius parties and Renal Care Group have agreed to make, and the Fresenius parties have agreed to cause Fresenius AG to make, an appropriate filing of a notification and report form pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the HSR Act, and to make such other filings with respect to the merger and the transactions contemplated by the merger agreement as are required under laws in foreign jurisdictions governing antitrust or merger control matters, which, together with the HSR Act, are referred to in this proxy statement as the “antitrust laws.” We and the Fresenius parties made these filings on May 13, 2005. On June 13, 2005, we and the Fresenius parties received a formal request under the HSR Act for additional information from the Federal Trade Commission. We and the Fresenius parties may not complete the merger before 30 days after certification by us and the Fresenius parties of substantial compliance with the FTC’s request for additional information or until earlier satisfaction by the FTC that the merger will not raise anticompetitive concerns. We and Fresenius Medical Care have determined that no filings with respect to the merger and the transactions contemplated by the merger agreement are required under the laws of any foreign jurisdiction governing antitrust or merger control matters. The parties have also agreed to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to antitrust laws.
      The Fresenius parties and Renal Care Group have agreed to use their best efforts to cause, and the Fresenius parties to cause Fresenius AG to use its best efforts to cause, the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under antitrust laws as soon as practicable. The parties have agreed not to extend, and the Fresenius parties to cause Fresenius AG not to extend, directly or indirectly any waiting period under the HSR Act or enter into any agreement with a governmental entity to delay or not to consummate the merger, except with the prior written consent of the other parties to the merger agreement.
      Pursuant to the merger agreement, each of the Fresenius parties and Renal Care Group will, and the Fresenius parties will cause Fresenius AG to:

•	promptly notify the other party of any written communication to that party from any governmental entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable law, if practicable, permit the other party to review in advance any proposed written communication to any such governmental entity and incorporate the other party’s reasonable comments,

•	not agree to participate in any substantive meeting or discussion with any such governmental entity in respect of any filing, investigation or inquiry concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend, and

•	furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such governmental entity or its staff on the other hand, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement.
      If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the merger or the transactions contemplated by the merger agreement as violative of any antitrust law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a governmental entity that would make the merger or the other transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the merger, each of the Fresenius parties have agreed to, and to cause Fresenius AG to:

•	use its best efforts to contest and resist any such action or proceeding, and

•	use its best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the other transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions.
      For purposes of the first bullet point above, the best efforts of the Fresenius parties and Fresenius AG specifically include:

•	selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner, or

•	agreeing to sell, hold separate or otherwise dispose of assets or conduct its business in a specified manner, or

•	permitting the sale, holding separate or other disposition of, any assets of the Fresenius parties, Fresenius AG, or their respective subsidiaries, or after the effective time of the merger, Renal Care Group or its subsidiaries, or the conducting of its business in a specified manner.
      We have agreed to cooperate with the Fresenius parties in all respects in the Fresenius parties’ or Fresenius AG’s implementation of any of the measures described above that is undertaken in order to permit consummation of the merger or the transactions contemplated by the merger agreement. Our commitment in this regard includes entering into agreements or taking other actions prior to the effective time of the merger that the Fresenius parties reasonably request to dispose of assets of Renal Care Group and its subsidiaries. However, neither Renal Care Group nor any of its subsidiaries is required to complete any disposition of assets prior to the effective time of the merger, or enter into any agreement or other arrangement for a disposition of any assets of Renal Care Group or one of its subsidiaries that does not expressly provide that Renal Care Group’s obligation to complete such disposition is subject to the prior or simultaneous occurrence of the effective time of the merger.
      In connection with the execution and delivery of the merger agreement, Renal Care Group, Fresenius AG, Fresenius Medical Care and FME entered into a letter agreement under which Fresenius AG has agreed to cooperate with the Fresenius parties and Renal Care Group in satisfying the conditions precedent to the consummation of the merger. Fresenius AG’s commitment specifically includes taking all actions to make the required filing under the HSR Act and to take the actions described above that the Fresenius parties may be required to make in order to obtain necessary approvals under the antitrust laws.
      Fees and Expenses. All fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is consummated.
      Public Announcements. The merger agreement provides, among other things, that the Fresenius parties and Renal Care Group will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the merger and the transactions contemplated by the merger agreement. The parties have agreed not to issue any such press release or make any such public statement prior to such consultation, except as may be otherwise required by law, court process or by obligations pursuant to any listing requirement of any national securities exchange on which such party’s securities are listed.
      Amendment, Extension and Waiver. The merger agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties. However, after our shareholders adopt the merger agreement, the parties may not make any amendment that by law requires further approval by our shareholders without the further approval of our shareholders, and except for the foregoing, no amendment of the merger agreement by Renal Care Group shall require the approval of our shareholders. In addition, the parties may not make any amendment to the merger agreement after the effective time of the merger.
      At any time before the completion of the merger, the parties may:

•	extend the time for performance of any of the obligations or other acts of the other parties,

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in a document delivered pursuant to the merger agreement; or

•	subject to the same limitations set forth in the previous paragraph regarding amendments, waive compliance with any of the agreements or conditions contained in the merger agreement.
Conditions to the Completion of the Merger
      The obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the effective time of the merger of the following conditions:

•	the adoption of the merger agreement by shareholders holding a majority of the shares of our common stock outstanding on the record date;

•	the expiration or termination of the waiting period under the HSR Act or the required approval under that act must have been received; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; provided that each of the parties must have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.
      The obligations of the Fresenius parties to effect the merger are further subject to the satisfaction or waiver on or prior to the effective time of the merger of the following conditions:

•	the representations and warranties of Renal Care Group that relate to undisclosed liabilities, litigation and compliance with health care laws shall be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger as though made as of the effective time of the merger, except that representations and warranties that expressly relate to an earlier date are required to be true and correct as of that date only. For purposes of this condition, references within the individual representations and warranties to knowledge shall mean knowledge as of the effective time;

•	all other representations and warranties of Renal Care Group shall be true and correct when made and at and as of the effective time as though made at the effective time of the merger (except that representations and warranties that expressly relate to an earlier date are required to be true and correct as of that date only), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably expected to have, a material adverse effect on Renal Care Group (as defined below). For purposes of this condition, the references within the individual representations and warranties to materiality or a material adverse effect on Renal Care Group will not be taken into consideration and references within the individual representations and warranties to knowledge shall mean knowledge as of the effective time;

•	Renal Care Group shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the Fresenius parties will have received a certificate signed by our Chief Executive Officer and Chief Financial Officer regarding the satisfaction of the three conditions described above;

•	except as disclosed by Renal Care Group in its filings with SEC or as disclosed to Fresenius pursuant to the merger agreement, since the date of the merger agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Renal Care Group (as defined below); and

•	those conditions precedent to the initial funding of its financing commitments that are related to the delivery of releases of liens encumbering the assets of Renal Care Group and the delivery of financial statements of Renal Care Group shall have been satisfied or waived in writing by the lenders providing such commitments.

      The obligations of Renal Care Group to effect the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

•	the representations and warranties of the Fresenius parties that relate to the merger not conflicting with the Fresenius parties’ organizational documents or contracts or laws applicable to the Fresenius parties and consents required for the merger shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, as though made as of the effective time of the merger, except that representations and warranties that expressly relate to an earlier date are required to be true and correct as of that date only. For purposes of this condition, references within the individual representations and warranties to knowledge shall mean knowledge as of the effective time;

•	all other representations and warranties of the Fresenius parties shall be true and correct when made and at and as of the effective time as though made at the effective time of the merger (except that representations and warranties that expressly relate to an earlier date are required to be true and correct as of that date only), except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, have not had and would not reasonably expected to have, a material adverse effect on the Fresenius parties (as defined below). For purposes of this condition, the references within the individual representations and warranties to materiality or a material adverse effect on the Fresenius parties will not be taken into consideration and references within the individual representations and warranties to knowledge shall mean knowledge as of the effective time; and

•	the Fresenius parties shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

•	Renal Care Group will have received a certificate signed on behalf of all the Fresenius parties by the Chief Executive Officer and Chief Financial Officer of FME regarding the satisfaction of the three conditions described above;
      If any of these conditions is not satisfied or waived, then the merger will not be completed even if our shareholders vote to adopt the merger agreement.
      For purposes of the merger agreement, a “material adverse effect” on Renal Care Group means:

•	a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Renal Care Group and its subsidiaries taken as a whole,

•	a material adverse effect on the ability of Renal Care Group to perform its obligations under the merger agreement, or

•	a material adverse effect on the ability of Renal Care Group to consummate the merger and the other transactions contemplated by the merger agreement;

provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a material adverse effect on Renal Care Group:

•	events, circumstances, changes or effects that generally affect providers of dialysis services in the United States, except to the extent that Renal Care Group and its subsidiaries, taken as a whole,

are disproportionately affected in a material and adverse manner relative to FME and its subsidiaries, taken as a whole;

•	any circumstance, change or effect that results principally from the existence of any suit, action, proceeding or investigation undertaken by or on behalf of any governmental entity in connection with any subpoenas served upon or claims made against Renal Care Group or its subsidiaries or any investigation conducted by the Office of Inspector General of the United States Department of Health and Human Services, the United States Department of Justice or any State Governmental Entity that (1) subject to certain exceptions, has been publicly disclosed by Renal Care Group in its filings with the Securities and Exchange Commission prior to the date of the merger agreement or (2) relates to any violation or alleged violation of any statute or rule or regulation promulgated by a governmental entity that is generally applicable only to participants in the health care industry by reason of their participation in federal or state health care programs, including Medicare and Medicaid, or their provision of health care services to people in the United States, including federal and state statutes related to false or fraudulent claims, kickbacks to health care providers, inducements to beneficiaries of health care providers or self-referrals. Clause (2) of this exception further provides that, for the avoidance of doubt, the exception shall prohibit consideration of the existence of any such suit, action, proceeding or investigation when determining whether a material adverse affect exists but shall not prohibit consideration of actual events or circumstances constituting a violation of any such statute or rule or regulation or other law;

•	general economic or political conditions, except to the extent that Renal Care Group and its subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its subsidiaries, taken as a whole;

•	changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the merger agreement;

•	any circumstance, change or effect that results from any action required to be taken pursuant to the merger agreement or taken upon the written request of FME; and

•	changes caused by acts of terrorism or war (whether or not declared) occurring after the date of the merger agreement, except to the extent that Renal Care Group and its subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its subsidiaries, taken as a whole.

      For purposes of the merger agreement, a “material adverse effect” on the Fresenius parties means:

•	a material adverse effect on the ability of any of the Fresenius parties to perform its obligations under the merger agreement, or

•	a material adverse effect on the ability of FME or Merger Sub to consummate the merger or any Fresenius party to consummate the other transactions contemplated by the merger agreement.
Termination
      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after our shareholders have adopted the merger agreement:

•	by mutual written consent of the Fresenius parties and Renal Care Group;

•	by either the Fresenius parties or Renal Care Group:

•	if the merger is not consummated on or before March 31, 2006 (referred to herein as the “outside date”); provided that the right to terminate the merger agreement under this circumstance will not be available to any party (a) whose breach of the merger agreement has been the primary reason the merger has not been consummated by such date or (b) if on such date, all of the conditions precedent set forth in the merger agreement have been satisfied;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement shall have used those efforts required under the merger agreement to resist, lift or resolve, as applicable, such action; or

•	if, upon a vote at a duly held meeting to obtain our shareholders’ adoption of the merger agreement, the merger agreement is not adopted; provided, that the merger agreement may not be terminated by the Fresenius parties pursuant to this provision if the Fresenius parties have not caused their shares of Renal Care Group to be voted in favor of the adoption of the merger agreement;

•	by the Fresenius parties:

•	if Renal Care Group breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the completion of the merger set forth in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to Renal Care Group of such breach (provided that the Fresenius parties are not then in material breach of any representation, warranty or covenant contained in the merger agreement);

•	in the event of an adverse recommendation change by Renal Care Group; provided, that the Fresenius parties may not exercise this termination right at any time after our shareholders adopt the merger agreement; or

•	if, except as disclosed in Renal Care Group’s filings with the Securities and Exchange Commission prior to the date of the merger agreement or to the Fresenius parties pursuant to the merger agreement, since the date of the merger agreement, there shall have been any event, change or development that individually or in the aggregate has had or would be reasonably be expected to have a material adverse effect on Renal Care Group;

•	by Renal Care Group:

•	if the Fresenius parties breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of the conditions precedent and cannot be or has not been cured within 30 days after the giving of written notice to the Fresenius parties of such breach (provided that Renal Care Group is not then in material breach of any representation, warranty or covenant contained in the merger agreement);

•	if (1) our Board of Directors has received a superior proposal, (2) we have notified the Fresenius parties in writing that our Board of Directors is prepared to accept such superior proposal, (3) at least three business days have elapsed after the Fresenius parties received the notice referred to in clause (2) above, and taking into account any revised proposal made by the Fresenius parties since receipt of the notice referred to in clause (2) above, the superior proposal remains a superior proposal, (4) we are in compliance with the provisions of the merger agreement regarding not soliciting a third party proposal and the payment of the termination fee to Fresenius Medical Care as described below, and (5) our Board of Directors concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such superior proposal.
Termination Fee
      Renal Care Group must pay FME a fee of $96.25 million:

•	if the merger agreement is terminated by the Fresenius parties due to an adverse recommendation change by Renal Care Group;

•	if we terminate the merger agreement because (1) our Board of Directors has received a superior proposal, (2) we have notified the Fresenius parties in writing that our Board of Directors is prepared to accept such superior proposal, (3) at least three business days have elapsed after the Fresenius parties received the notice referred to in clause (2) above, and taking into account any revised proposal made by the Fresenius parties since receipt of the notice referred to in clause (2) above, the superior proposal remains a superior proposal, (4) we are in compliance with the provisions of the merger agreement regarding not soliciting a third party proposal and the payment of the termination fee to Fresenius Medical Care as described below, and (5) our Board of Directors concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such superior proposal; or

•	if:

•	after the date of the merger agreement and prior to a duly held meeting of our shareholders to obtain the adoption of the merger agreement, any person makes a takeover proposal, which has not been withdrawn, and

•	the merger agreement is terminated:

•	by either the Fresenius parties or Renal Care Group after a vote at a duly held meeting of our shareholders to obtain the adoption of the merger agreement at which our shareholders do not adopt the merger agreement; or

•	by the Fresenius parties as a result of

•	Renal Care Group breaching or failing to perform in any material respect any of the covenants contained in the merger agreement;

•	Renal Care Group breaching as of the date of the merger agreement in any material respect any of the representations and warranties contained in the merger agreement; or

•	a willful material breach by Renal Care Group after the date of the merger agreement of a representation or warranty contained in the merger agreement and required to be true and correct as of the closing date; and

•	within one year of such termination we enter into a definitive agreement to consummate, or consummate, the transactions contemplated by the takeover proposal that was in existence after the date of the merger agreement and prior to the date of our shareholder meeting, then we must pay any termination fee due by wire transfer of same-day funds:

•	on the date of termination of the merger agreement, in the case of the first two bullet points under Termination Fees above; and

•	on the date of execution of a definitive agreement or, if earlier, consummation of the transactions, in the case of the third bullet point under Termination Fees above.
The merger agreement provides that if we fail to pay FME the full amount of the termination fee promptly after it becomes due, we will pay interest on the termination fee to FME at a published prime rate from the date payment of the termination fee was due up to the date on which we pay the termination fee, and we will reimburse FME for any out of pocket expenses (including the reasonable fees of counsel) incurred by it in connection with its enforcement of its rights to collect such termination fee.

MARKET PRICE OF THE COMPANY’S COMMON STOCK
      Our common stock is traded on the New York Stock Exchange under the symbol “RCI.” The following table sets forth, for the periods indicated, the quarterly high and low closing sales prices on the New York Stock Exchange.

	High	Low

2003
First quarter	$21.07	$18.70
Second quarter	$23.47	$20.00
Third quarter	$25.07	$22.70
Fourth quarter	$27.75	$22.03
2004
First quarter	$31.43	$27.55
Second quarter	$34.29	$29.93
Third quarter	$33.24	$30.09
Fourth quarter	$36.10	$30.00
2005
First quarter	$40.00	$36.32
Second quarter	$46.93	$37.20
Third quarter (through July 15, 2005)	$46.65	$46.09
      On May 3, 2005, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for Renal Care Group common stock as reported on the New York Stock Exchange was $39.30 per share. On July 15, 2005, the latest practicable trading day before the date of this proxy statement, the closing sale price for Renal Care Group common stock as reported on the New York Stock Exchange was $46.63 per share. Shareholders should obtain a current market quotation for Renal Care Group common stock before making any decision with respect to the merger. On July 1, 2005, there were approximately 140 holders of record of Renal Care Group common stock.
      We have never declared or paid cash dividends on our common stock, and we do not plan to pay any cash dividends in the foreseeable future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of common stock held beneficially, directly or indirectly, as of July 21, 2005 by (a) each shareholder that, to our knowledge, owns more than 5% of our outstanding common stock, (b) each director of Renal Care Group, (c) our executive officers, and (d) all of our directors and executive officers as a group, together with the percentage of the outstanding shares of common stock which such ownership represents.
COMMON STOCK

	Beneficial Ownership(1)

Name	Number	Percent

FMR Corp.(2)	10,160,100	14.9%
Gary A. Brukardt(3)	838,150	*
Peter G. Grua(4)	35,249	*
Joseph C. Hutts(5)	33,748	*
Harry R. Jacobson, M.D.(6)	596,256	*
William P. Johnston(7)	84,420	*
William V. Lapham(8)	69,147	*
Thomas A. Lowery, M.D.(9)	108,896	*
Stephen D. McMurray, M.D.(10)	89,412	*
C. Thomas Smith(11)	33,749	*
Raymond Hakim, M.D., Ph.D.(12)	692,629	*
David M. Dill(13)	189,962	*
David Maloney(14)	67,803	*
Timothy P. Martin(15)	116,526	*
Douglas B. Chappell(16)	143,233	*
All executive officers and directors as a group (13 persons)(17)	3,099,180	4.4

*	Less than 1% of the outstanding common stock.

(1)	Information relating to the beneficial ownership of common stock by the individuals included in this table is based upon information furnished by each such individual using “beneficial ownership” concepts used in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act. Beneficial ownership includes shares as to which such person or group, directly or indirectly, through any contract, management, understanding, relationship, or otherwise has or shares voting power and/or investment power as those terms are defined in Rule 13d-3(a) of the Exchange Act. Except as indicated in other footnotes to this table, each individual listed above possesses sole voting and investment power with respect to all shares set forth by his or its name, except to the extent that voting or investment power is shared by that person’s spouse under applicable law. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage by the particular person or group, but are not deemed outstanding for any other purpose.

(2)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The number of shares reported and the information included in this footnote were derived from a Schedule 13G/ A filed on February 14, 2005 by FMR Corp. (“FMR”). Edward C. Johnson, III, as Chairman of FMR, and Abigail Johnson, as a Director of FMR, are deemed beneficial owners of the 10,160,100 shares of such common stock and jointly executed the Schedule 13G/ A. FMR reports that it has sole voting power over 849,435 shares and sole dispositive power over 10,160,100 shares. FMR also reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. Fidelity

Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. Fidelity is the beneficial owner of 9,310,665 shares or 13.82% of such outstanding common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). The ownership of one such investment company, Fidelity Low Priced Stock Fund, amounted to 7,350,000 shares or 10.91% of our total outstanding common stock. Fidelity and Fidelity Low Priced Stock Fund also jointly executed the Schedule 13G/ A filed by FMR and share the same address as FMR. Mr. Johnson and FMR, through its control of Fidelity, each has sole power to dispose of 9,310,665 shares owned by the Fidelity Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 849,435 shares or 1.26% of our outstanding common stock as a result of serving as investment manager of institutional account(s). Mr. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 849,435 shares and sole power to vote or to direct the voting of 849,435 shares owned by the institutional account(s).

(3)	Includes 830,375 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 318,750 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(4)	Includes 33,749 shares of common stock that may be acquired upon exercise of options within 60 days.

(5)	Includes 33,749 shares of common stock that may be acquired upon exercise of options within 60 days.

(6)	Includes 50,622 shares of common stock that may be acquired upon exercise of options within 60 days.

(7)	Includes 67,498 shares of common stock that may be acquired upon exercise of options within 60 days.

(8)	Includes 67,497 shares of common stock that may be acquired upon exercise of options within 60 days and 750 shares of common stock held by his spouse.

(9)	Includes 16,874 shares of common stock that may be acquired upon exercise of options within 60 days.

(10)	Includes 16,874 shares of common stock that may be acquired upon exercise of options within 60 days and 30,500 shares of common stock that may be acquired upon exercise of options within 60 days that are held by his spouse.

(11)	Includes 33,749 shares of common stock that may be acquired upon exercise of options within 60 days.

(12)	Includes 637,500 shares of common stock that may be acquired upon exercise of options within 60 days and 13,333 shares of restricted stock. Does not include 221,250 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(13)	Includes 186,250 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 221,250 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(14)	Includes 61,875 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 150,625 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(15)	Includes 115,625 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 221,250 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(16)	Includes 133,125 shares of common stock that may be acquired upon exercise of options within 60 days. Does not include 80,625 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

(17)	Includes 2,315,852 shares of common stock that may be acquired upon exercise of options within 60 days.

FUTURE SHAREHOLDER PROPOSALS
      If the merger is completed, there will be no public participation in any future meetings of shareholders of Renal Care Group. If the merger is not completed, however, our shareholders will continue to be entitled to attend and participate in meetings of our shareholders. If the merger is not completed, we will inform our shareholders, by press release or other means that we determine to be reasonable, of the date by which shareholder proposals must be received by Renal Care Group for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Renal Care Group. We will make these materials available for inspection and copying by any shareholder, or representative of a shareholder who is so designated in writing, at our executive offices during regular business hours.
      Our shareholders may read and copy any reports, statements or other information filed by Renal Care Group at the SEC public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.
      The SEC allows Renal Care Group to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. If we file with the SEC and incorporate by reference any information so filed after the date of this proxy statement, then that information may update and supersede the information in this proxy statement.
      Renal Care Group incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date on which we file this definitive proxy statement and before the special meeting.
      The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Renal Care Group since the date of this proxy statement or that the information herein is correct as of any later date.
      Shareholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated July 21, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.
      This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made only for the purposes of merger agreement and those other contracts or documents and solely for the benefit of the parties to the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties (including Renal Care Group and the Fresenius parties), and may not be complete as of the date of this proxy statement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to shareholders. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties in the merger agreement that are contained in this proxy statement or upon the actual representations and warranties contained in the merger agreement or the other contracts and documents incorporated by reference into this proxy statement as statements of factual information.

APPENDIX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Renal Care Group. Information about Renal Care Group can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge from Renal Care Group upon request or at www.sec.gov.
      The merger agreement contains representations and warranties made by us to the Fresenius parties and representations and warranties made by the Fresenius parties to us. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of the parties to such agreement as of specific dates, may be subject to important limitations and qualifications agreed to by the parties to the merger agreement, and may not be complete. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders. Accordingly, you should not rely upon the representations and warranties contained in the merger agreement as statements of factual information.

AGREEMENT
Dated as of May 3, 2005,
Among
FRESENIUS MEDICAL CARE AG,
FRESENIUS MEDICAL CARE HOLDINGS, INC.
FLORENCE ACQUISITION, INC.
And
RENAL CARE GROUP, INC.

A-i

A-ii

      AGREEMENT dated as of May 3, 2005, among FRESENIUS MEDICAL CARE AG, a corporation organized under the laws of the Federal Republic of Germany (“FME AG”), FRESENIUS MEDICAL CARE HOLDINGS, INC., a New York corporation, and a wholly owned subsidiary of FME AG (“FME”), FLORENCE ACQUISITION, INC., a Delaware corporation, and a wholly owned subsidiary of FME (“Sub”), and RENAL CARE GROUP, INC., a Delaware corporation (“Rome”).
      WHEREAS the respective boards of directors of FME, Sub and Rome have approved the merger (the “Merger”) of Sub into Rome on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of Rome (the “Rome Common Stock”) not owned by FME, Sub or Rome shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01);
      WHEREAS the Supervisory Board of Directors and Managing Board of Directors of FME AG have approved the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) on the terms and subject to the conditions of this Agreement; and
      WHEREAS FME AG, FME, and Sub (collectively, the “Florence Parties”) and Rome desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions and also to prescribe various conditions to the Merger and the other Transactions.
      NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
The Merger
      Section 1.01.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into Rome at the Effective time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease, and Rome shall continue as the surviving corporation (the “Surviving Corporation”).
      Section 1.02.     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020 at 10:00 a.m., on the second business day following the date on which all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law (as defined in Section 3.05(a)), waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between FME and Rome. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
      Section 1.03.     Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as is permitted by the DGCL and as FME and Rome shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
      Section 1.04.     Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.
      Section 1.05.     Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Rome shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
      (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      Section 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.07.     Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
      Section 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Rome Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Florence-Owned Stock. Each share of Rome Common Stock that is held by Rome as treasury stock or owned by FME or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration, cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Rome Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Rome Common Stock shall be converted into the right to receive $48.00 in cash (the “Merger Consideration”), without interest.

(ii) As of the Effective Time, all such shares of Rome Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Rome Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Rome Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease, and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c).
Rome shall provide notice to FME, as promptly as reasonably practicable, of any demands for appraisal of any shares of Rome Common Stock, and FME shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Rome shall not, without the prior written consent of FME, not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      Section 2.02.     Exchange of Certificates.
      (a) Paying Agent. Prior to the Effective Time, FME shall select a bank or trust company that is reasonably approved by Rome to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Rome Common Stock. FME shall provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Rome Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).
      (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Rome Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form as FME may specify and Rome may reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange for such Certificate the Merger Consideration into which the shares of Rome Common Stock formerly represented by such Certificate have been converted pursuant to the provisions of this Article II, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Rome Common Stock that is not registered in the transfer records of Rome, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of FME that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
      (c) No Further Ownership Rights in Rome Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Rome Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Rome Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Rome Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Rome Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
      (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Rome Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to FME, upon demand, and any holder of Rome Common Stock who has not complied with this Article II before such demand shall thereafter look only to FME for payment of its claim for the Merger Consideration.
      (e) No Liability. None of FME, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by FME, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to FME.
      (g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.
      (h) Withholding Rights. FME, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Rome Common Stock any applicable taxes that FME, the Surviving Corporation or the Paying Agent is legally required to deduct and withhold under the Code (as defined in Section 3.10). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by FME, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Rome Common Stock in respect of which such deduction and withholding was made.
ARTICLE III
Representations and Warranties of Rome
      Except as set forth in the letter, dated as of the date of this Agreement (which letter shall be arranged in sections corresponding to the numbered sections contained in this Agreement), from Rome to the Florence Parties (the “Rome Disclosure Letter”) (it being understood that any matter disclosed in any section of the Rome Disclosure Letter shall be deemed disclosed for all purposes and all sections of this Agreement to which it is readily apparent from a reading of the Rome Disclosure Letter and this Agreement that such disclosure is applicable), Rome represents and warrants to the Florence Parties that:
      Section 3.01.     Organization, Standing and Power. Each of Rome and each subsidiary of Rome (a “Rome Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, except with respect to any Rome Subsidiary, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect (as defined below). Each of Rome and each Rome Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. Each of Rome and each Rome Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. Rome has made available to the Florence Parties true and complete copies of the certificate of incorporation of Rome, as amended to the date of this Agreement (as so amended, the “Rome Charter”), and the By-laws of Rome, as amended to the date of this Agreement (as so amended, the “Rome By-laws”), and the comparable charter and organizational documents of each Rome Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement: a “Rome Material Adverse Effect” means (A) a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Rome and the Rome Subsidiaries taken as a whole, (B) a material adverse effect on the ability of Rome to perform its obligations under this Agreement or (C) a material adverse effect on the ability of Rome to consummate the Merger and the other Transactions; provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Rome Material Adverse Effect: (1) events, circumstances, changes or effects that generally affect providers of dialysis services in the United States, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its Subsidiaries, taken as a whole; (2) any circumstance, change or effect that results principally from the existence of any suit, action, proceeding or investigation undertaken by or on behalf of any Governmental Entity (as defined in Section 3.05(b)) in connection with any subpoenas served upon or claims made against Rome or a Rome Subsidiary or any investigation conducted by the Office of Inspector General of the United States Department of Health and Human Services, the United States Department of Justice or any State Governmental Entity that (A) has been publicly disclosed by Rome in the Available Rome SEC Documents (as defined in Section 3.06(d) below) or (B) relates to any violation or alleged violation of any statute or rule or regulation promulgated by a Governmental Entity that is generally applicable only to participants in the health care industry by reason of their participation in federal or state health care programs, including Medicare and Medicaid, or their provision of health care services to people in the United States, including 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3733 or any other federal or state statute related to false or fraudulent claims, kickbacks to health care providers, inducements to beneficiaries of health care programs or self-referrals; provided, that, for the avoidance of doubt, this clause (2)(B) shall prohibit consideration of the existence of any such suit, action, proceeding or investigation when determining whether a Rome Material Adverse Effect exists but shall not prohibit consideration of actual events or circumstances constituting a violation of any such statute or rule or regulation or other Law; (3) general economic or political conditions, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its Subsidiaries, taken as a whole; (4) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement; (5) any circumstance, change or effect that results from any action required to be taken pursuant to this Agreement or taken upon the written request of FME; and (6) changes caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, except to the extent that Rome and the Rome Subsidiaries, taken as a whole, are disproportionately affected in a material and adverse manner relative to FME and its subsidiaries, taken as a whole.
      Section 3.02.     Rome Subsidiaries; Equity Interests. (a) The Rome Disclosure Letter lists each Rome Subsidiary, its jurisdiction of organization and Rome’s interest therein. All the outstanding shares of capital stock or other equity interests, as applicable, of each Rome Subsidiary have been validly issued and are fully paid and nonassessable and except as set forth in the Rome Disclosure Letter, are as of the date of this Agreement owned by Rome, by another Rome Subsidiary or by Rome and another Rome Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). There are no bonds, debentures, notes or other indebtedness of any Rome Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which the equity holders of any Rome Subsidiary may vote.
      (b) Except for its interests in Rome Subsidiaries and except for the ownership interests set forth in the Rome Disclosure Letter, as of the date of this Agreement, Rome does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
      Section 3.03.     Capital Structure. The authorized capital stock of Rome consists of (i) 150,000,000 shares of Rome Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Rome Preferred Stock” and, together with the Rome Common Stock, the “Rome Capital Stock”), of which 400,000 shares have been designated as Series A Junior Participating Preferred Stock. At the close of business on April 29, 2005, (i) 67,997,913 shares of Rome Common Stock (excluding shares of Rome Common Stock held by Rome in its treasury) and no shares of Rome Preferred Stock were issued and outstanding, (ii) 14,766,300 shares of Rome Common Stock were held by Rome in its treasury, (iii) 8,731,694 shares of Rome Common Stock were subject to outstanding Rome

Stock Options (as defined in Section 6.04(e)) and 6,912,909 additional shares of Rome Common Stock were reserved for issuance pursuant to Rome Stock Plans (as defined in Section 6.04(e)) and (iv) 400,000 shares of Rome Preferred Stock were reserved for issuance in connection with the rights (the “Rome Rights”) issued pursuant to the Shareholder Protection Rights Agreement dated as of May 2, 1997 (as amended from time to time, the “Rome Rights Agreement”), between Rome and First Union National Bank of North Carolina, as Rights Agent. As of April 29, 2005, no shares of Rome Common Stock are owned by any Rome Subsidiary. As of the close of business on April 29, 2005, (i) there were outstanding Rome Plan Stock Options (as defined in Section 6.04) to purchase 8,544,842 shares of Rome Common Stock with exercise prices on a per share basis lower than the Merger Consideration, (ii) there were outstanding Rome Non-Plan Stock Options (as defined in Section 6.04(e)) to purchase 186,852 shares of Rome Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and (iii) and the weighted average exercise price of the Rome Stock Options referred to in the preceding clauses (i) and (ii) was equal to $21.034. Except as set forth above, at the close of business on April 29, 2005, no shares of capital stock or other voting securities of Rome were issued, reserved for issuance or outstanding. During the period from April 29, 2005, to the date of this Agreement, (x) there have been no issuances by Rome of shares of capital stock of, or other equity or voting interests in, Rome other than issuances of shares of Rome Common Stock pursuant to the exercise of Rome Stock Options outstanding on such date in accordance with their terms as in effect on the date of this Agreement and (y) there have been no issuances by Rome of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from Rome. All outstanding shares of Rome Capital Stock are, and all such shares that may be issued pursuant to the Rome Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Rome Charter, Rome By-laws or any Contract (as defined in Section 3.05) to which Rome is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Rome having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Rome Capital Stock may vote (“Rome Voting Debt”). As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Rome or any Rome Subsidiary is a party or by which Rome or any Rome Subsidiary is bound (i) obligating Rome or any Rome Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interest in, Rome or any Rome Subsidiary or any Rome Voting Debt, (ii) obligating Rome or any Rome Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Rome Capital Stock. As of the date of this Agreement, there are no outstanding contractual obligations of Rome or any Rome Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock of or other equity or voting interest in Rome or any Rome Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of the Rome Subsidiaries. Rome has made available to the Florence Parties a complete and correct copy of the Rome Rights Agreement, as amended to the date of this Agreement.
      Section 3.04.     Authority; Execution and Delivery; Enforceability. (a) Rome has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Rome of this Agreement and the consummation by Rome of the Transactions have been duly authorized by all necessary corporate action on the part of Rome, subject, in the case of the Merger, to receipt of the Rome Stockholder Approval (as defined in Section 3.04(c)). Rome has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

      (b) The Board of Directors of Rome (the “Rome Board”), at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining and declaring that the terms of the Merger and the other Transactions are advisable and fair to and in the best interests of Rome and its stockholders, (iii) recommending that Rome’s stockholders adopt this Agreement, and (iv) declaring that this Agreement is advisable. The Rome Board has taken all action necessary in order that the limits on business combinations provided for in Section 203 of the DGCL will not apply to this Agreement, the Merger or any other Transaction. To the knowledge of Rome, no other state takeover statute or similar statute or regulation applies or purports to apply to Rome with respect to this Agreement, the Merger or any other Transaction.
      (c) The only vote of holders of any class or series of Rome Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Rome Common Stock (the “Rome Stockholder Approval”). The affirmative vote of the holders of Rome Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.
      Section 3.05.     No Conflicts; Consents. (a) Except as set forth in the Available Rome SEC Documents, the execution and delivery by Rome of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Rome or any Rome Subsidiary under, any provision of (i) the Rome Charter or the Rome By-laws; (ii) the comparable charter or organizational documents of any Rome Subsidiary, (iii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Rome or any Rome Subsidiary is a party or by which any of their respective properties or assets is bound or (iv) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) applicable to Rome or any Rome Subsidiary or their respective properties or assets, any Permit held by Rome or any Rome Subsidiary, or Federal, state, local, regional or foreign statute, law, ordinance, rule, reporting or licensing requirement or regulation (“Law”) applicable to Rome or any Rome Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) through (iv) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, federal, state, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Rome or any Rome Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by Rome’s stockholders (including any amendment or supplement thereto, the “Proxy Statement”) and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Rome or any Rome Subsidiary is qualified to do business, (iv) such filings as may be required under applicable Environmental Laws (as defined in Section 3.14(b)), (v) such filings as may be required in connection with the taxes described in Section 6.09, and (vi) such other items (A) required solely by reason of the participation of any Florence Parties (as opposed to any third party) in the Transactions or (B) that the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.

      (c) Rome and the Rome Board have taken all action necessary to (i) render the Rome Rights inapplicable to this Agreement, the Merger and the other Transactions and (ii) ensure that (A) neither any Florence Party nor any of their affiliates or associates is or will become an “Acquiring Person” (as defined in the Rome Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) the “Separation Time” (as defined in the Rome Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction, and (C) the Rome Rights shall expire immediately prior to the Effective Time.
      Section 3.06.     SEC Documents; Undisclosed Liabilities. (a) Rome has filed with the SEC (or, in the case of information provided under Item 7.01 of a report on Form 8-K, furnished to the SEC) all reports, schedules, forms, statements and other documents required to be filed (or, in the case of information provided under Item 7.01 of a report on Form 8-K, furnished) by Rome since January 1, 2002, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Rome SEC Documents”). Each Rome Subsidiary has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by such Rome Subsidiary since January 1, 2002, pursuant to Sections 13(a) and 15(d) of the Exchange Act.
      (b) Except to the extent set forth in a later filed or furnished Rome SEC Document, as of its date, each Rome SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Rome SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Rome SEC Document has been revised or superseded by a later filed or furnished Rome SEC Document, none of the Rome SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to any information furnished by Rome to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. The consolidated financial statements of Rome and the Rome Subsidiaries included in the Rome SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Rome and the consolidated Rome Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
      (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Rome has been in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act, including the rules and regulations of the SEC promulgated thereunder, applicable to Rome and the Rome Subsidiaries.
      (d) Except as set forth in the reports, schedules, forms, statements and other documents filed by Rome with the SEC or furnished by Rome to the SEC, and in either case, publicly available prior to the date of this Agreement (but excluding the portions of Rome’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 identified in Section 3.06(d) of the Rome Disclosure Letter, and the substantially identical portions of any other such reports, schedules, forms, statements or other documents, the “Available Rome SEC Documents”), as of the date of this Agreement, neither Rome nor any Rome Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Rome and its consolidated subsidiaries or in the notes thereto, other than any liabilities or obligations (A) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Rome and the Rome Subsidiaries (including the notes thereto) contained in the Available Rome SEC Documents, (B) incurred in the ordinary course of business since the date of the most recent financial statements included in the Available Rome SEC Documents, or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      Section 3.07.     Information Supplied. None of the information supplied or to be supplied by Rome for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Rome’s stockholders or at the time of the Rome Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by Rome with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by any Florence Party for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Rome with respect to statements made or incorporated by reference therein based on information supplied by any Florence Party for inclusion or incorporation by reference therein.
      Section 3.08.     Absence of Certain Changes or Events. Except as set forth in the Available Rome SEC Documents, (a) from the date of the most recent financial statements included in the Available Rome SEC Documents to the date of this Agreement, Rome and the Rome Subsidiaries (on a consolidated basis, taken as a whole) have conducted their business only in the ordinary course consistent with past practice, and (b) during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect;

(ii) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Rome Capital Stock or any other capital stock or other equity or voting interests of Rome or any Rome Subsidiary (other than pro rata dividends and distributions by a direct or indirect Rome Subsidiary to the holders of its capital stock or other equity interests) or (B) any repurchase, redemption or other acquisition by Rome of any Rome Capital Stock or any other capital stock or other equity or voting interests of Rome or any Rome Subsidiary;

(iii) any split, combination or reclassification of any Rome Capital Stock or other equity or voting interests in Rome or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Rome Capital Stock or other equity or voting interests in Rome;

(iv) (A) any granting by Rome or any Rome Subsidiary to any director or executive officer of Rome or any Rome Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Available Rome SEC Documents, (B) any granting by Rome or any Rome Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Available Rome SEC Documents, or (C) any entry by Rome or any Rome Subsidiary into any employment, severance or termination agreement with any such director or executive officer;

(v) any change in accounting methods, principles or practices by Rome or any Rome Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Rome, except insofar as may have been required by a change in GAAP;

(vi) any material elections with respect to Taxes (as defined in Section 3.09(g)) by Rome or any Rome Subsidiary or settlement or compromise by Rome or any Rome Subsidiary of any material Tax liability or refund; or

(vii) any material “impairment” (within the meaning of Statement of Financial Accounting Standards Number 142 entitled “Goodwill and other Intangible Assets” or Statement of Financial

Accounting Standards Number 144 entitled “Accounting for Impairment or Disposal of Long-Lived Assets”) with respect to any of the assets of Rome or any Rome Subsidiary.

      Section 3.09.     Taxes. (a) Each of Rome and each Rome Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 3.09(g)) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed by Rome and each Rome Subsidiary, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (b) The most recent financial statements contained in the Available Rome SEC Documents reflect an adequate reserve for all Taxes payable by Rome and the Rome Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all Taxable periods and portions thereof accrued through the date of such financial statements.
      (c) No deficiency, refund litigation, adjustment, audit examination or matter in controversy with respect to any Taxes has been proposed, asserted or assessed against Rome or any Rome Subsidiary, and no requests for waivers of the applicable statute of limitations to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. The Federal income Tax Returns of Rome and each Rome Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2003. All assessments for Taxes due and owing by Rome or any Rome Subsidiary with respect to completed and settled examinations or any concluded litigation have been fully paid, except for any assessments that have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Rome or any Rome Subsidiary, except for any Liens that have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Neither Rome nor any Rome Subsidiary is bound by any agreement with respect to Taxes (including with respect to a tax allocation agreement, a tax indemnification agreement, or a tax sharing agreement or any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Neither Rome nor any Rome Subsidiary has any liability for the Taxes of any person (other than Rome or any Rome Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise, as a result of any consolidated, combined, unitary or aggregate group for Tax purposes of which such person was a member, except for any liability that has not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (e) Neither Rome nor any Rome Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” or a successor thereto in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.
      (f) Neither Rome nor any Rome Subsidiary has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).
      (g) For purposes of this Agreement:

“Taxes” includes (i) all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, provincial, municipal, governmental, state, foreign, federal, national or other Governmental Entity, or in connection with any agreement with respect to Taxes, including but not limited to, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts (ii) liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amounts as a result of being a transferee of or a successor to any person or a party to any tax sharing agreement or as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” means all national, federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

      Section 3.10.     Absence of Changes in Benefit Plans. Except as set forth in the Available Rome SEC Documents, from the date of the most recent audited financial statements included in the Available Rome SEC Documents to the date of this Agreement, (i) there has not been any adoption or amendment in any material respect by Rome or any Rome Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material compensation or benefit plan, program, policy, agreement, or arrangement established, maintained, or contributed to, by Rome, any Rome Subsidiary, or any other Rome affiliate (which together with Rome would be treated as a single employer under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) (such Rome Subsidiaries and other Rome affiliates shall hereinafter collectively be referred to as “ERISA Affiliates” and individually as an “ERISA Affiliate”) providing benefits to any current or former employee, officer or director of Rome or any ERISA Affiliate, or with respect to which Rome or any ERISA Affiliate has or would reasonably be expected to have any liability (collectively, “Rome Benefit Plans”) and (ii) none of Rome or the Rome Subsidiaries have incurred any material unfunded liability as a result of any adoption by Rome or any ERISA Affiliate of any Rome Benefit Plan or any amendment to any Rome Benefit Plan. Except as set forth in the Available Rome SEC Documents, as of the date of this Agreement there are no employment, consulting, indemnification, severance or termination agreements or arrangements between Rome or any Rome Subsidiary and any current or former executive officer or director of Rome or any Rome Subsidiary.
      Section 3.11.     ERISA Compliance; Excess Parachute Payments. (a) The Rome Disclosure Letter contains a list of all Rome Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Rome Pension Plans”) or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“Rome Welfare Plans”) and all other material Rome Benefit Plans. Each Rome Benefit Plan has been administered in compliance with its terms, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Rome has made available to the Florence Parties true, complete and correct copies of (i) each Rome Benefit Plan (or, in the case of any unwritten Rome Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Rome Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Rome Benefit Plan for which such summary plan description is required or was otherwise prepared and (iv) each trust agreement, funding arrangement, and group annuity contract, third party administration agreement and investment management agreement relating to any Rome Benefit Plan.
      (b) All Rome Pension Plans that are intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such Rome Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letters have been revoked, and, to the knowledge of Rome, no such revocation has been threatened. Each such determination letter is current in that it covers all of the provisions of each Rome Pension Plan to which it relates (including changes required by applicable law) with respect to which the Code Section 401(b) remedial amendment period has expired as of the date of this Agreement, and with respect to any such provisions with respect to which the Code Section 401(b) remedial amendment period has not expired as of the date of this Agreement, a timely application for a determination has been filed for such Rome Pension Plan, and is pending before the Internal Revenue Service. To the knowledge of Rome, nothing has occurred since the date of the determination letters that would reasonably be expected to materially adversely affect the qualification of the Rome Pension Plans. Each trust intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation in all material respects, meets the requirements of Section 505(c) of the Code and the regulations thereunder in all material respects, and has received an opinion letter from the Internal Revenue Service that such trust so qualifies, and no fact or event has occurred since the date of any opinion letter which could affect adversely the exempt status of any such trust, except as has not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (c) Rome and its ERISA Affiliates and all the Rome Benefit Plans are in compliance with all applicable provisions of ERISA, the Code, and other applicable laws, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. All required reports and descriptions of the Rome Benefit Plans have been timely filed with applicable government agencies and/or distributed to participants, except where the failure to be so filed or distributed, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. There is not pending or, to the knowledge of Rome, threatened any litigation, investigation or audit relating to the Rome Benefit Plans that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.
      (d) Except as individually and in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect, none of Rome, any ERISA Affiliate, any officer of Rome or any ERISA Affiliate or any of the Rome Benefit Plans which are subject to ERISA, including the Rome Pension Plans, or, to the knowledge of Rome, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject Rome, any ERISA Affiliate or any officer of Rome or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA.
      (e) Each Rome Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (f) Except as has not had and would not reasonably be expected to have a Rome Material Adverse Effect, (A) neither Rome nor any of its ERISA Affiliates has within the six year period ending on the date hereof, established, maintained, contributed to or has any liability with respect to, any material employee benefit plan (i) subject to Title IV of ERISA, (ii) that has ever been a multiemployer plan within the meaning of ERISA Section 3(37), ERISA Section 4001(a)(3) or Code Section 414(f), (iii) that has ever been subject to Code Section 412 or ERISA Section 302, or (iv) that has ever been a “multiple employer welfare plan” or a “multiple employer welfare arrangement” within the meaning of ERISA Section 514(b)(6) or a welfare benefit fund within the meaning of Code Section 419(e), and (B) none of Rome, any ERISA Affiliate nor any Rome Welfare Plan has ever provided or has any obligation to provide in the future to current or former employees any material medical, life insurance or other welfare benefits after retirement or other termination of service, other than coverage mandated by applicable Law.
      (g) Except as would not reasonably be expected to have a Rome Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, employee or independent contractor of Rome or any ERISA

Affiliate, (b) increase any benefits otherwise payable under any Rome Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any benefit under any Rome Benefit Plan. Neither Rome nor any ERISA Affiliate, nor any of their officers or directors, has taken any direct or indirect action which obligates Rome or any ERISA Affiliate to institute, modify or change, any Rome Benefit Plan, or the manner in which contributions to any Rome Benefit Plan are made or the basis on which such contributions are determined, except for such institutions, modifications or changes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. The deduction of any amount payable pursuant to the terms of the Rome Benefit Plans would not be subject to disallowance under Code Section 162(m) (before giving effect to Code Section 162(m)(4)(F)) for any taxable years of Rome ending prior to the date hereof.
      (h) Other than payments that may be made to the persons listed in the Rome Disclosure Letter (the “Primary Rome Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of Rome or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Rome Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and except as set forth in the Available Rome SEC Documents and except for obligations with respect to Primary Rome Executives, neither Rome nor any of its ERISA Affiliates will be required to “gross up” or otherwise compensate any such Primary Rome Executive in respect thereof.
      Section 3.12.     Litigation. Except as set forth in the Available Rome SEC Documents, as of the date of this Agreement, (i) there is no suit, claim, demand, action or proceeding pending or, to the knowledge of Rome, threatened against Rome or any Rome Subsidiary or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect, and (ii) there is no Judgment outstanding against, or consent decree binding upon, Rome or any Rome Subsidiary that individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, to the knowledge of Rome, there is not any active or impending investigation, compliance review, inspection, hearing, administrative or other proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against Rome or any Rome Subsidiary that individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.
      Section 3.13.     Compliance with Applicable Laws. Except as set forth in the Available Rome SEC Documents, to the knowledge of Rome, Rome and the Rome Subsidiaries are in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to their businesses and operations, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, neither Rome nor any Rome Subsidiary has received any written communication or, to the knowledge of Rome, any other communication since January 1, 2002, from a Governmental Entity that alleges that Rome or a Rome Subsidiary is not in compliance in any material respect with any applicable Law or Judgment of any Governmental Entity applicable to its businesses and operations. Except as set forth in the Available Rome SEC Documents, neither Rome nor any Rome Subsidiary is in violation of, default under, nor has any event occurred giving to any other person any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit of Rome or any Rome Subsidiary, except for any such violations, defaults, events, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, to matters with respect to Environmental Law, which are the subject of Section 3.14 or to matters with respect to HIPAA (as defined in Section 3.20), or federal or state statutes related to health care matters, including false or fraudulent claims and healthcare fraud and abuse matters, which are the subject to Section 3.20.

      Section 3.14.     Environmental Matters. (a) Except as disclosed in the Available Rome SEC Documents and except for such matters that individually or in the aggregate would not reasonably be expected to have a Rome Material Adverse Effect: (i) Rome and each Rome Subsidiary possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations in compliance with all Environmental Laws (as defined below); (ii) to the knowledge of Rome, Rome and each Rome Subsidiary has been and is in compliance with all applicable Environmental Laws and all applicable Environmental Permits, and none of Rome or the Rome Subsidiaries has received any written communication from any Governmental Entity that alleges that Rome or any Rome Subsidiary has violated or is liable under any Environmental Law or Environmental Permit; (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of Rome, threatened (A) against Rome or any Rome Subsidiary or (B) against any person whose liability for any such Environmental Claim has been retained or assumed by Rome or any Rome Subsidiary, either contractually or by operation of law; and (iv) to the knowledge of Rome, there have been no Releases (as defined below) of any Hazardous Materials (as defined below) at or from any property or facility owned or operated by Rome or any Rome Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against Rome or any Rome Subsidiary or any liability on the part of Rome or any Rome Subsidiary under any Environmental Law or Environmental Permit.
      (b) For the purposes of this Agreement: (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Rome or any Rome Subsidiary, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit; (B) “Environmental Laws” means all applicable laws, rules, regulations, orders, decrees, common law, judgments or any binding agreements issued, promulgated or entered into by Rome or any Rome Subsidiary with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils, subsurface strata and natural resources) or to human health and safety, including laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Materials; (C) “Environmental Permits” means all permits, licenses, certificates, registrations, waivers, exemptions and other authorizations required under applicable Environmental Laws; (D) “Hazardous Materials” means any substance which is regulated by (or is present at levels or in concentrations that require remediation under) environmental laws, and includes, without limitation, (x) any and all materials or substances which are defined as hazardous waste, extremely hazardous waste or a hazardous substance pursuant to state, federal or local governmental law; (y) asbestos and asbestos containing materials; (z) polychlorinated biphenyls; (aa) petroleum products, including without limitation, crude oil, constituents of petroleum products, and substances derived from petroleum; (bb) urea formaldehyde and related substances; (cc) radon and other radioactive substances; (dd) substances which are toxic, ignitable, reactive; (ee) medical, biological, and biohazardous materials, including without limitation infectious substances, biological products, cultures and stocks, diagnostic specimen or regulated medical waste as defined in 49 CFR sec. 173.134(a) and any other infectious materials, bodily fluids or excrement or similar such wastes and (ff) mold, fungi, and other allergens and (E) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
      Section 3.15.     Contracts. (a) All Contracts to which Rome or any Rome Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any Available Rome SEC Document have been filed as an exhibit to such Available Rome SEC Document (such filed Contracts, the “Filed Contracts”). To the knowledge of Rome, all the Filed

Contracts are valid and in effect, except as set forth in the Available Rome SEC Documents, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. As of the date hereof, none of Rome or any Rome Subsidiary is in violation of or default under any Filed Contract, except as set forth in the Available Rome SEC Documents and except for such violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      (b) Rome has made available to the Florence Parties in the data room prepared for the Transactions true and complete copies of (i) substantially all medical director agreements and (ii) substantially all joint venture contracts, partnership agreements and other agreements involving a sharing of profits, losses, costs or liabilities of Rome or any Rome Subsidiary, in each case to which Rome or any Rome Subsidiary is a party as of the date of this Agreement. Rome has made available to the Florence Parties in such data room a schedule identifying each material agreement with a third party payor to which Rome or any Rome Subsidiary is a party as of the date of this Agreement.
      Section 3.16.     Intellectual Property. Rome and the Rome Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are used or held for use in the conduct of the business of Rome and the Rome Subsidiaries as of the date hereof, except to the extent that the failure to own or have the right to use any such Intellectual Property Right, individually or in the aggregate, has not had or would not reasonably be expected to have a Rome Material Adverse Effect. To the knowledge of Rome, none of Rome or any Rome Subsidiary is infringing the rights of any person with regard to any Intellectual Property Right, except for any infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect. No claims are pending or, to the knowledge of Rome, threatened alleging that Rome or any Rome Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any pending or threatened claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. To the knowledge of Rome, no person is infringing the rights of Rome or any Rome Subsidiary with respect to any Intellectual Property Right, except for any infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      Section 3.17.     Assets. Except as set forth in the Available Rome SEC Documents, Rome or a Rome Subsidiary has good title to, or valid leasehold interests in, all of the properties and assets (other than Intellectual Property Rights which are addressed in Section 3.16) that are used in the conduct of the business of Rome and the Rome Subsidiaries as of the date hereof and reflected as assets on the most recent consolidated balance sheet of Rome and the Rome Subsidiaries included in the Available Rome SEC Documents, except (i) for inventories and other assets as have been exhausted or disposed of in the ordinary course of business and (ii) for any defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. Except as set forth in the Available Rome SEC Documents, all such assets and properties, other than assets and properties in which Rome or any of the Rome Subsidiaries has leasehold interests, are owned by Rome or a Rome Subsidiary free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
      Section 3.18.     Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC and Morgan Stanley & Co., the fees and expenses of which will be paid by Rome, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Rome.

      Section 3.19.     Opinion of Financial Advisor. Rome has received the opinion of Morgan Stanley & Co. Incorporated, dated May 3, 2005, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Rome Common Stock is fair from a financial point of view.
      Section 3.20.     Fraud and Abuse Stark; False Claims; HIPAA; Medicare Program. To the knowledge of Rome and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect: (A) none of Rome and the Rome Subsidiaries, (B) none of the predecessors of Rome and the Rome Subsidiaries in respect of any dialysis or other business to which Rome or any Rome Subsidiary succeeded and (C) no person or entity providing professional, billing, management and/or marketing services to or on behalf of Rome or any Rome Subsidiary has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1320a-7, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 (or any other federal or state statute related to false or fraudulent claims) or the regulations promulgated under such statutes including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment from any federal or state health care program, including Medicare and Medicaid, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure any benefit or payment from any federal or state health care program, including Medicare and Medicaid and (d) knowingly and willfully soliciting, offering, paying or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program, including Medicare and Medicaid. To the knowledge of Rome and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect: (1) none of Rome, the Rome Subsidiaries and their respective predecessors in respect of any dialysis or other business to which any of Rome and the Rome Subsidiaries have succeeded has engaged in activities that are prohibited under the applicable administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the criminal provisions thereunder related to federal health care offenses, or any regulations promulgated thereunder (collectively, “HIPAA”), and (2) Rome and the Rome Subsidiaries are in compliance with HIPAA, including applicable HIPAA administrative simplification provisions and the standards and regulations regarding privacy, security and transaction and code set standards, as well as applicable state laws and regulations respecting privacy and data security. Except as set forth in the Available Rome SEC Documents, the dialysis centers of Rome and the Rome Subsidiaries that are currently operating and accepting patients under the Medicare Program are providers in good standing with the Medicare Program, except for such failures to be in good standing that individually or in the aggregate have not had and would not reasonably be expected to have a Rome Material Adverse Effect.
ARTICLE IV
Representations and Warranties of the Florence Parties
      The Florence Parties, jointly and severally, represent and warrant to Rome that, except as set forth in the letter, dated as of the date of this Agreement, from the Florence Parties to Rome (the “Florence Parties’ Disclosure Letter”):
      Section 4.01.     Organization, Standing and Power. (a) Each of Fresenius AG, a corporation organized under the laws of the Federal Republic of Germany and the controlling shareholder of FME AG

(“Florence Parent”), and FME AG is a stock corporation duly organized and validly existing under the laws of the Federal Republic of Germany. FME is a corporation duly organized and validly existing under the laws of the State of New York. Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Florence Parent, FME AG, FME and Sub has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Florence Material Adverse Effect (as defined below). For purposes of this Agreement: a “Florence Material Adverse Effect” means (A) a material adverse effect on the ability of any of the Florence Parties to perform their respective obligations under this Agreement or (B) a material adverse effect on the ability of FME or Sub to consummate the Merger or any Florence Party to consummate the other Transactions.
      (b) The Florence Parties have made available to Rome true and complete copies of (i) Articles of Association of Florence Parent, as amended to the date of this Agreement (as so amended, the “Florence Parent Charter”), together with an English-language translation thereof, (ii) the Articles of Association of FME AG, as amended to the date of this Agreement (as so amended, the “FME AG Charter”), together with an English-language translation thereof, (iii) the Certificate of Incorporation and bylaws of FME, in each case as amended to the date of this Agreement (as so amended, the “FME Charter”) and (iv) the certificate of incorporation and by-laws of Sub, in each case as amended through the date of this Agreement.
      Section 4.02.     Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
      (b) The authorized capital stock of Sub consists of 3,000 shares of common stock, par value $0.01 per share. At the close of business on May 2, 2005, 100 shares of Sub common stock were outstanding, all of which have been validly issued, are fully paid and nonassessable, and are owned by FME free and clear of any Liens.
      Section 4.03.     Authority; Execution and Delivery; Enforceability. (a) Each Florence Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each Florence Party of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of such Florence Party. Each Florence Party has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
      (b) Each of the Supervisory Board of Florence Parent, the Managing Board of Florence Parent, the Supervisory Board of FME AG, the Managing Board of FME AG, and the Board of Directors of FME at a meeting of such body duly called and held, or pursuant to a written consent in lieu of such meeting, as the case may be, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.
      (c) FME, as sole stockholder of Sub, has adopted this Agreement.
      (d) No consent of, or approval or adoption by, the holders of any class of capital stock of Florence Parent, FME AG or of FME is required for the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions.
      Section 4.04.     No Conflicts; Consents. (a) The execution and delivery by each Florence Party of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any Florence Party or any of their respective subsidiaries under, any provision of (i) the Florence Parent Charter, the FME AG Charter, the FME Charter, certificate of incorporation or by-laws of Sub or the charter or organizational documents of any subsidiary of FME other than Sub, (ii) any Contract to which any Florence Party or any of their respective subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to any Florence Party or any of their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect.
      (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Florence Party or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) such of the foregoing as may be required in connection with the Financing (as defined in Section 4.07(a)) and (vii) such other items (A) required solely by reason of the participation of Rome (as opposed to any third party) in the Transactions or (B) the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect.
      Section 4.05.     Information Supplied. None of the information supplied in writing or to be supplied in writing by any Florence Party for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Rome’s stockholders or at the time of the Rome Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation is made by the Florence Parties with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by Rome for inclusion or incorporation by reference therein.
      Section 4.06.     Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank, the fees and expenses of which will be paid by a Florence Party, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Florence Parties.
      Section 4.07.     Financing. (a) FME AG and FME have received a commitment letter dated April 29, 2005, from Bank of America, N.A. and Deutsche Bank AG New York Branch (the “Lenders”) relating to the commitment of the Lenders to provide the financing required to consummate the Merger and pay the Merger Consideration, to refinance all existing indebtedness of Rome, and to pay related fees and expenses. The financing required to consummate the Merger and pay the Merger Consideration, to refinance all existing indebtedness of Rome, and to pay related fees and expenses is collectively referred to in this Agreement as the “Financing”. FME AG has provided Rome with a complete and correct copy of such letter (including all attachments thereto, the Fee Letter referred to therein and all side letters in respect thereof) (collectively, the “Commitment Letter”). As of the date of this Agreement, FME AG has no reason to believe that any of the conditions to the Financing will not be satisfied or that the funds for the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.
      (b) Assuming Rome is not Insolvent (as defined below) prior to the Effective Time, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation’s assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (insolvency being determined either because the financial condition of the Surviving Corporation is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of the Surviving Corporation’s assets is less than the amount required to pay its probable liability on existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred liabilities beyond its ability to pay as they become due. For purposes hereof, Rome will be deemed to be “Insolvent” if any of the conditions described in clause (i), (ii) or (iii) above is applicable to Rome prior to the Effective Time.
ARTICLE V
Covenants Relating to Conduct of Business
      Section 5.01.     Conduct of Business. (a) Conduct of Business by Rome. Except for matters set forth in the Rome Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time Rome shall, and shall cause each Rome Subsidiary to, conduct its business in the usual, regular and ordinary course substantially consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Rome Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Rome shall not, and shall not permit any Rome Subsidiary to, do any of the following without the prior written consent of FME:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than pro rata dividends and distributions by a direct or indirect Rome Subsidiary to the holders of its capital stock or other equity interests, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of Rome or any Rome Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, any Rome Subsidiary or (E) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(ii) issue, deliver, sell, authorize or grant (A) any shares of its capital stock, (B) any Rome Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Rome Voting Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the (1) issuance of Rome Common Stock (and associated Rome Rights) upon the exercise of Rome Stock Options and rights under the Rome ESPP (as defined in Section 6.04(e)) outstanding on the date of this Agreement and in accordance with their present terms, and (2) if applicable, the issuance of Rome Capital Stock upon the exercise of Rome Rights;

(iii) enter into or complete any acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) of any business or any corporation, partnership, association or other business organization or division thereof or of any additional assets outside the ordinary course of business in connection with the day to day operations of Rome and the Rome Subsidiaries, other than (A) the Acquisitions set forth in the Rome Disclosure Letters and (B) Acquisitions of any business, corporation, partnership, association or other business organization or division thereof or interest therein having a value of less than $20,000,000, individually, and less than $100,000,000, in the aggregate (provided that such aggregate limit shall be increased to $150,000,000 in the event that the Closing has not occurred on or prior to December 31, 2005); provided, that such Acquisition would not reasonably be expected to increase in any material respect the divestitures that may be required pursuant to Section 6.03 hereof;

(iv) (A) other than in the ordinary course of business consistent with past practice with respect to employees (but not directors or officers of Rome or any Rome subsidiary), enter into, adopt, amend (except for such amendments as may be required by law) or terminate, in any material respect, any Rome Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Rome or a Rome Subsidiary and one or more of its directors, officers or employees, (B) except as required by any plan or arrangement as in effect as of the date hereof, and except for normal payments, awards and increases in the ordinary course of business consistent with past practice with respect to employees (but not directors and officers of Rome or any Rome Subsidiary), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any contract, plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that notwithstanding the foregoing, Rome may, with the approval of the Florence Parties (such approval not to be unreasonably withheld or delayed), increase the compensation (excluding severance benefits) of directors and officers of Rome or any Rome Subsidiary after December 31, 2005, consistent with past practice, (C) except pursuant to Section 6.04, enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, (D) take any action to provide that the consummation of the Merger shall result in the acceleration or other modification of (x) the vesting or other material terms of any Rome Stock Option, restricted stock award or unit or other equity related award or (y) other benefits under any Rome Benefit Plan except to the extent that such acceleration or other modification is consistent with the terms as of the date of this Agreement of such Rome Stock Option, other award or unit or Rome Benefit Plan, or (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, except as required by Law or in the ordinary course of business consistent with past practice;

(v) make any change in financial or tax accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Rome and the Rome Subsidiaries, except insofar as may have been required by a change in GAAP or concurred with by Rome’s independent auditors;

(vi) sell, lease (as lessor), license, assign or otherwise dispose of or subject to any Lien any properties or assets (including capital stock of subsidiaries and indebtedness of others) that are material, individually or in the aggregate, to Rome and the Rome Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(vii) (A) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Rome or any Rome Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (x) incurred to refinance indebtedness of Rome or the Rome Subsidiaries outstanding on the date of this Agreement (or to refinance indebtedness incurred pursuant to this clause (x) or clause (y)) or (y) additional short-term borrowings (1) incurred for general corporate purposes in an aggregate amount outstanding at any time not to exceed $30,000,000 or (2) incurred in connection with Acquisitions permitted pursuant to Section 5.01(a)(iii), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Rome or any direct or indirect wholly owned Rome Subsidiary;

(viii) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $2,500,000 or, in the aggregate during any calendar month, are in excess of $7,000,000;

(ix) change its annual Tax accounting period or make or change any material Tax election or settle or compromise any material Tax liability or refund;

(x) (A) pay, discharge, settle or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Rome included in the Available Rome SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness owed to Rome (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) other than as contemplated by the last sentence of Section 5.02(a), waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Rome or any Rome Subsidiary is a party; or

(xi) adopt a plan of complete or partial liquidation of Rome or any material Rome Subsidiary or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization of Rome or any material Rome Subsidiary;

(xii) enter into or otherwise become party to any Contract that contains a material non-competition covenant or similar restriction on the ability of Rome or FME or any of their respective subsidiaries to conduct, from and after the Closing, any of their businesses in any geographical area, except for customary non-competition covenants or similar restrictions included in joint venture agreements entered into by Rome or a Rome Subsidiary consistent with past practice; provided, that Rome shall offer FME a reasonable opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such covenant or similar restriction prior to Rome’s entry into or agreeing to become party to such Contract, and provided further that if FME does not approve any such Contract, Rome may enter into such Contract only if it has a reasonable basis for doing so.

(xiii) settle any litigation commenced after the date hereof against Rome or any of its directors by any stockholder of Rome relating to this Agreement, the Merger, any other transaction contemplated hereby or thereby, without the prior written consent of FME, which consent shall not be unreasonably withheld or delayed; or

(xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b) Conduct of Business of FME AG. Except for matters set forth in the Florence Parties’ Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, FME AG shall not, and shall not permit Florence Parent or any subsidiary of Florence Parent to, do any of the following without the prior written consent of Rome:

(i) acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets if any such acquisition or agreement would have or reasonably be expected to have a Florence Material Adverse Effect; provided that this Section 5.01(b)(i) shall not limit or diminish in any respect the Florence Parties’ obligations under Section 6.03; or

(ii) authorize any of, or commit or agree to take any of, the foregoing actions.
      (c) Other Actions. Except as otherwise permitted by Section 5.02, Rome shall not, and shall not permit any Rome Subsidiary to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied. Except as otherwise permitted by Section 5.02, the Florence Parties shall not, and shall not permit Florence Parent or any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.
      (d) Advice of Changes. Rome shall promptly advise the Florence Parties orally and in writing of any change or event that has or would reasonably be expected to have a Rome Material Adverse Effect. The Florence Parties shall promptly advise Rome orally and in writing of any change or event that has or would reasonably be expected to have a Florence Material Adverse Effect.
      (e) Administration of Consents. Any request for a consent of FME under Section 5.01(a), and any correspondence between the parties with respect to such consents (including the granting or refusal to grant any such consent) shall be made solely by and between the person identified in Section 5.01(e) of the Rome Disclosure Letter, on behalf of Rome and the Rome Subsidiaries, and the person identified in writing by FME on or prior to the date hereof, on behalf of the Florence Parties and their respective subsidiaries.
      (f) Control of Rome’s Business. It is understood and agreed that the Florence Parties and their affiliates do not have the right to control or direct Rome’s operations prior to the Effective Time. Prior to the Effective Time, Rome shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
      Section 5.02.     No Solicitation. (a) Rome hereby represents and warrants to the Florence Parties that as of the date hereof there are no existing discussions or negotiations between Rome and any third party or parties, other than the Florence Parties, relating to any Takeover Proposal (as defined in Section 5.02(e)). Rome shall not, and it shall not authorize or permit any Rome Subsidiary to, and it shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Rome or any Rome Subsidiary to (i) solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that Rome and its Representatives may, in response to a Takeover Proposal that the Rome Board determines, in good faith, could reasonably be expected to lead to a Superior Proposal (as defined in Section 5.02(e)) that was not solicited by Rome and that did not otherwise result from a breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to Rome to the person making such Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (which, for the avoidance of doubt, need not contain any “standstill” or similar covenant) and (y) participate in discussions or negotiations (including solicitation of a revised Takeover Proposal) with such person and its Representatives regarding any Takeover Proposal. In the event that Rome enters into a confidentiality agreement with a person making a Takeover Proposal that does not include a “standstill” provision or contains a “standstill” provision substantially less favorable to Rome than the corresponding provision of the Confidentiality Agreement (as defined in Section 6.02), the applicable Florence Parties and their affiliates shall, without further action by Rome, be released from the “standstill” provision under Section 6 of the Confidentiality Agreement to the extent necessary to render such “standstill” provision of the Confidentiality Agreement no more favorable to Rome than the “standstill”, if any, applicable to the person making such Takeover Proposal.
      (b) Neither the Rome Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Florence Parties), or publicly propose to withdraw (or modify in a manner adverse to the Florence Parties), the adoption, approval, recommendation or declaration of advisability by the Rome Board or any such committee thereof of this Agreement, the Merger or the other Transactions or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Rome or any of the Rome Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Rome Stockholder Approval, the Rome Board (or the applicable committee thereof) may make an Adverse Recommendation Change described in clause (i)(A) above, if the Rome Board (or such committee thereof) determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with applicable law, including its fiduciary duties to the stockholders of Rome (including, but not limited to, the Rome Board’s duties of good faith and candor to the stockholders of Rome); provided, however, that no Adverse

Recommendation Change may be made until the expiration of a three business day period commencing upon the Florence Parties’ receipt of written notice (a “Notice of Adverse Recommendation”) from Rome advising the Florence Parties that the Rome Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that may be the basis of the proposed action by the Rome Board (it being understood and agreed that (x) any amendment to the financial terms or any other material term of any such Superior Proposal or (y) with respect to any previous Adverse Recommendation Change, any material change in the principal rationale stated by the Rome Board for such previous Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Notice of Adverse Recommendation and a new three business day period). In determining whether to make an Adverse Recommendation Change, the Rome Board shall take into account any changes to the financial terms of this Agreement proposed by the Florence Parties in response to a Rome Notice of Adverse Recommendation or otherwise.
      (c) In addition to the obligations of Rome set forth in paragraphs (a) and (b) of this Section 5.02, Rome promptly shall advise the Florence Parties orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry and shall provide the Florence Parties with the material terms and conditions of any proposal that is the basis for a proposed Adverse Recommendation Change or termination of this Agreement by Rome pursuant to Section 8.01(f). Rome shall keep the Florence Parties fully informed of the status of any such Takeover Proposal or inquiry. Rome shall not be required to comply with this Section 5.02(c) in any instance to the extent that the Rome Board determines in good faith, that such compliance would in such instance be a breach of their fiduciary duties.
      (d) Nothing contained in this Section 5.02 shall prohibit Rome from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Rome’s stockholders if, in the good faith judgment of the Rome Board (after consultation with outside counsel), failure so to disclose would be inconsistent with its obligations under applicable Law, including but not limited to the Rome Board’s duty of candor to the stockholders of Rome; provided, however, that in no event shall Rome or the Rome Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b). Any action taken by Rome or the Rome Board in accordance with Section 5.02(d)(i) shall be deemed not to be a withdrawal or modification of the Rome Board’s approval or recommendation of the Merger and this Agreement.
      (e) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer from any person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses of Rome and the Rome Subsidiaries that constitute or represent 15% or more of the total revenue, operating income, earnings before interest, taxes, depreciation and amortization or assets of Rome and the Rome Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of capital stock of Rome.

“Superior Proposal” means any bona fide written offer made by a third party in respect of (i) a transaction that if consummated would result in such third party acquiring, directly or indirectly, 50% or more of the voting power of the outstanding Rome Common Stock or 50% or more of the assets of Rome and the Rome Subsidiaries, taken as a whole, or (ii) a merger between such third party and Rome, in either case providing for consideration to Rome’s stockholders consisting of cash and/or securities (it being understood that securities retained by Rome’s stockholders be included for purposes of this determination), which transaction the Rome Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the holders of Rome Common Stock from a financial point of view than the Transactions (taking into account all the terms and conditions of such Takeover

Proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Florence Parties in response to such offer or otherwise), the form of consideration offered, the person making the offer, breakup fees and expense reimbursement provisions as well as other financial factors deemed relevant by the Rome Board) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Takeover Proposal.

ARTICLE VI
Additional Agreements
      Section 6.01.     Preparation of Proxy Statement; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Rome shall, with FME’s cooperation, prepare and file with the SEC the Proxy Statement in preliminary form. Rome shall, with FME’s cooperation, use its best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Rome shall, as soon as practicable following the filing of the Proxy Statement with the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “Rome Stockholders Meeting”) for the purpose of seeking the Rome Stockholders Approval, regardless of whether an Adverse Recommendation Change has occurred at any time after the date of this Agreement, and use its best efforts to cause the Proxy Statement to be mailed to Rome’s stockholders as promptly as practicable after filing with the SEC. Rome shall notify FME promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply FME with copies of all correspondence between Rome or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger, or any of the other Transactions. Prior to filing or mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, Rome shall (i) provide FME an opportunity to review and comment in writing on such document or response and (ii) give reasonable consideration to all written comments proposed by FME.
      (b) If prior to the receipt of the Rome Stockholder Approval, any event occurs with respect to Rome or any Rome Subsidiary, or any change occurs with respect to other information supplied by Rome for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Rome shall promptly notify the Florence Parties of such event, and Rome and FME shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Rome’s stockholders.
      (c) If prior to the receipt of the Rome Stockholder Approval, any event occurs with respect to any Florence Party or any of their respective subsidiaries, or any change occurs with respect to other information supplied by the Florence Parties for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Florence Parties shall promptly notify Rome of such event, and Rome and FME shall cooperate in the prompt filing with the SEC, of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Rome’s stockholders.
      (d) Rome shall, through the Rome Board, recommend to its stockholders that they give the Rome Stockholder Approval, except to the extent that the Rome Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02. Without limiting the generality of the foregoing, Rome agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Rome of any Takeover Proposal.
      (e) The Florence Parties shall cause all shares of Rome Common Stock owned by Florence Parent, FME AG, FME or any other subsidiary of Florence Parent to be voted in favor of the adoption of this Agreement.

      Section 6.02.     Access to Information; Confidentiality. Rome shall, and shall cause the Rome Subsidiaries to, afford to the Florence Parties and the Representatives of the Florence Parties, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, assets, books, contracts, commitments, personnel and records. During such period, Rome shall, and shall cause the Rome Subsidiaries to, furnish promptly to the Florence Parties, (a) a copy of each report, schedule, form, registration statement and other document filed by it during such period pursuant to the requirements of federal, state or foreign securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. For the purposes of this Section 6.02, all communications, including requests for information or access, pursuant to this Section 6.02, shall only be made by and between a representative of each of FME, on the one hand, and of Rome, on the other hand, which representative (a) shall initially be the person identified on Section 6.02 of the Florence Parties’ Disclosure Letter for FME and the person identified on Section 6.02 of the Rome Disclosure Letter for Rome and (b) may be replaced with a substitute representative by either party from time to time upon reasonable written notice to the other party. Notwithstanding the foregoing, Rome may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Rome’s counsel, might reasonably result in antitrust difficulties for such party (or any of its affiliates). If any material is withheld by Rome pursuant to the proviso to the preceding sentence, Rome shall inform the Florence Parties as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated March 14, 2005, between Rome and FME (the “Confidentiality Agreement”).
      Section 6.03.     Standard of Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall, subject to Section 6.01(a) above, and Sections 6.03(b) and 6.03(c) below, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, (i) Rome and the Rome Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any Transaction or this Agreement, and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions, and (ii) Rome and the Rome Board shall cooperate with the Florence Parties in the arrangements for obtaining the Financing and the Florence Parties shall keep Rome and the Rome Board informed about the status of the Financing, including providing prompt notice to Rome of any material developments with respect thereto. Notwithstanding the foregoing, Rome and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.
      (b) In furtherance and not in limitation of the other provisions of this Section 6.03, each of the Florence Parties and Rome agrees to make, and the Florence Parties agree to cause Florence Parent to make, an appropriate filing of a notification and report form pursuant to the HSR Act (and to make such other filings as are required under laws in foreign jurisdictions governing antitrust or merger control matters (together with the HSR Act, “Antitrust Laws”)) with respect to the Merger and the Transactions as promptly as practicable after the date of this Agreement but in any event not later than fifteen (15) business days after the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws. Each of the Florence Parties and Rome will use its best efforts to cause, and the Florence Parties shall cause Florence Parent to use its best efforts to cause, the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under Antitrust Laws as soon as practicable. The parties hereto agree not to extend, and the Florence Parties shall cause Florence Parent not to extend, directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger and the Transactions, except with the prior written consent of the other parties hereto. Each of the Florence Parties and Rome will, and the Florence Parties will cause Florence Parent to, (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions contemplated by this Agreement as violative of any Antitrust Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other Transactions, each of the Florence Parties shall, and shall cause Florence Parent to, use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of the Florence Parties, Florence Parent, or their respective subsidiaries, or after the Closing, Rome or the Rome Subsidiaries, or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and shall, and shall cause Florence Parent to, use its best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions. Rome will cooperate with the Florence Parties in all respects in the Florence Parties’ or Florence Parent’s implementation of any of the measures described in the preceding sentence that is undertaken in order to permit consummation of the Merger or the Transactions (including entering into agreements or taking such other actions prior to the Closing as the Florence Parties reasonably request to dispose of assets of Rome and the Rome Subsidiaries; provided, that neither Rome nor any Rome Subsidiary shall be required pursuant to this Section 6.03 to complete any disposition of the assets of Rome or a Rome Subsidiary prior to the Closing or enter into any agreement or other arrangement for a disposition of any assets of Rome or a Rome Subsidiary that does not expressly provide that Rome’s obligation to complete such disposition is subject to the prior or simultaneous occurrence of the Closing).
      (c) In furtherance and not in limitation of the other provisions of this Section 6.03, the Florence Parties shall use their best efforts to (i) enter into definitive agreements with respect to, and to obtain funding under, the Financing provided for in the Commitment Letter and (ii) subject to Rome’s obligations under the last sentence of this Section 6.03(c), take any and all actions necessary to satisfy the conditions precedent set forth in such definitive agreements. In the event that any portion of such Financing becomes unavailable, in the manner or from the sources originally contemplated, the Florence Parties shall use their best efforts to obtain any such portion on substantially comparable terms to the Financing provided for in the Commitment Letter from alternative sources. In the event that any portion of the Financing becomes unavailable on terms substantially comparable to the Financing provided for in the Commitment Letter, despite the Florence Parties use of their best efforts pursuant to the preceding sentence, then the Florence Parties shall use their reasonable best efforts to obtain any such portion on such other terms as are available from alternative sources. Rome shall use its best efforts (provided that the effectiveness of any actions taken pursuant to this sentence shall be expressly conditioned on consummation of the Merger) to (i) take actions reasonably requested in writing by the Florence Parties that are necessary to facilitate the Financing, including actions with respect to Rome’s Credit Agreement, dated as of February 10, 2004, among the parties named therein and (ii) to satisfy the conditions precedent in the Commitment Letter to the extent such conditions relate to Rome or are within the control of Rome; provided that in connection with any effort by the Florence Parties to obtain financing from alternative sources as contemplated by the immediately preceding sentence, Rome shall be required, consistent with the Florence Parties obligations, to use its reasonable best efforts.
      (d) Rome shall give prompt notice to the Florence Parties, and the Florence Parties shall give prompt notice to Rome, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
      Section 6.04.     Stock Options. (a) Prior to the Effective Time, the Rome Board (or, if appropriate, any committee administering the Rome Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Rome Stock Options to provide that (i) each Rome Stock Option shall be vested and exercisable effective immediately prior to the Effective Time, and (ii) each Rome Stock Option that is not exercised prior to the Effective Time will be canceled as of the Effective Time and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (x) the number of shares of Rome Stock for which such Rome Stock Option shall not theretofore have been exercised and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Rome Stock Option.
      (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.
      (c) Within seven (7) calendar days after the date of this Agreement, the Rome Board of Directors (or, if appropriate, any committee administering the Rome ESPP), shall adopt such resolutions or take such other actions as may be required to provide that (i) no offering period shall be commenced after the date of this Agreement, (ii) each participant’s outstanding right to purchase shares of Rome Common Stock under the Rome ESPP shall terminate as soon as practicable following the date of this Agreement (but in no event later than the last day of each applicable payroll period that includes the date of this Agreement), provided that all amounts allocated to each participant’s account under the Rome ESPP as of such date shall thereupon be used to purchase from Rome whole shares of Rome Common Stock at the applicable price determined under the terms of the Rome ESPP for then outstanding offering period and (iii) the Rome ESPP shall terminate immediately following such purchases of Rome Common Stock.
      (d) The Rome Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of Rome or any interest in respect of any capital stock of Rome shall be deleted as of the Effective Time, and Rome shall ensure that following the Effective Time no holder of a Rome Stock Option or any participant in any Rome Stock Plan or other Rome Benefit Plan shall have any right thereunder to acquire any capital stock of Rome or the Surviving Corporation.
      (e) In this Agreement:

“Rome Non-Plan Stock Option” means any option to purchase Rome Common Stock granted by Rome (other than any Rome Plan Stock Option).

“Rome Plan Stock Option” means any option to purchase Rome Common Stock granted under any Rome Stock Plan (excluding rights under the ESPP).

“Rome Stock Option” means any Rome Non-Plan Stock Option or Rome Plan Stock Option.

“Rome Stock Plans” means Rome’s Amended and Restated 1999 Long-Term Incentive Plan, 2004 Stock and Incentive Compensation Plan, Fourth Amended and Restated 1996 Stock Incentive Plan, the 1996 Stock Option Plan for Outside Directors, the Employee Stock Purchase Plan, as amended and restated effective July 1, 1997 (the “Rome ESPP”), the 1995 Equity Compensation Plan and the RDM Plan.
      Section 6.05.     Benefit Plans. (a) For purposes hereof, “Rome Employees” shall mean those individuals who are common law employees of Rome and the Rome Subsidiaries (including those employees who are on vacation, disability or maternity leave, or other leave of absence) as of the Effective Time.
      (b) Subject to applicable Law, the Florence Parties shall, and shall cause the Surviving Corporation to, give the Rome Employees full credit, for all purposes, under any employee benefit plans or arrangements maintained by the Florence Parties’ business in the United States, the Surviving Corporation and their respective subsidiaries for the Rome Employees’ service with Rome and the Rome Subsidiaries to the same extent recognized by Rome and the Rome Subsidiaries immediately prior to the Effective Time, except for purposes of (i) benefit accrual under defined benefit pension plans both (A) in which the Rome Employees do not participate immediately prior to the Effective Time and (B) to which no liabilities with respect to the Rome Employees are transferred from any defined benefit pension plans in which Rome Employees do participate immediately prior to the Effective Time and (ii) eligibility for benefits under post-retirement health and life insurance plans in which Rome Employees do not participate immediately prior to the Effective Time. The Florence Parties, jointly and severally, represent and warrant to Rome that the Florence Parties’ do not currently maintain any post-retirement health or life insurance plans for the benefit of the Florence Parties’ employees in the United States.
      (c) Subject to applicable Law, the Florence Parties shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods applicable to the Rome Employees and, to the extent applicable, any retired employees of Rome or the Rome Subsidiaries (each a “Retired Employee”) under any welfare benefit plans in which such employees may be eligible to participate from and after the Effective Time, except to the extent that such waiting periods, pre-existing condition limitations, exclusions and actively-at-work requirements would have been applicable under the comparable Rome welfare benefit plan immediately prior to the Effective Time and (ii) provide each Rome Employee (and each Retired Employee) with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements in the calendar year in which the Effective Time occurs, under any welfare plans in which such Rome Employee (and each Retired Employee) is eligible to participate after the Effective Time.
      (d) Subject to applicable Law, for a period of two years immediately following the Effective Time, the Florence Parties shall, or shall cause the Surviving Corporation to, provide to each of the Rome Employees (who are not members of Rome’s senior management listed in Section 6.05(d) of the Rome Disclosure Letter (“Rome Senior Management”)) employee benefits (including health, welfare, pension, vacation, savings and severance) that are no less favorable in the aggregate than those provided to the

Rome Employees (who are not Rome Senior Management) immediately prior to the Effective Time. Notwithstanding any provision to the contrary, following the Effective Time, there shall be no obligation to provide Rome Employees with awards of capital stock of any entity or awards of options or other rights of any kind to acquire capital stock of any entity; provided, however, the Florence Parties may, in their discretion, offer such awards on a basis that is consistent with such awards available to employees of the Florence Parties principally employed in the United States who are not members of the Florence Parties’ senior management listed in Section 6.05(d) of the Florence Parties’ Disclosure Letter; provided, that Rome Senior Management shall be entitled to participate in any plans or arrangements made available the Rome Employees generally. Notwithstanding any provision herein to the contrary, none of the Florence Parties, the Surviving Corporation or any of their affiliates shall have any obligation to continue to employ any Rome Employees other than on an “at will” basis except as otherwise may be required under any employment agreements. Additionally, notwithstanding any provision herein to the contrary, none of the Florence Parties, the Surviving Corporation, any affiliates, or any successors shall have any obligation to make provision for any benefits for any period of time with respect to any Rome Employees of any entities that have been divested in any manner from the Florence Parties, the Surviving Corporation, any affiliates, or any successors following the date of such divestiture.
      (e) Notwithstanding anything herein to the contrary, prior to the Effective Time, the Rome Board or, if appropriate, any committee thereof administering the applicable plan, policy or program shall adopt such resolutions or take such other actions as may be required to (i) terminate accruals under the Rome Supplemental Executive Retirement Plan (the “SERP”) immediately prior to the day on which the Effective Time occurs so that the benefits for any participant in the SERP are determined without regard to any period of employment after the earlier of the Effective Time or the date of the participant’s actual termination of employment; and (ii) terminate any and all unwritten severance, deferred compensation or termination plans, policies or programs immediately prior to the day on which the Effective Time occurs, and to notify the employees prior to the Effective Time who are covered by such plans, policies and programs that they will terminate as of the Effective Time. FME shall honor and continue or cause to be honored and continued the Renal Care Group, Inc. 401(k) Employer Retirement Plan that is intended to be tax qualified through the end of the “transition period” described in Code Section 410(b)(6)(C)(ii) and FME shall honor any and all employment agreements listed in the Rome Disclosure Letter after the Effective Time in accordance with their terms.
      Section 6.06.     Indemnification. (a) FME shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all Rome’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of Rome for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Rome exist on the date of this Agreement, whether pursuant to the Rome Charter, the Rome By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Rome Charter, the Rome By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.
      (b) For a period of six years after the Effective Time, FME shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Rome (provided that FME may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that in no event shall FME be required to maintain such current policies if it is required to pay aggregate annual premiums for insurance under this Section 6.06(b) in excess of 225% of the amount of the aggregate premiums paid by Rome for the year from March 1, 2004 through February 28, 2005 for such purpose. Rome hereby represents and warrants that the premiums for such insurance for the year from March 1, 2004 through February 28, 2005 were $1,322,181. In the event that FME is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage FME is reasonably able to obtain for such 225% amount.

      (c) From and after the Effective Time, to the fullest extent permitted by Law, the Florence Parties shall, jointly and severally, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Rome and the Rome Subsidiaries and any employee of Rome or any Rome Subsidiary who, as of the date of this Agreement, acts as a fiduciary under any Rome Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of Rome or any of its subsidiaries, including in respect to this Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws and provided, further, that no Florence Party shall have any liability pursuant to this Section 6.06(c) with respect to any claims that are solely for money damages and as to which the Florence Parties have acknowledged in writing their indemnification obligations hereunder that are settled by the applicable Indemnified Party without the consent of FME, not to be unreasonably withheld or delayed.
      Section 6.07.     Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
      (b) Rome shall pay to FME a fee of $96,250,000 if: (i) the Florence Parties terminate this Agreement pursuant to Section 8.01(e); (ii) Rome terminates this Agreement pursuant to Section 8.01(f); or (iii) (A) after the date of this Agreement and prior to a duly held meeting to obtain the Rome Stockholder Approval, any person makes a Takeover Proposal (which has not been withdrawn), (B) this Agreement is terminated (x) pursuant to Section 8.01(b)(iii) as a result of the failure to obtain the Rome Stockholder Approval at such meeting, or (y) pursuant to Section 8.01(c) as a result of (I) a material breach by Rome of a covenant contained in this Agreement, (II) a material breach by Rome as of the date of this Agreement of a representation or warranty contained in this Agreement or (III) a wilful material breach by Rome after the date of this Agreement of a representation or warranty contained in this Agreement and required by Section 7.02(a) to be true and correct as of the Closing Date and (C) within one year of such termination Rome enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Takeover Proposal.
      (c) Any fee due under Section 6.07(b) shall be paid by wire transfer of same-day funds: (i) on the date of termination of this Agreement, in the case of Section 6.07(b)(i) or 6.07(b)(ii) and (ii) on the date of execution of such definitive agreement or, if earlier, consummation of such transactions, in the case of Section 6.07(b)(iii). Rome hereby acknowledges that the agreements contained in this Section 6.07 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FME would not have entered into this Agreement; accordingly, if Rome fails to pay to FME the full amount provided for in Section 6.07(b) promptly following such payment becoming due pursuant to this Section 6.07(c), Rome shall (i) pay to FME interest on such unpaid amount at the prime rate published in the Wall Street Journal Table of Money Rates on the date such payment was required to be made during the period from and including the date payment of such amount was due up to, but excluding, the actual date of payment and (ii) reimburse FME for any out of pocket expenses (including the reasonable fees of counsel) incurred by FME in connection with FME’s enforcement of its rights under this Section 6.07.
      Section 6.08.     Public Announcements. The Florence Parties, on the one hand, and Rome, on the other hand, shall consult with each other (and the Florence Parties shall cause Florence Parent to consult with Rome) before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing requirement of any national securities exchange on which such party’s securities are listed.
      Section 6.09.     Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either FME or the Surviving Corporation, and Rome shall cooperate with the Florence Parties in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
      Section 6.10.     Rights Agreements. The Rome Board shall take all action necessary in order to render the Rome Rights inapplicable to the Merger and the other Transactions.
      Section 6.11.     Florence Parties’ Acknowledgement. For the avoidance of doubt, the Florence Parties acknowledge and agree that each of them is jointly and severally liable to Rome for any failure of Florence Parent to take any action or omit to take any action which the Florence Parties are required to cause Florence Parent to take or omit to take pursuant to this Agreement, including without limitation under Section 6.03 of this Agreement, to the same extent Florence Parent would be liable to Rome if Florence Parent, itself, were a party to this Agreement and had so breached this Agreement.
ARTICLE VII
Conditions Precedent
      Section 7.01.     Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Rome shall have obtained the Rome Stockholder Approval.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary retraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.
      Section 7.02.     Conditions to Obligations of the Florence Parties. The obligations of the Florence Parties to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Rome contained in Sections 3.06(d), 3.12 and 3.20 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of Rome in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than in the case of this clause (ii) such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rome Material Adverse Effect. FME shall have received a certificate signed on behalf of Rome by the chief executive officer and the chief financial officer of Rome to such effect. For purposes of determining the satisfaction of clause (i) or clause (ii) of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing and for purposes of determining the satisfaction of clause (ii) of this condition, the applicable representations and warranties of Rome shall be deemed not qualified by any references therein to a Rome Material Adverse Effect or to materiality generally.

(b) Performance of Obligations of Rome. Rome shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Florence Parties shall have received a certificate signed on behalf of Rome by the chief executive officer and the chief financial officer of Rome to such effect.

(c) Absence of Rome Material Adverse Effect. Except as disclosed in the Available Rome SEC Documents or in the Rome Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Rome Material Adverse Effect.

(d) Conditions to Financing. As of the Closing Date, the conditions precedent to the initial funding of the financing commitments contained in clauses (i) (to the extent requiring the delivery of releases of Liens encumbering the assets of Rome and the Rome Subsidiaries) and (vi) (to the extent requiring the delivery of financial statements of Rome and the Rome Subsidiaries) under the heading “Conditions Precedent to All Borrowings” in the Summary of Terms and Conditions attached to the Commitment Letter shall have been satisfied or waived in writing by the lenders providing such commitments.

      Section 7.03.     Conditions to Obligations of Rome. The obligations of Rome to effect the Merger are further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Florence Parties contained in Section 4.04 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of the Florence Parties in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than in the case of this clause (ii) such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Florence Material Adverse Effect. Rome shall have received a certificate signed on behalf of each Florence Party other than Sub by the chief executive officer and the chief financial officer of such Florence Party to such effect. For purposes of determining the satisfaction of clause (i) or clause (ii) of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing and for purposes of determining the satisfaction of clause (ii) of this condition, the applicable representations and warranties of the Florence Parties shall be deemed not qualified by any references therein to Florence Material Adverse Effect or to materiality generally.

(b) Performance of Obligations of the Florence Parties. The Florence Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Rome shall have received a certificate signed on behalf of each Florence Party by the chief executive officer and the chief financial officer of FME to such effect.

ARTICLE VIII
Termination, Amendment and Waiver
      Section 8.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Rome Stockholder Approval:

(a) by mutual written consent of the Florence Parties and Rome;

(b) by either the Florence Parties or Rome:

(i) if the Merger is not consummated on or before March 31, 2006 (the “Outside Date”); provided, however (A) that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of this Agreement has been the primary reason the Merger has not been consummated by such date and (B) that neither the Florence Parties nor Rome may terminate pursuant to this Clause (b)(i) if on such date all conditions in Article VII shall have been satisfied;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used those efforts required hereunder to resist, lift or resolve, as applicable, such action; or

(iii) if, upon a vote at a duly held meeting to obtain the Rome Stockholder Approval, the Rome Stockholder Approval is not obtained; provided, however, that this Agreement may not be terminated by the Florence Parties pursuant to this clause (iii) if the Florence Parties are in breach of Section 6.01(e);

(c) by the Florence Parties, if Rome breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Rome of such breach (provided that the Florence Parties are not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Rome, if the Florence Parties breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Florence Parties of such breach (provided that Rome is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(e) by the Florence Parties in the event of an Adverse Recommendation Change; provided, that the Florence Parties may not exercise their termination right pursuant to this Section 8.01(e) at any time after the Rome Stockholder Approval is obtained;

(f) by Rome if (i) the Rome Board has received a Superior Proposal, (ii) Rome has notified the Florence Parties in writing that it is prepared to accept such Superior Proposal, (iii) at least three business days after receipt by the Florence Parties of the notice referred to in clause (ii) above, and taking into account any revised proposal made by the Florence Parties since receipt of the notice referred to in clause (ii) above, such Superior Proposal remains a Superior Proposal, (iv) Rome is in compliance with Sections 5.02 and 6.07, and (vi) the Rome Board concurrently approves, and Rome concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

(g) by the Florence Parties if, except as disclosed in the Available Rome SEC Documents or in the Rome Disclosure Letter, since the date of this Agreement, there shall have been any event,

change or development that individually or in the aggregate has had or would be reasonably be expected to have a Rome Material Adverse Effect.

      Section 8.02.     Effect of Termination. In the event of termination of this Agreement by either Rome or the Florence Parties as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Florence Parties, or Rome, other than Section 3.18, Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.
      Section 8.03.     Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Rome Stockholder Approval; provided, however, that (i) after receipt of the Rome Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Rome without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time, and (iii) except as provided above, no amendment of this Agreement by Rome shall require the approval of the stockholders of Rome. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      Section 8.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by Rome shall require the approval of the stockholders of Rome Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
General Provisions
      Section 9.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally, (b) one business day after being sent by overnight courier (providing proof of delivery) to the parties or (c) on the third business day following the date of dispatch if delivered by registered or certified mail, return receipt requested, postage prepaid at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) if to the Florence Parties, to

Fresenius Medical Care AG
Else-Kröner-Strasse 1
61346 Bad Homburg v.d.H.
Telecopy: +49 (6172) 609-2422

Attention: Dr. Rainer Runte

Fresenius Medical Care Holdings, Inc.
Corporate Headquarters
95 Hayden Avenue
Lexington, MA 02420-9192
Telecopy: +1 (781) 402-9004

Attention: Ronald J. Kuerbitz

with a copy to:

Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606
Telecopy: (312) 876-7934

Attention: Michael M. Froy, Esq.
Marvin A. Artis, Esq.

      (b) if to Rome, to

Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, TN 37203

Attention: Gary Brukardt

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy: (212) 474-3700

Attention: Thomas E. Dunn, Esq.
      Section 9.03.     Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are authorized or required by Law or executive order to close.

“knowledge of Rome” or similar terms used in this Agreement mean, as of a particular date of determination, the actual knowledge as of such date of the persons listed Section 9.03 of the Rome Disclosure Letter.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity.

A “subsidiary” of any person means another person of which such first person, (i) directly or indirectly owns an amount of the voting securities, other voting ownership or voting partnership interests having voting power under ordinary circumstances sufficient to elect at least 50% of its board of directors or other governing body or (ii) owns directly or indirectly 50% or more of its equity interests or (ii) of which such first person is a general partner.

      Section 9.04.     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Except where the context otherwise requires, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
      Section 9.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 9.06.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 9.07.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Rome Disclosure Letter and the Florence Parties Disclosure Letter), taken together with the Confidentiality Agreement and the letter agreement dated the date hereof among Florence Parent, FME AG, FME and Rome, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.
      Section 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 9.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 9.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any other Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement, the Merger or any other

Transaction in any court other than any federal court sitting in the State of Delaware or the Court of Chancery of the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, the Merger or any other Transaction.
      Section 9.11.     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      IN WITNESS WHEREOF, FME AG, FME, Sub and Rome have duly executed this Agreement, all as of the date first written above.

FRESENIUS MEDICAL CARE AG,

by	/s/ Lawrence A. Rosen

Name: Lawrence A. Rosen

Title:	Chief Financial Officer and Member of Management Board

by	/s/ Dr. Rainer Runte

Name: Dr. Rainer Runte

Title:	Member of Management Board

FRESENIUS MEDICAL CARE HOLDINGS, INC.,

by	/s/ Rice Powell

Name: Rice Powell

Title:	Co-Chief Executive Officer

FLORENCE ACQUISITION, INC.,

by	/s/ Mats Wahlstrom

Name: Mats Wahlstrom

Title:	Co-Chief Executive Officer

RENAL CARE GROUP, INC.

by	/s/ Gary A. Brukardt

Name: Gary A. Brukardt

Title:	President & Chief Executive Officer

APPENDIX B
Opinion of Morgan Stanley & Co. Incorporated, dated May 3, 2005
May 3, 2005
Board of Directors
Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, TN 37203
Members of the Board:
      We understand that Renal Care Group, Inc. (“Renal Care” or the “Company”), Fresenius AG (“Parent”), Fresenius Medical Care AG, a majority owned subsidiary of Parent (“FME AG”), Fresenius Medical Care Holdings, Inc., a subsidiary of FME AG (“FME”) and Fresenius Sub, a wholly owned subsidiary of FME (“Acquisition Sub”), propose to enter into an Agreement, substantially in the form of the draft dated April 28, 2005 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into Renal Care. Pursuant to the Merger, Renal Care will become a wholly owned subsidiary of FME, and each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of Renal Care, other than shares held in treasury or held by FME or Acquisition Sub or as to which dissenters’ rights have been perfected, will be converted into the right to receive $48.00 in cash. The terms and conditions of the Merger are more fully set forth in the Agreement.
      You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
      For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company and FME AG, respectively;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company;

v) reviewed the pro forma impact of the Merger on FME AG’s earnings per share, consolidated capitalization and financial ratios;

vi) reviewed the reported prices and trading activity for the Company Common Stock;

vii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies, including FME AG, and their securities;

viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix) discussed the information relating to strategic, financial and operational benefits anticipated from the Merger and the strategic rationale for the Merger, with senior management of the Company;

x) participated in discussions and negotiations among representatives of the Company, FME AG, FME and Parent and their financial and legal advisors;

xi) reviewed the Agreement and certain related documents;

xii) reviewed the commitment letter dated April 29, 2005 from Bank of America, N.A., Banc of America Securities, LLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (the “Commitment Letter”); and

xiii) performed such other analyses and considered such other factors as we have deemed appropriate.
      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections and other financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. With respect to the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and FME AG. We have not been provided with internal financial information or projections of FME AG. As a result, for purposes of our analysis, we have relied on publicly available estimates by research analysts who report on FME AG. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the financing for the Merger will be accomplished pursuant to the terms of the Commitment Letter, without material modification or waiver and will be sufficient to consummate the Merger. In addition, we are not legal, tax or regulatory experts and as a result, we have relied upon, without any independent verification, the assessment of Renal Care’s legal, tax and regulatory advisors with respect to such issues related to the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or FME AG, nor have we been furnished with such appraisals. Our opinion is necessarily based on financial, economic, market, regulatory, reimbursement environment and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, nor did we negotiate with any parties, other than FME, FME AG and Parent, which may have expressed interest in the possible acquisition of, or combination with, the Company. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financing services for the Company, and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company, FME, FME AG or Parent for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans.
      It is understood that this opinion is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by the Company in respect of the Merger with the U.S. Securities and Exchange Commission if such inclusion is required by applicable law or in any proxy or other materials distributed to the Company’s stockholders. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.
      Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

APPENDIX C
SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
§ 262. Appraisal Rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

RENAL CARE GROUP, INC.
PROXY
     The undersigned, revoking all prior proxies, hereby appoints Gary A. Brukardt and David M. Dill, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Shareholders of Renal Care Group, Inc. (the “Company”) to be held on Wednesday, August 24, 2005 at 9:00 a.m. local time at the Nashville Marriott at Vanderbilt University, 2555 West End Avenue, Nashville, Tennessee 37203, or at any adjournment or postponement thereof all shares of the undersigned in the Company. The proxies are directed to vote as follows:

1.	Proposal to adopt the Agreement, dated as of May 3, 2005, by and among Fresenius Medical Care AG, Fresenius Medical Care Holdings, Inc., Florence Acquisition, Inc. and the Company under which Florence Acquisition, Inc. would be merged with and into the Company.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN

2.	To grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
     This proxy is solicited on behalf of the Company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the directions given. The Board of Directors recommends a vote FOR the proposal.
     Unless contrary directions are given, the shares will be voted FOR proposals 1 and 2 and on any other business that may properly come before the meeting or any adjournment or postponement thereof in accordance with the recommendations of management.
(See reverse side)

(Continued from other side)
     Receipt is acknowledged of the Notice of Special Meeting and the Proxy Statement relating to this meeting.

Dated:	, 2005

Signature

Signature (if held jointly)

IMPORTANT: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

☐	Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.